Exhibit 99.1
NEWMONT MINING CORPORATION
ITEM 6. SELECTED FINANCIAL DATA (dollars in millions, except per share)

	Years Ended December 31,
	2008	2007	2006	2005	2004
Revenues	$6,124	$5,465	$4,805	$4,221	$4,212
Income (loss) from continuing operations	$1,147	$(580)	$900	$647	$754
Net income (loss)	$1,160	$(1,485)	$1,154	$702	$778
Net income (loss) attributable to Newmont stockholders (1)(2)	$831	$(1,895)	$791	$322	$443
Income (loss) per common share attributable to Newmont stockholders:
Basic:
Continuing operations	$1.80	$(2.18)	$1.20	$0.60	$0.95
Discontinued operations	0.03	(2.01)	0.56	0.12	0.16
Cumulative effect of a change in accounting principle	—	—	—	—	(0.11)

	$1.83	$(4.19)	$1.76	$0.72	$1.00

Diluted:
Continuing operations	$1.80	$(2.18)	$1.19	$0.60	$0.94
Discontinued operations	0.03	(2.01)	0.56	0.12	0.16
Cumulative effect of a change in accounting principle	—	—	—	—	(0.11)

	$1.83	$(4.19)	$1.75	$0.72	$0.99

Dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.30

	At December 31,
	2008	2007	2006	2005	2004
Total assets	$15,727	$15,474	$15,601	$13,992	$12,776
Long-term debt, including current portion	$3,237	$2,597	$1,911	$1,918	$1,590
Total Newmont stockholders’ equity	$7,291	$7,759	$9,337	$8,376	$7,938

(1)	Net income (loss) attributable to Newmont stockholders includes the cumulative effect of a change in accounting principle related to the consolidation of Batu Hijau of $47 ($0.11 per share, basic) net of tax in 2004.

(2)	Net income (loss) attributable to Newmont stockholders includes income (loss) from discontinued operations for Kori Kollo, Merchant Banking, Pajingo, Zarafshan, Holloway and Golden Grove of $15 ($0.03 per share, basic), ($907) ($2.01 per share, basic), $251 ($0.56 per share, basic), $53 ($0.12 per share, basic) and $71 ($0.16 per share, basic) net of tax in 2008, 2007, 2006, 2005 and 2004, respectively.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS (dollars in millions, except per share, per ounce and per pound amounts)
The following discussion provides information that management believes is relevant to an assessment and understanding of the consolidated financial condition and results of operations of Newmont Mining Corporation and its subsidiaries (collectively, “Newmont,” the “Company,” “our” and “we”). References to “A$” refer to Australian currency, “C$” to Canadian currency, “NZ$” to New Zealand currency, “IDR” to Indonesian currency and “$” to United States currency.
This discussion addresses matters we consider important for an understanding of our financial condition and results of operations at and for the three years ended December 31, 2008, as well as our future results. It consists of the following subsections:
•	“Overview,” which provides a brief summary of our consolidated results and financial position and the primary factors affecting those results, as well as a summary of our expectations for 2009;
•	“Accounting Developments,” which provides a discussion of recent changes to our accounting policies that have affected our consolidated results and financial position;
•	“Critical Accounting Policies,” which provides an analysis of the accounting policies we consider critical because of their effect on the reported amounts of assets, liabilities, income and/or expenses in our consolidated financial statements and/or because they require difficult, subjective or complex judgments by our management;

NEWMONT MINING CORPORATION
•	“Consolidated Financial Results,” which includes a discussion of our consolidated financial results for the last three years;
•	“Results of Consolidated Operations,” which sets forth an analysis of the operating results for the last three years;
•	“Recently Issued Accounting Pronouncements,” which summarizes recently published authoritative accounting guidance, how it might apply to us and how it might affect our future results; and
•	“Liquidity and Capital Resources,” which contains a discussion of our cash flows and liquidity, investing activities and financing activities, contractual obligations and off-balance sheet arrangements.
This item should be read in conjunction with our consolidated financial statements and the notes thereto included in this annual report.
Overview
Newmont is one of the world’s largest gold producers and is the only gold company included in the S&P 500 Index and Fortune 500, and was the first gold company included in the Dow Jones Sustainability Index-World. We are also engaged in the exploration for and acquisition of gold properties. We have significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico.
We face key risks associated with our business. One of the most significant risks is fluctuation in the prices of gold and copper, which are affected by numerous factors beyond our control. Other challenges we face include capital and production cost increases and social, political and environmental issues. Operating costs at our mines are subject to variation due to a number of factors, such as changing commodity prices, ore grades, metallurgy, revisions to mine plans and changes in accounting principles. At foreign locations, operating costs are also influenced by currency fluctuations that may affect our U.S. dollar operating costs. In addition, we must continually replace reserves depleted through production by expanding known ore bodies, by acquisition or by locating new deposits in order to offset the organic decline in production levels which occurs over the long term.
Summary of Consolidated Financial and Operating Performance
The table below highlights key financial and operating results:

	Years Ended December 31,
	2008	2007	2006
Revenues	$6,124	$5,465	$4,805
Income (loss) from continuing operations	$1,147	$(580)	$900
Net income (loss)	$1,160	$(1,485)	$1,154
Net income attributable to Newmont stockholders	$831	$(1,895)	$791
Per common share, basic
Income (loss) from continuing operations attributable to Newmont stockholders	$1.80	$(2.18)	$1.20
Net income (loss) attributable to Newmont stockholders	$1.83	$(4.19)	$1.75
Consolidated gold ounces sold (thousands)(1)	6,170	6,097	7,057
Consolidated copper pounds sold (millions)	290	428	435
Average price received, net(2)
Gold (per ounce)	$874	$697	$594
Copper (per pound)	$2.59	$2.86	$1.54
Costs applicable to sales(3)
Gold (per ounce)	$436	$390	$290
Copper (per pound)	$1.38	$1.05	$0.67

(1)	Includes incremental start-up ounces of 20, 6 and 100 in 2008, 2007 and 2006, respectively. Incremental start-up includes the removal and production of de minimis saleable materials during development and is recorded as Other income, net of incremental mining and processing costs.

(2)	After treatment and refining charges and excluding settlement of price-capped forward sales contracts.

(3)	Excludes Amortization, Accretion, the 2007 Loss on settlement of price-capped forward sales contracts and the 2007 Midas redevelopment.

NEWMONT MINING CORPORATION
Consolidated Financial Performance
Gold revenues increased in 2008 compared to 2007 primarily due to an increase in the average realized price and an increase in consolidated gold ounces sold. Gold sales increased to 6.2 million ounces in 2008 from 6.1 million ounces in 2007, primarily due to higher production at Yanacocha, Ahafo and Australia/New Zealand, partially offset by lower production at Batu Hijau and Nevada. Copper revenues decreased in 2008 from 2007 due to lower throughput, grade and recovery at Batu Hijau and a decrease in the average realized price (see Results of Consolidated Operations below).
The gold price increases over the last three years were partially offset by lower production and higher production costs as we have seen significant increases in the costs of labor, fuel, power and other bulk consumables. In addition, our 2008 financial and operating results were impacted by the following:
•	Reclamation and remediation costs ($101, primarily at former mining operations);
•	Advanced projects, research and development expense ($166, primarily at our Fort a la Corne JV diamond, Hope Bay, Euronimba and Ghana investments);
•	Losses on write-down of marketable equity securities and other assets ($251, as the credit crisis affected the market for junior mining companies);
•	Write-down of property, plant and mine development ($137, primarily related to assets in Canada, Indonesia and Nevada); and
•	Tax planning and restructuring ($159).
Liquidity
Our financial position was as follows:

	December 31,
	2008	2007
Total debt	$3,237	$2,597
Total Newmont stockholders’ equity	$7,291	$7,759
Cash and cash equivalents	$435	$1,230
Marketable equity securities	$621	$1,500
During 2008 our debt and liquidity positions were affected by the following:
•	Net proceeds from the issuance of debt of $595;
•	Net cash provided from continuing operations of $1,397;
•	Capital expenditures of $1,870;
•	Completion of the Miramar acquisition for $318;
•	Dividends paid to common shareholders of $182;
•	Dividends paid to noncontrolling interests of $389; and
•	Changes in the value of our marketable equity securities as a result of broad declines in the equity markets.

NEWMONT MINING CORPORATION
Looking Forward
Certain key factors will affect our future financial and operating results. These include, but are not limited to, the following:
•	Fluctuations in gold and copper prices;
•	We expect higher 2009 consolidated gold sales of approximately 6.35 to 6.85 million ounces, primarily as a result of the start-up of Boddington, completion of the acquisition of the remaining 33.33% of Boddington, as well as increased gold sales at Yanacocha and Batu Hijau, partially offset by lower sales in Nevada;
•	Costs applicable to sales — gold for 2009 are expected to be approximately $400 to $440 per ounce due to the start-up of lower cost production from Boddington (100%), higher expected gold sales from our Yanacocha and Batu Hijau operations, as well as lower oil price and Australian dollar exchange rate assumptions, partially offset by lower by-product credits resulting from lower copper price assumptions;
•	We expect 2009 consolidated copper sales of approximately 460 to 510 million pounds at Costs applicable to sales of approximately $0.65 to $0.75 per pound as a result of higher expected sales, processing higher grade ore and lower waste removal costs.
•	We anticipate capital expenditures of approximately $1,400 to $1,600 in 2009, with approximately 60% in Australia/New Zealand, 15% in Nevada and the remaining 25% invested at other locations. Approximately 45% of the 2009 capital budget is allocated to sustaining investments, with the remaining 55% allocated to project development initiatives, including completion of the Boddington project (100%) in Australia;
•	In March 2009, we expect to close the acquisition transaction for the additional 33.33% interest in Boddington from AngloGold Ashanti Ltd. for $750 payable in cash at closing, $240 payable in cash and/or Newmont common stock, at our option, in December 2009, and a royalty capped at $100, equal to 50% of the average realized operating margin (Revenue less Costs applicable to sales on a by-product basis), if any, exceeding $600 per ounce, payable on one-third of gold sales from Boddington.
•	We expect 2009 exploration expenditures of approximately $165 to $175 and 2009 advanced projects, research and development expenditures of approximately $120 to $150.
•	In February 2009, we completed a public offering of $518 convertible senior notes, maturing February 15, 2012 for net proceeds of $504.
•	In February 2009, we completed a public offering of 34,500,000 of our common shares for net proceeds of $1,233.
•	The completion of the Boddington project as well as potential future investments in the Hope Bay project in Canada, the Akyem project in Ghana and the Conga project in Peru will require significant funding. Our operating cash flow may become insufficient to meet the funding requirements of these investments, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold and copper prices and our operational performance, among other factors. In the event of lower gold and copper prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities and pay dividends could be significantly constrained; and
•	Our 2009 expectations, particularly with respect to sales volumes and costs applicable to sales per ounce or pound, may differ significantly from actual quarter and full year results due to the start-up of our Boddington project (100%) and variations in: mine planning and sequencing, ore grades and hardness, metal recoveries, waste removal, commodity input prices, foreign currency exchange rates and gold and copper sales prices.

NEWMONT MINING CORPORATION
Adoption of Accounting Standards Requiring Retrospective Application
Adoptions of FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) and Financial Accounting Standards Board (“FASB”) Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“FAS 160”) have been retrospectively applied.
Accounting for Convertible Debt Instruments
In May 2008, the FASB issued FSP APB 14-1. FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component will be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for the Company’s fiscal year beginning January 1, 2009 and has been applied retrospectively to all periods presented.
The Company has recorded the following in the Consolidated Balance Sheets related to the convertible senior notes:

	At December 31, 2008		At December 31, 2007
	Convertible Senior Notes Due		Convertible Senior Notes Due
	2014	2017	2014	2017
Additional paid-in capital	$97	$123	$97	$123

Principal amount of convertible note	$575	$575	$575	$575
Unamortized debt discount	(127)	(174)	(145)	(189)

Net carrying amount of convertible note	$448	$401	$430	$386

As a result of adopting FSP APB 14-1, the effective interest rates increased by approximately 5 percentage points to 6.0% and 6.25% for the 2014 and 2017 notes, respectively, for the non-cash amortization of the debt discount over the lives of the notes. Interest expense was increased by $33 and $14 which decreased the Company’s Income from continuing operations and Net income by $22 ($0.05 per share) and $9 ($0.02 per share) for the years ended December 31, 2008 and December 31, 2007, respectively.
Noncontrolling Interests in Consolidated Financial Statements
In December 2007, FAS 160 established accounting and reporting standards pertaining to (i) ownership interests in subsidiaries held by parties other than the parent, (ii) the amount of net income attributable to the parent and to the noncontrolling interest, (iii) changes in a parent’s ownership interest, and (iv) the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. For presentation and disclosure purposes, FAS 160 requires noncontrolling interests to be classified as a separate component of equity. FAS 160 is effective for the Company’s fiscal year beginning January 1, 2009 and has been applied retrospectively to all periods presented.
Accounting Developments
Variable Interest Entities
In December 2008, the FASB issued Staff Position No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). This FSP amends FASB Statement No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” as revised to require public enterprises to provide additional disclosures about their involvement with Variable Interest Entities (“VIEs”). FSP FAS 140-4 and FIN 46(R)-8 are effective for the Company’s fiscal year ending December 31, 2008. Newmont has adopted the disclosure requirements of FSP FAS 140-4 and FIN 46(R)-8 in the Company’s VIE disclosures.
Hierarchy of Generally Accepted Accounting Principles
In May 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”) which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”). FAS 162 was effective November 15, 2008, which was 60 days following the Security and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP.” The adoption of FAS 162 has had no impact on our consolidated financial position, results of operations or cash flows.
Fair Value Accounting
In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 were adopted January 1, 2008. In February 2008, the FASB staff issued FSP No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”). FSP FAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of FSP FAS 157-2 are effective for our fiscal year beginning January 1, 2009, and are not expected to have a significant impact on the Company.
In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”), which clarifies the application of FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”) in an inactive market. The intent of this FSP is to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. FSP FAS 157-3 states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks when determining fair value of an asset in an inactive market. FSP FAS 157-3 was effective upon issuance. We have incorporated the principles of FSP FAS 157-3 in determining the fair value of financial assets when the market for those assets is not active, specifically its marketable debt securities.
FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FAS 157 are described below:
Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

NEWMONT MINING CORPORATION
The following table sets forth our financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by FAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2008
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$14	$14	$—	$—
Marketable equity securities	621	621	—	—
Marketable debt securities	27	—	—	27

	$662	$635	$—	$27

Liabilities:
Trade payable from provisional copper and gold concentrate sales, net	$5	$5	$—	$—
Derivative instruments, net	140	—	140	—
8 5/8% debentures (hedged portion)	92	—	92	—

	$237	$5	$232	$—

Our cash equivalent instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash instruments that are valued based on quoted market prices in active markets are primarily money market securities and U.S. Treasury securities.
Our marketable equity securities are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy. The fair value of the marketable equity securities is calculated as the quoted market price of the marketable equity security multiplied by the quantity of shares held by us.
Our marketable debt securities include investments in auction rate securities and asset backed commercial paper. We review fair value for auction rate securities and asset backed commercial paper on at least a quarterly basis. The auction rate securities are traded in markets that are not active, trade infrequently and have little price transparency. We estimated the fair values based on weighted average risk calculations using probabilistic cash flow assumptions. In January 2009, the investments in our asset backed commercial paper were restructured under court order. The restructuring allowed an interest distribution to be made to investors. The auction rate securities and asset backed commercial paper are classified within Level 3 of the fair value hierarchy.
Our net trade payable from provisional copper and gold concentrate sales is valued using quoted market prices based on the forward London Metal Exchange (“LME”) (copper) and the London Bullion Market Association P.M. fix (“London P.M. fix”) (gold) and, as such, is classified within Level 1 of the fair value hierarchy.
Our derivative instruments are valued using pricing models and we generally use similar models to value similar instruments. Where possible, we verify the values produced by our pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, measures of volatility, and correlations of such inputs. Our derivatives trade in liquid markets, and as such, model inputs can generally be verified and do not involve significant management judgment. Such instruments are classified within Level 2 of the fair value hierarchy.
We have fixed to floating swap contracts to hedge a portion of the interest rate risk exposure of our 8 5/8% uncollateralized debentures due May 2011. The hedged portion of our 8 5/8% debentures are valued using pricing models which require inputs, including risk-free interest rates and credit spreads. Because the inputs are derived from observable market data, the hedged portion of the 8 5/8% debentures is classified within Level 2 of the fair value hierarchy.

NEWMONT MINING CORPORATION
The table below sets forth a summary of changes in the fair value of our Level 3 financial assets (asset backed commercial paper and auction rate securities) for the year ended December 31, 2008.

Balance at beginning of period	$31
Unrealized losses	(7)
Transfers in — auction rate securities	3

Balance at end of period	$27

Unrealized losses of $6 for the period were included in Accumulated other comprehensive (loss) income as a result of changes in C$ exchange rates from December 31, 2007. Unrealized losses of $1 for the period were included in Accumulated other comprehensive (loss) income as a result of mark-to-market changes from December 31, 2007. As of December 31, 2008, the assets classified within Level 3 of the fair value hierarchy represent 4% of the total assets measured at fair value.
In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 were adopted January 1, 2008. We did not elect the Fair Value Option for any of our financial assets or liabilities, and therefore, the adoption of FAS 159 had no impact on our consolidated financial position, results of operations or cash flows.
Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards
In June 2007, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 requires that the tax benefit related to dividend and dividend equivalents paid on equity-classified nonvested shares and nonvested share units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF 06-11 has been applied prospectively for tax benefits on dividends declared in our fiscal year beginning January 1, 2008. The adoption of EITF 06-11 had an insignificant impact on our consolidated financial position, results of operations or cash flows.
Income Taxes
On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the accounting and reporting for uncertainties in the application of the income tax laws to our operations. The interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax provisions taken or expected to be taken in income tax returns. The cumulative effects of applying this interpretation were recorded as a decrease in retained earnings of $108, an increase of $5 in goodwill, an increase of $4 in noncontrolling interest, a decrease in net deferred tax assets of $37 (primarily, as a result of utilization of foreign tax credits and net operating losses as part of the FIN 48 measurement process, offset, in part, by the impact of the interaction of the Alternative Minimum Tax rules) and an increase of $72 in the net liability for unrecognized income tax benefits.
Pensions
At December 31, 2006, we adopted the provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“FAS 158”). FAS 158 requires employers that sponsor one or more defined benefit plans to (i) recognize the funded status of a benefit plan in its statement of financial position, (ii) recognize the gains or losses and prior service costs or credits that arise during the period as a component of other comprehensive income, net of tax, (iii) measure the defined benefit plan assets and obligations at the date of the employer’s fiscal year-end statement of financial position, and (iv) disclose in the notes to the financial statements additional information about certain effects on net periodic cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The impact of adopting FAS 158 decreased Accumulated other comprehensive income by $27 at December 31, 2006.
Stock Based Compensation
On January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123(R), “Share-Based Payment ” (“FAS 123(R)”). We adopted FAS 123(R) using the modified prospective transition method. Under this method, compensation cost recognized in 2006 included: a) compensation cost for all share-based payments granted prior to, but not yet vested at January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123(R). As a result of adopting FAS 123(R), our Income from continuing operations and Net income for 2008 and 2006 was $10 ($0.02 per share) and $19 ($0.04 per share) lower, respectively, and Loss from continuing operations and Net loss for 2007 was $11 ($0.02 per share) higher than if we had continued to account for share-based compensation under APB 25 as we did prior to January 1, 2006.

NEWMONT MINING CORPORATION
Deferred Stripping Costs
On January 1, 2006 we adopted Emerging Issues Task Force Issue No. 04-06 (“EITF 04-06”), “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” EITF 04-06 addresses the accounting for stripping costs incurred during the production phase of a mine and refers to these costs as variable production costs that should be included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory. As a result, capitalization of post-production stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period. The guidance required the recognition of a cumulative effect adjustment to opening retained earnings in the period of adoption, with no charge to earnings in the period of adoption for prior periods. The cumulative effect adjustment reduced retained earnings by $81 (net of tax and noncontrolling interests). Adoption of EITF 04-06 had no impact on our cash position or net cash from operations.
Critical Accounting Policies
Listed below are the accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported.
Carrying Value of Goodwill
At December 31, 2008, the carrying value of goodwill was approximately $188. Goodwill represents the excess of the aggregate purchase price over the fair value of the identifiable net assets. Goodwill was assigned to various mine site reporting units in the Australia/New Zealand Segment. Our approach to allocating goodwill was to identify those reporting units that we believed had contributed to such excess purchase price. We then performed valuations to measure the incremental increases in the fair values of such reporting units that were attributable to the acquisitions, and that were not already captured in the fair values assigned to such units’ identifiable net assets.
We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. To accomplish this, we compare the estimated fair values of the reporting units to their carrying amounts. If the carrying value of a reporting unit exceeds its fair value at the time of the evaluation, we would compare the implied fair value of the reporting unit’s goodwill to its carrying amount and any shortfall would be charged to earnings. Assumptions underlying fair value estimates are subject to risks and uncertainties.
Mine Site Goodwill
The assignment of goodwill to mine site reporting units was based on synergies that have been incorporated into our operations and business plans over time. The amount of goodwill assigned to each segment or reporting unit was based on discounted cash flow analyses that assumed risk-adjusted discount rates over the remaining lives of the applicable mining operations. We believe that triggering events with respect to the goodwill assigned to mine site reporting units could include, but are not limited to: (i) a significant decrease in our long-term gold and copper price assumptions; (ii) a decrease in reserves; (iii) a significant reduction in the estimated fair value of mine site exploration potential; and (iv) any event that might otherwise adversely affect mine site production levels or costs. We performed our annual impairment test of mine site goodwill at December 31, 2008 and determined that the fair value of each mine site reporting unit was in excess of the relevant carrying value at December 31, 2008. For more information on the discounted cash flows used to value mine site reporting units, see Carrying Value of Long-Lived Assets, below.
Exploration Segment Goodwill
In the fourth quarter of 2007, the Exploration Segment was impaired and the full value of goodwill was written-off. The Exploration Segment is responsible for all activities, whether near-mine or greenfield, associated with the Company’s efforts to discover new mineralized material that could ultimately advance into proven and probable reserves. As discussed in greater detail below, when performing its Exploration Segment goodwill impairment testing, the Company used historic additions to proven and probable reserves as an indication of the expected future performance of the Exploration Segment.

NEWMONT MINING CORPORATION
The Exploration Segment’s valuation model attributed all cash flows expected to be derived from future greenfield exploration discoveries, to the Exploration Segment. The valuation model included management’s best estimates of future reserve additions from exploration activities and all revenues and costs associated with their discovery, development and production. Historical proven and probable reserve additions, excluding acquisitions, were used as an indicator of the Exploration Segment’s ability to discover additional reserves in the future. The valuation model assumed that the Company would be able to perpetually develop and produce the assumed additions to proven and probable reserves from future discoveries at existing or new mine site reporting units. Actual reserve additions have varied significantly from year to year due to the time required to advance a deposit from initial discovery to proven and probable reserves and based on the timing of when proven and probable reserves can be reported under the Securities and Exchange Commission Industry Guide 7.
In the fourth quarter of 2007, we performed an impairment test of the Exploration Segment goodwill. Based on the Exploration Segment’s historic additions to proven and probable reserves and management’s best estimates of future reserve additions from exploration activities and all revenues and costs associated with their discovery, development and production, the Exploration Segment’s estimated fair value was negligible. The decreased value attributable to the Exploration Segment resulted primarily from adverse changes in valuation assumptions and the application of a revised industry definition of value beyond proved and probable reserves (“VBPP”). The changes to valuation assumptions included: (i) a significantly lower assumed annual reserve growth rate (from 4% to 3%), (ii) a significant change in the financial markets resulting in a significant increase in the discount rate (from 8% to 10%), and (iii) an increase in finding costs due to a combination of increased spending and reduced exploration success. The revised definition of VBPP ascribes more value to tangible mineral interest than the original definition used by the Company. As a result of applying the new definition of VBPP, the higher value ascribed to the Exploration Segment’s tangible mineral interests reduced the implied value of the Exploration Segment’s goodwill to a negligible value. Based on the negligible valuation, the Exploration Segment goodwill was impaired and the full $1,122 of goodwill was recorded as a non-cash write-down at December 31, 2007.
Merchant Banking Goodwill
During June 2007, our Board of Directors approved a plan to cease Merchant Banking activities. Merchant Banking previously provided advisory services to assist in managing our portfolio of operating and property interests. Merchant Banking was also engaged in developing value optimization strategies for operating and non-operating assets, business development activities, merger and acquisition analysis and negotiations, monetizing inactive exploration properties, capitalizing on proprietary technology and know-how and acting as an internal resource for other corporate groups to improve and maximize business outcomes. As a result of the Board’s approval of management’s plan to cease Merchant Banking activities, we recorded a $1,665 non-cash charge to impair the goodwill associated with the Merchant Banking Segment during the second quarter of 2007.
Amortization
Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated future lives of such facilities or equipment. These lives do not exceed the estimated mine life based on proven and probable reserves as the useful lives of these assets are considered to be limited to the life of the relevant mine.
Costs incurred to develop new properties are capitalized as incurred, where it has been determined that the property can be economically developed based on the existence of proven and probable reserves. At our surface mines, these costs include costs to further delineate the ore body and remove overburden to initially expose the ore body. At our underground mines, these costs include the cost of building access ways, shaft sinking and access, lateral development, drift development, ramps and infrastructure development. All such costs are amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable ounces to be produced from proven and probable reserves.
Major development costs incurred after the commencement of production are amortized using the UOP method based on estimated recoverable ounces to be produced from proven and probable reserves. To the extent that such costs benefit the entire ore body, they are amortized over the estimated recoverable ounces or pounds in proven and probable reserves of the entire ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that block or area are amortized over the estimated recoverable ounces or pounds in proven and probable reserves of that specific ore block or area.

NEWMONT MINING CORPORATION
The calculation of the UOP rate of amortization, and therefore the annual amortization charge to operations, could be materially impacted to the extent that actual production in the future is different from current forecasts of production based on proven and probable reserves. This would generally occur to the extent that there were significant changes in any of the factors or assumptions used in determining reserves. These factors could include: (i) an expansion of proven and probable reserves through exploration activities; (ii) differences between estimated and actual costs of production, due to differences in grade, metal recovery rates and foreign currency exchange rates; and (iii) differences between actual commodity prices and commodity price assumptions used in the estimation of reserves. If reserves decreased significantly, amortization charged to operations would increase; conversely, if reserves increased significantly, amortization charged to operations would decrease. Such changes in reserves could similarly impact the useful lives of assets depreciated on a straight-line basis, where those lives are limited to the life of the mine, which in turn is limited to the life of the proven and probable reserves.
The expected useful lives used in amortization calculations are determined based on applicable facts and circumstances, as described above. Significant judgment is involved in the determination of useful lives, and no assurance can be given that actual useful lives will not differ significantly from the useful lives assumed for the purpose of amortization calculations.
Carrying Value of Stockpiles
Stockpiles represent ore that has been extracted from the mine and is available for further processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay data), and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are allocated to stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead and amortization relating to mining operations. Costs are added to a stockpile based on current mining costs and removed at each stockpile’s average cost per recoverable ounce of gold or pound of copper in the stockpile. Stockpiles are reduced as material is removed and processed further. At December 31, 2008 and 2007, our stockpiles had a total carrying value of $990 (Batu Hijau, $612; Nevada, $214; Australia/New Zealand, $98; others, $66) and $732, respectively.
Costs that are incurred in or benefit from the productive process are accumulated as stockpiles. We record stockpiles at the lower of average cost or net realizable value (“NRV”), and carrying values are evaluated at least quarterly. NRV represents the estimated future sales price based on short-term and long-term metals prices, less estimated costs to complete production and bring the product to sale. The primary factors that influence the need to record write-downs of stockpiles include short-term and long-term metals prices and costs for production inputs such as labor, fuel and energy, materials and supplies, as well as realized ore grades and actual production levels. The significant assumptions in determining the NRV for each mine site reporting unit at December 31, 2008, included production cost and capitalized expenditure assumptions unique to each operation, and a long-term gold price of $800 per ounce. If short-term and long-term metals prices decrease, the value of the stockpiles decrease, and it may be necessary to record a write-down of stockpiles to NRV. During 2008, 2007 and 2006, write-downs of stockpiles to NRV totaled $2, $14 and $2, respectively.
Cost allocation to stockpiles and the NRV measurement involves the use of estimates and assumptions unique to each mining operation regarding current and future operating and capital costs, metal recoveries, production levels, commodity prices, proven and probable reserve quantities, engineering data and other factors. A high degree of judgment is involved in determining such assumptions and estimates and no assurance can be given that actual results will not differ significantly from those estimates and assumptions.
Carrying Value of Ore on Leach Pads
Ore on leach pads represent ore that has been mined, crushed, and placed on leach pads where a weak cyanide solution is applied to the surface of the heap to dissolve the gold. Costs are added to ore on leach pads based on current mining costs, including applicable amortization relating to mining operations. Costs are removed from ore on leach pads as ounces are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad.

NEWMONT MINING CORPORATION
The estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover between 50% and 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.
Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, the Company’s operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of gold on its leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to NRV are accounted for on a prospective basis. The significant assumptions in determining the NRV for each mine site reporting unit at December 31, 2008, apart from production cost and capitalized expenditure assumptions unique to each operation, included a long-term gold price of $800 per ounce, a long-term copper price of $2.25 per pound and U.S. to Australian dollar exchange rate of $0.75 per A$1.00. If short-term and long-term metals prices decrease, the value of the ore on leach pads decrease, and it may be necessary to record a write-down of ore on leach pads to NRV. During 2008, the Company recorded write-downs of $18 to reduce the carrying value of ore on leach pads to NRV, primarily related to Kori Kollo (Discontinued operations).
Carrying Value of Long-Lived Assets
We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An asset impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on estimated quantities of recoverable minerals, expected gold and other commodity prices (considering current and historical prices, trends and related factors), production levels, operating costs, capital requirements and reclamation costs, all based on life-of-mine plans. The significant assumptions in determining the NRV for each mine site reporting unit at December 31, 2008, apart from production cost and capitalized expenditure assumptions unique to each operation, included a long-term gold price of $800 per ounce, a long-term copper price of $2.25 per pound and U.S. to Australian dollar exchange rate of $0.75 per A$1.00. During 2008, the Company recorded write-downs of $137 to reduce the carrying value of property, plant and mine development, primarily related to mineral interests and other assets in Canada, Indonesia and Nevada.
Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization other than proven and probable reserves and other material that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable minerals” refers to the estimated amount of gold or other commodities that will be obtained after taking into account losses during ore processing and treatment. Estimates of recoverable minerals from such exploration stage mineral interests are risk adjusted based on management’s relative confidence in such materials. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups.
As discussed above under Amortization, various factors could impact our ability to achieve our forecasted production schedules from proven and probable reserves. Additionally, production, capital and reclamation costs could differ from the assumptions used in the cash flow models used to assess impairment. The ability to achieve the estimated quantities of recoverable minerals from exploration stage mineral interests involves further risks in addition to those factors applicable to mineral interests where proven and probable reserves have been identified, due to the lower level of confidence that the identified mineralized material could ultimately be mined economically. Assets classified as exploration potential have the highest level of risk that the carrying value of the asset can be ultimately realized, due to the still lower level of geological confidence and economic modeling.
Derivative Instruments
With the exception of the Call Spread Transactions (as described below in Note 21), all financial instruments that meet the definition of a derivative are recorded on the balance sheet at fair market value. Changes in the fair market value of derivatives are recorded in the statements of consolidated income (loss), except for the effective portion of the change in fair market value of derivatives that are designated as a cash flow hedge and qualify for cash flow hedge accounting. Management applies significant judgment in estimating the fair value of instruments that are highly sensitive to assumptions regarding commodity prices, market volatilities, foreign currency exchange rates and interest rates. Variations in these factors could materially affect amounts credited or charged to earnings to reflect the changes in fair market value of derivatives. Certain derivative contracts are accounted for as cash flow hedges, whereby the effective portion of changes in fair market value of these instruments are deferred in Accumulated other comprehensive (loss) income and will be recognized in the statements of consolidated income (loss) when the underlying transaction designated as the hedged item impacts earnings. All derivative contracts accounted for as cash flow hedges are designated against future foreign currency expenditures or future diesel expenditures, where management believes the forecasted transaction is probable of occurring. To the extent that management determines that such future foreign currency or diesel expenditures are no longer probable of occurring, gains and losses deferred in Accumulated other comprehensive (loss) income would be reclassified to the statements of consolidated income (loss) immediately.

NEWMONT MINING CORPORATION
Reclamation and Remediation Obligations (Asset Retirement Obligations)
Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and remediation costs. The asset retirement obligation is based on when the spending for an existing environmental disturbance will occur. We review, on at least an annual basis, the asset retirement obligation at each mine site in accordance with FASB Statement No. 143, “Accounting for Asset Retirement Obligations.”
Future remediation costs for inactive mines are accrued based on management’s best estimate of the costs expected to be incurred at a site. Such cost estimates include, where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates at inactive mines are reflected in earnings in the period an estimate is revised.
Accounting for reclamation and remediation obligations requires management to make estimates unique to each mining operation of the future costs we will incur to complete the reclamation and remediation work required to comply with existing laws and regulations. Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required. Any such increases in future costs could materially impact the amounts charged to earnings for reclamation and remediation.
Income and Mining Taxes
We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. Refer above under Carrying Value of Long-Lived Assets for a discussion of the factors that could cause future cash flows to differ from estimates. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize deferred tax assets recorded at the balance sheet date could be impacted. Additionally, future changes in tax laws in the jurisdictions in which we operate could limit our ability to obtain the future tax benefits represented by our deferred tax assets recorded at the reporting date.
Our operations involve dealing with uncertainties and judgments in the application of complex tax regulations in multiple jurisdictions. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state, and international tax audits. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. At January 1, 2007, we adopted FIN 48 guidance to record these liabilities (refer to Note 8 of the Consolidated Financial Statements for additional information). We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

NEWMONT MINING CORPORATION
Consolidated Financial Results
Sales — gold, net for 2008 increased $1,128 compared to 2007 due to a $177 per ounce increase in the average realized price after treatment and refining charges and 59,000 additional ounces sold. Sales — gold, net for 2007 increased $110 compared to 2006 due to a $103 per ounce increase in the average realized price after treatment and refining charges partially offset by 866,000 fewer ounces sold. The following analysis summarizes the change in consolidated gold sales revenue:

	Years Ended December 31,
	2008	2007	2006
Consolidated gold sales:
Gross	$5,385	$4,271	$4,164
Less: Treatment and refining charges	(13)	(27)	(30)

Net	$5,372	$4,244	$4,134

Consolidated gold ounces sold (thousands):
Gross	6,170	6,097	7,057
Less: Incremental start-up sales(1)	(20)	(6)	(100)

Net	6,150	6,091	6,957

Average realized gold price per ounce:
Before treatment and refining charges	$876	$701	$599
After treatment and refining charges	$874	$697	$594
The change in consolidated gold sales is due to:

	2008 vs.	2007 vs.
	2007	2006
Increase (decrease) in consolidated ounces sold	$41	$(518)
Increase in average realized gold price	1,073	625
Decrease in treatment and refining charges	14	3

	$1,128	$110

(1)	Incremental start-up includes the removal and production of de minimis saleable materials during development and is recorded as Other income, net of incremental mining and processing costs.
Sales — copper, net decreased in 2008 compared to 2007 due to lower sales volume and lower realized prices. Sales — copper, net increased in 2007 compared to 2006 due to higher realized prices as the final deliveries were made pursuant to the copper collar contracts through February 2007, partially offset by lower production. For a complete discussion regarding variations in copper volumes, see Results of Consolidated Operations below.
The following analysis reflects the changes in consolidated copper sales:

	Years Ended December 31,
	2008	2007	2006
Consolidated copper sales:
Gross before derivative contracts	$878	$1,409	$1,333
Provisional pricing mark-to-market	(47)	(34)	165
Hedging losses	—	(1)	(633)

Gross after derivative contracts	831	1,374	865
Less: Treatment and refining charges	(79)	(153)	(194)

Net	$752	$1,221	$671

Consolidated copper pounds sold (millions)	290	428	435
Average realized price per pound:
Gross before derivative contracts	$3.03	$3.30	$3.07
Provisional pricing mark-to-market	(0.16)	(0.09)	0.38
Hedging losses	—	—	(1.46)

Gross after derivative contracts	2.87	3.21	1.99
Less: Treatment and refining charges	(0.28)	(0.35)	(0.45)

Net	$2.59	$2.86	$1.54

NEWMONT MINING CORPORATION
The change in consolidated copper sales is due to:

	2008 vs.	2007 vs.
	2007	2006
Decrease in consolidated pounds sold	$(443)	$(15)
(Decrease) increase in average realized copper price	(100)	524
Decrease in treatment and refining charges	74	41

	$(469)	$550

The following is a summary of consolidated gold and copper sales, net:

	Years Ended December 31,
	2008	2007	2006
Gold
North America:
Nevada	$1,929	$1,616	$1,441
La Herradura	83	60	48
Other North America	—	8	35

	2,012	1,684	1,524

South America:
Yanacocha	1,613	1,093	1,543

Asia Pacific:
Jundee	342	214	190
Tanami	321	305	250
Kalgoorlie	264	224	198
Waihi	123	66	71
Batu Hijau	261	351	264

	1,311	1,160	973

Africa:
Ahafo	435	306	124

Corporate and other	1	1	(30)

	$5,372	$4,244	$4,134

Copper
Asia Pacific:
Batu Hijau	$752	$1,221	$671

Costs applicable to sales — gold increased in 2008 compared to 2007 due to higher diesel costs and higher royalty and workers participation expenses, partially offset by lower waste removal costs at Batu Hijau and higher by-product sales. The increase in 2007 from 2006 resulted from increased labor and diesel costs, the strengthening of the Australian dollar, a full year of operations at Ahafo in Ghana and Phoenix and Leeville in Nevada and higher waste removal costs at Batu Hijau. Costs applicable to sales — copper decreased in 2008 from 2007 due to lower waste removal costs, partially offset by higher diesel, labor and milling costs. Costs applicable to sales — copper increased in 2007 from 2006 due to higher waste removal costs at Batu Hijau. For a complete discussion regarding variations in operations, see Results of Consolidated Operations below.
Amortization increased in 2008 from 2007 due to increased production at Australia/New Zealand and Ahafo, a larger portion of Nevada production being sourced from the Phoenix and Leeville operations and the start-up of the gold mill at Yanacocha and the power plant in Nevada. Amortization increased in 2007 from 2006 due to a full year of operations at Phoenix and Leeville in Nevada and Ahafo in Ghana. Amortization expense fluctuates as capital expenditures increase or decrease and as production levels increase or decrease due to the use of the units-of production amortization method for mineral interests and mine development. For a complete discussion, see Results of Consolidated Operations, below. We expect Amortization to increase to approximately $775 to $825 in 2009 (with 100% ownership of the Boddington project).

NEWMONT MINING CORPORATION
The following is a summary of Costs applicable to sales and Amortization by operation:

	Costs Applicable to Sales			Amortization
	Years Ended December 31,			Years Ended December 31,
	2008	2007	2006	2008	2007	2006
Gold
North America:
Nevada	$1,022	$1,021	$960	$246	$220	$180
Hope Bay	—	—	—	1	—	—
La Herradura	38	29	19	8	7	9
Other North America	—	2	12	—	—	1

	1,060	1,052	991	255	227	190

South America:
Yanacocha	637	490	450	170	160	172

Asia Pacific:
Jundee	149	138	107	34	26	26
Tanami	220	181	150	39	37	30
Kalgoorlie	231	191	158	16	24	25
Waihi	55	42	23	33	22	10
Batu Hijau	124	114	86	25	25	20

	779	666	524	147	134	111

Africa:
Ahafo	205	168	52	63	43	19

	2,681	2,376	2,017	635	564	492

Copper
Asia Pacific:
Batu Hijau	399	450	292	80	96	66

Other
Asia Pacific	—	—	—	3	3	3
South America	—	—	—	—	—	2
Corporate and Other	—	—	—	20	22	16

	—	—	—	23	25	21

	$3,080	$2,826	$2,309	$738	$685	$579

The Loss on settlement of price-capped forward sales contracts of $531 in 2007 resulted from the elimination of the entire 1.85 million ounces of forward sales contracts that would have impacted results in 2008 and beyond.
Midas redevelopment of $11 in 2007 resulted from activities undertaken, during the period in which operations were suspended, to regain entry into the mine in order to resume commercial production following a fatal accident that occurred in June 2007.
Exploration increased to $213 in 2008 from $177 in 2007 reflecting increased activity in response to higher gold prices and increased drilling, labor and consumable costs primarily at Hope Bay, Ghana and Conga. We expect Exploration spending to be approximately $165 to $175 in 2009, a decrease from 2008, due to a reduced drilling program related to the Company’s focus on net cash flow generation and a more selective and strategic exploration program. The decrease may adversely affect the timing and extent of new mineral discoveries and the replacement of reserves. Once mineralization is discovered, it will likely take many years from the initial phases of exploration until production, during which time the economic feasibility of production may change.
During 2008, we added 5.2 million equity ounces to proven and probable reserves, with 6.7 million equity ounces of depletion. Reserve additions from exploration of 4.4 million equity ounces were primarily due to conversion of mineralized material at Boddington (1.6 million equity ounces, 66.67%), with most of the remaining additions coming from several open pit and underground sites in Nevada (totaling 1.2 million equity ounces) and from underground sites in Australia (0.7 million equity ounces). Gold reserves were revised down by 1.1 million equity ounces, primarily due to metallurgy, geology and modeling impacts at Phoenix in Nevada. The impact of the change in gold price assumption on reserve additions was an increase of 1.9 million equity ounces.

NEWMONT MINING CORPORATION
During 2007, reserve additions from exploration of 3.5 million equity ounces were primarily due to further extension drilling at Boddington (66.67%), Jundee and Tanami in Australia (2.6 million equity ounces), with the remaining additions from several open pit and underground sites in Nevada as well as La Herradura in Mexico. We added a total of 0.8 million equity gold ounces to proven and probable reserves in 2007.
Exploration activities during 2006 succeeded in converting significant new reserves at Carlin open pits (2.3 million equity gold ounces), Boddington (1.4 million equity gold ounces, 66.67%), Twin Creeks (1.1 million equity gold ounces), Ahafo (0.7 million equity gold ounces), La Herradura (0.7 million equity gold ounces), and Kalgoorlie (0.6 million equity gold ounces). We added a total of 5.9 million equity gold ounces to proven and probable reserves in 2006.
Advanced Projects, research and development includes the following:

	Years Ended December 31,
	2008	2007	2006
Hope Bay	$39	$—	$—
Fort a la Corne JV	26	—	—
Technical and project services	23	15	25
Euronimba	15	7	3
Akyem	7	6	15
Phoenix	6	7	10
Conga	4	3	6
Other	46	24	22

	$166	$62	$81

Advanced projects, research and development includes project management costs, feasibility studies and drilling costs. Significant projects include the Hope Bay gold project in Nunavut, Canada purchased with the December 2007 Miramar acquisition; the Fort a la Corne JV diamond project in Saskatchewan, Canada; the Euronimba iron ore project in Guinea; the Akyem gold project in Ghana and the Conga copper and gold project in Peru. Fort a la Corne JV was included in Exploration in 2007 and 2006 with spending of $17 and $6, respectively. We expect Advanced projects, research and development spending to be approximately $120 to $150 in 2009, a decrease from 2008, due to a focus on net cash flow generation. The decrease in project development spending may adversely affect the timing of our ability to complete certain projects.
General and administrative expense remained stable over the period from 2006 to 2008. General and administrative expense as a percentage of revenues was 2.3% in 2008, compared to 2.6% and 2.8% in 2007 and 2006, respectively. We expect General and administrative expenses to be approximately $140 to $150 in 2009.
Write-down of goodwill in 2007 was $1,122 ($nil for 2008 and 2006) and was related to the Exploration segment. The impairment resulted primarily from adverse changes in valuation assumptions and the application of a revised industry definition of value beyond proven and probable reserves (“VBPP”). The changes to valuation assumptions included: (i) a significantly lower assumed annual reserve growth rate (from 4% to 3%), (ii) a significant change in the financial markets resulting in a significant increase in the discount rate (from 8% to 10%), and (iii) an increase in finding costs due to a combination of increased spending and reduced exploration success. The revised definition of VBPP ascribes more value to tangible mineral interest than the original definition used by the Company. As a result of applying the new definition of VBPP, the higher value ascribed to the Exploration Segment’s tangible mineral interests reduced the implied value of the Exploration Segment’s goodwill to a negligible value.
Write-down of property, plant and mine development totaled $137, $10 and $3 for 2008, 2007 and 2006, respectively. The 2008 write-down primarily related to mineral interests and other assets in Canada, Indonesia and Nevada. The Fort a la Corne JV assets were impaired based on 2008 geologic results and potential project economics leading to our decision to cease funding our share of project development costs after January 2009. The assets were written-down to estimated recoverable value. The 2007 write-down primarily related to assets in Indonesia and Australia. The 2006 write-down related to assets in Peru and Indonesia.
For a discussion of our policy for assessing the carrying value of goodwill and long-lived assets for impairment, see Critical Accounting Policies, above.

NEWMONT MINING CORPORATION
Other expense, net includes the following:

	Years Ended December 31,
	2008	2007	2006
Reclamation estimate revisions	$101	$29	$47
Community development	65	58	55
Regional administration	48	38	38
Western Australia power plant	18	11	1
Peruvian royalty	18	10	22
Batu Hijau divestiture and arbitration	15	3	—
Pension settlement loss	13	17	—
World Gold Council dues	10	11	13
Accretion, non-operating	10	8	3
Provision for bad debts	9	1	—
Buyat Bay settlement and other	3	12	22
Other	41	45	50

	$351	$243	$251

During 2008 we reclassified community development and regional administration from Costs applicable to sales to Other expense, net. The 2007 and 2006 amounts were reclassified to conform to the 2008 presentation.
Reclamation estimate revisions relate to changes in environmental obligation estimates at inactive mines. Revisions in 2008 were primarily for Mt. Leyshon in Australia and the Midnite mine in Washington, USA. Pension settlement losses relate to senior management retirements. The Buyat Bay settlement relates to legal and other costs incurred in regards to pollution allegations at the former Minahasa mine site.
Beginning in 2006, Yanacocha recorded a charge to Other expense, net related to an agreement with the Peruvian government to provide for a negotiated royalty payment during high metal prices for community improvements. The negotiated royalty is based on 3.75% of Yanacocha’s net income beginning January 1, 2006 for a period of up to five years.
Other income, net is summarized as follows:

	Years Ended December 31,
	2008	2007	2006
Canadian Oil Sands Trust income	$110	$47	$30
Gain on sale of exploration property	32	—	—
Gain on sale of investments, net	30	—	—
Interest income	29	50	67
Income from development projects, net	12	3	19
Gain on other asset sales, net	10	10	19
Gain (loss) on ineffective portion of derivative instruments, net	10	4	(60)
Foreign currency exchange (losses) gains, net	(12)	25	5
Impairment of marketable securities	(114)	(46)	—
Loss on early retirement of debt	—	—	(40)
Other	16	7	13

	$123	$100	$53

Canadian Oil Sands Trust income increased in 2008 due to significantly higher oil prices through the majority of 2008. Gain on sale of investments, net in 2008 was attributable to the sale of marketable equity securities. Interest income decreased due to lower investment yields and reduced levels of invested funds.
Income from development projects includes gold and copper sales, net of incremental operating costs incurred, from de minimis production prior to commercial operation. Income from development projects included the Awonsu pit in Ahafo in 2008, the Bobstar pit in Nevada in 2007 and the Phoenix and Leeville operations in Nevada in 2006.
The 2006 loss on ineffective portion of derivative instruments includes $56 for the copper collar instruments designated as cash flow hedges. Other losses relate to the ineffective portion of legacy gold puts held in Australia.

NEWMONT MINING CORPORATION
Foreign currency exchange losses in 2008 resulted from the strengthening of the U.S. dollar, particularly in the fourth quarter. The Australian dollar exchange rate decreased by approximately 22% from December 31, 2007.
Write-down of investments totaled $114, $46, and $nil in 2008, 2007 and 2006, respectively, primarily related to the impairment of investments in Shore Gold Inc. and Gabriel Resources Ltd. in both 2008 and 2007.
In 2006, we settled our remaining obligations under the prepaid forward gold sales contract and forward gold purchase contract which required delivery of 17,951 ounces of gold in December 2006 and 179,062 ounces of gold in June 2007. This settlement resulted in cash payments of $96, a $48 reduction to the current portion of long-term debt and a $40 pre-tax loss on early retirement of debt.
Interest expense, net of capitalized interest was $135, $118 and $97 for 2008, 2007 and 2006, respectively. Capitalized interest totaled $47, $50 and $57 in each year, respectively. Interest costs increased in 2008 primarily due to increased borrowings under our revolving credit facility and a full year of interest on the $1,150 convertible senior notes issued in July 2007, partially offset by the repayment of borrowings at Batu Hijau and Australia. Interest costs increased in 2007 due to issuance of the $1,150 convertible senior notes and the $200 bond issuance at Yanacocha in July 2006. These increases were partially offset by capitalized interest due to construction of Leeville, Phoenix and the power plant in Nevada, the Ahafo project in Ghana and the Boddington project in Australia. We expect Interest expense, net of capitalized interest to be approximately $150 to $160 in 2009 due to higher levels of debt related to the February 2009 public offering of $518 convertible senior notes.
Income tax expense was $100 in 2008, compared to $190 and $314 in 2007 and 2006, respectively. The effective tax rates were 8%, (49%), and 26% in 2008, 2007 and 2006, respectively. Without the $1,122 goodwill impairment charge in 2007 (which is not deductible for tax purposes and for which no related income tax benefit can be claimed), the effective tax rate for 2007 would have been 26%. The factors that most significantly impacted our effective tax rates for the three periods are percentage depletion and resource allowances, the rate differential related to foreign earnings indefinitely invested, valuation allowances related to deferred tax assets, foreign earnings net of foreign tax credits, earnings attributable to noncontrolling interests in subsidiaries and affiliated companies, changes in estimates of reserves for income tax uncertainties, foreign currency translation gains and losses, impacts of the analysis of income taxes payable and U.S. book and tax basis of assets and liabilities, changes in tax laws, goodwill impairment and the impact of certain specific transactions. Many of these factors are sensitive to the average realized price of gold and other metals.
Percentage depletion allowances (tax deductions for depletion that may exceed our tax basis in our mineral reserves) are available to us under the income tax laws of the United States for operations conducted in the United States or through branches and partnerships owned by U.S. subsidiaries included in our consolidated United States income tax return. The deductions are highly sensitive to the price of gold and other minerals produced by the Company. For 2006 and prior years, similar types of deductions were available for mining operations in Canada. The tax benefits from percentage depletion and resource allowances were $130, $70 and $77 in 2008, 2007 and 2006, respectively. The increase in 2008 compared to 2007 primarily is due to the increase in gold price.
We operate in various countries around the world that have tax laws, tax incentives and tax rates that are significantly different than those of the United States. Many of these differences combine to move our overall effective tax rate higher or lower than the United States statutory rate depending on the mix of income relative to income earned in the United States. The effect of these differences is shown in Note 8 to the Consolidated Financial Statements as either a foreign rate differential or the effect of foreign earnings, net of credits. Differences in tax rates and other foreign income tax law variations make our ability to fully utilize all of our available foreign income tax credits on a year-by-year basis highly dependent on the price of the gold and copper produced by the Company and the costs of production, since lower prices or higher costs can result in our having insufficient sources of taxable income in the United States to utilize all available foreign tax credits. Such credits have limited carry back and carry forward periods and can only be used to reduce the United States income tax imposed on our foreign earnings included in our annual United States consolidated income tax return. The effects of foreign earnings, net of allowable credits, resulted in an increase of income tax expense of $nil, $13 and $8, in 2008, 2007 and 2006, respectively. The effect of different income tax rates in countries where earnings are indefinitely reinvested contributed to an increase in our income tax expense of $20, $7 and $70 in 2008, 2007 and 2006, respectively.
The tax effect of changes in local country tax laws, as shown in our effective tax reconciliation in Note 8 to the Consolidated Financial Statements, resulted in a net tax benefit of $nil, $4 and $71 in 2008, 2007 and 2006, respectively. The net tax benefit in 2007 is primarily related to a decrease in Canadian federal and provincial statutory tax rates and a decrease in New Zealand tax rates. The net tax benefit in 2006 is primarily related to adopting the U.S. dollar as our functional currency for Australian tax reporting purposes and a decrease in the Canadian federal and provincial statutory tax rates.

NEWMONT MINING CORPORATION
The need to record valuation allowances related to our deferred tax assets (primarily attributable to net operating losses and tax credits) is principally dependent on the following factors: (i) the extent to which the net operating losses and tax credits can be carried back and yield a tax benefit; (ii) our long-term estimate of future average realized minerals prices; and (iii) the degree to which many of the tax laws and income tax agreements that apply to us and our subsidiaries around the world tend to create significant tax deductions early in the mining process. These up-front deductions can give rise to net operating losses and tax credit carry forwards in circumstances where future sources of taxable income may not coincide with available carry forward periods even after taking into account all available tax planning strategies. Furthermore, certain liabilities, accrued for financial reporting purposes, may not be deductible for tax purposes until such liabilities are actually funded which could happen after mining operations have ceased, when sufficient sources of taxable income may not be available. Changes to valuation allowances increased income tax expense by $31, and decreased income tax expense by $17 and $3 in 2008, 2007 and 2006, respectively. The change in 2008 primarily is related to losses recorded on the decrease in value of certain marketable securities investments.
We consolidate certain subsidiaries of which we do not own 100% of the outstanding equity. However, for tax purposes, we are only responsible for the income taxes on the portion of the taxable earnings attributable to our ownership interest of each consolidated entity. Such noncontrolling interests contributed $19, $4 and $15 in 2008, 2007 and 2006, respectively, as reductions in our income tax expense.
In 2008, tax expense decreased by $69 relating to the reduction in income taxes resulting from revised estimates of reserves for uncertain income tax positions recorded under FIN 48 in jurisdictions where statutes of limitations expired or where uncertain income tax positions were considered effectively settled.
Our tax expense decreased by $21, $nil and $1 in 2008, 2007 and 2006 respectively due to changes in foreign currency exchange rates. In 2008, this amount is the U.S. income tax effect of realized translation losses attributable to Canadian dollar-denominated debt instruments that were converted to equity. Because we intend to indefinitely reinvest earnings from Newmont Mining Corporation of Canada Limited, no offsetting United States deferred income tax effect can be recorded.
During 2008, tax expense decreased by $159 related to restructuring the form of one of the Company’s non-US subsidiaries. This transaction gave rise to a significant loss that will allow the Company to recover income taxes paid in prior years.
During 2006 we completed a reconciliation of our U.S. book and tax basis assets and liabilities as well as a detailed analysis of our income taxes payable. This exercise identified differences of $27, which was recognized as a tax benefit in 2006.
Based on the uncertainty and inherent unpredictability of the factors influencing our effective tax rate and the sensitivity of such factors to gold and other metals prices as discussed above, the effective tax rate is expected to be volatile in future periods. The effective tax rate is expected to be between 28% and 32% in 2009.
Net income attributable to noncontrolling interests was as follows:

	Years Ended December 31,
	2008	2007	2006
Yanacocha	$232	$108	$256
Batu Hijau	98	299	103
Other	(1)	3	4

	$329	$410	$363

Net income attributable to noncontrolling interests decreased in 2008 from 2007 as a result of lower earnings at Batu Hijau partially offset by increased earnings at Yanacocha (see Results of Consolidated Operations, Batu Hijau Operations and Yanacocha Operations). The 2007 increase from 2006 resulted from increased earnings at Batu Hijau and a $25 charge in 2007 related to the repayment of the carried interest loan at Batu Hijau, partially offset by decreased earnings at Yanacocha (see Results of Consolidated Operations, Batu Hijau Operations and Yanacocha Operations).

NEWMONT MINING CORPORATION
Equity (loss) income of affiliates was as follows:

	Years Ended December 31,
	2008	2007	2006
AGR Matthey Joint Venture	$(2)	$1	$1
Regis Resources NL	(3)	(8)	(2)
European Gold Refineries	—	6	3

	$(5)	$(1)	$2

In 2008, Newmont purchased additional shares of European Gold Refineries (“EGR”) resulting in consolidation. See Note 13 to the Consolidated Financial Statements for a discussion of the acquisition.
Income (loss) from discontinued operations was as follows:

	Years Ended December 31,
	2008	2007	2006
Sales — gold, net	$75	$179	$234

Income (loss) from operations:
Kori Kollo	$(9)	$22	$39
Royalty portfolio	6	123	67
Pajingo	—	8	12
Zarafshan	—	—	6

	(3)	153	124

Gain on sale of operations:
Pajingo	1	8	—
Zarafshan	—	77	—
Holloway	—	—	13

	1	85	13

Gain on sale of royalty assets	—	905	—
Gain on sale of Alberta oil sands project	—	—	266
Gain on sale of Martabe	—	—	30
Loss on impairment of goodwill and other assets	—	(1,665)	(101)

Pre-tax income (loss)	(2)	(522)	332
Income tax benefit (expense)	15	(383)	(78)

Income (loss) from discontinued operations	$13	$(905)	$254

In June 2009, Newmont’s Board of Directors approved a plan to sell the Kori Kollo operation in Bolivia. Discontinued operations include our Kori Kollo operation and our royalty portfolio and Pajingo operation, both sold in 2007, as well as the Zarafshan-Newmont Joint Venture (“Zarafshan”) expropriated by the Uzbekistan government in 2006 and the Holloway operation and Martabe project, both sold in 2006.
In December 2007, we sold substantially all of Pajingo’s assets for cash and marketable equity securities totaling $23 resulting in a gain of $8. Additional Pajingo asset sales resulted in a gain of $1 in 2008.
In June 2007, our Board of Directors approved a plan to cease Merchant Banking activities. As part of this plan, we decided to dispose of the assets recorded in our royalty portfolio and a portion of our marketable equity securities portfolio and to cease further investments in marketable equity securities that do not support our core gold mining business. In June 2007, we recorded a $1,665 non-cash charge to impair the goodwill associated with the Merchant Banking Segment. In December 2007, we received net cash proceeds of $1,187 and recognized a gain of $905 related to the sale of the royalty portfolio. In 2008, we recognized additional royalty portfolio revenue of $6 in excess of our 2007 estimate and recorded a $19 tax benefit related to the US tax return true-up on the sale of the royalty portfolio.
In 2006, we recorded an impairment loss of $101 due to the Uzbekistan government’s expropriation of the Zarafshan operation. In 2007, after pursuing international arbitration, we received proceeds of $80 and recognized a gain of $77 related to the settlement.

NEWMONT MINING CORPORATION
In 2006, we received $271 net cash proceeds for the Alberta oil sands project, resulting in a $266 gain, received $42 net cash proceeds and approximately 43 million Agincourt shares valued at $37 for the Martabe project, resulting in a $30 gain and received $40 net cash proceeds plus certain royalties for the Holloway assets, resulting in a $13 gain.
Accumulated other comprehensive (loss) income, net of tax decreased $1,212 in 2008 due to impacts of stock and bond market declines, interest rate reductions and the appreciation of the U.S. dollar. The decrease included non-cash adjustments for a $573 loss in value of marketable securities, a $387 loss on the translation of subsidiaries with non-U.S. dollar functional currencies, a $130 net loss related to pension liability adjustments and a $122 net loss on derivatives designated as cash flow hedges. Accumulated other comprehensive (loss) income, net of tax increased $288 in 2007 and included non-cash adjustments for a $113 gain in value of marketable securities, a $33 gain related to a pension liability adjustment, a $4 net gain for unrealized gains on derivatives designated as cash flow hedges and a $138 gain on the translation of subsidiaries with non-U.S. dollar functional currencies. Accumulated other comprehensive (loss) income, net of tax increased $367 in 2006 and included a $272 gain in value of marketable securities, a $92 net gain for unrealized gains on derivatives designated as cash flow hedges and a $17 net gain related to a pension liability adjustment, offset by a loss of $14 on the translation of subsidiaries with non-U.S. dollar functional currencies.
Results of Consolidated Operations

	Gold Ounces or Copper Pounds Sold(1)			Costs Applicable to Sales(2)			Amortization
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	(ounces in thousands)			($ per ounce)			($ per ounce)
Gold
North America	2,320	2,439	2,672	$457	$432	$385	$110	$93	$74
South America(3)	1,843	1,565	2,572	346	313	175	92	103	67
Asia Pacific(3)	1,486	1,647	1,611	524	405	325	99	81	69
Africa	521	446	202	408	376	257	126	96	94

Total/Weighted-Average	6,170	6,097	7,057	$436	$390	$290	$103	$93	$71

	(pounds in millions)			($ per pound)			($ per pound)
Copper
Asia Pacific(3) (4)	290	428	435	$1.38	$1.05	$0.67	$0.28	$0.22	$0.15

(1)	Includes incremental start-up ounces of 20, 6 and 100 in 2008, 2007 and 2006, respectively.

(2)	Excludes Amortization, Accretion, Loss on settlement of price-capped forward sales contracts and the 2007 Midas redevelopment.

(3)	Consolidated gold ounces and copper pounds sold includes noncontrolling interests’ share.

(4)	Economic interest decreased to 45% from 52.875% on May 25, 2007.
Consolidated gold ounces sold increased in 2008 from 2007 due to:
•	higher production from South America due to start-up of milling operations;
•	higher production from Africa due to higher ore grades; partially offset by
•	lower production from Asia Pacific due to lower ore grades, throughput and recovery at Batu Hijau.
Consolidated gold ounces sold decreased in 2007 from 2006 due to:
•	lower production from North America due to lower ore grades at Nevada;
•	lower production from South America due to lower ore grade and tons placed on the leach pads at Yanacocha; partially offset by
•	a full year of operations at Ahafo (Africa) and Leeville and Phoenix (North America); and
•	higher production at Batu Hijau due to higher ore grades.
Consolidated copper pounds sold decreased in 2008 from 2007 due to the mining sequence resulting in lower ore grades, throughput and recovery at Batu Hijau. Consolidated copper pounds sold decreased in 2007 from 2006 as a result of an increase in concentrate inventory at year-end due to the timing of shipments.
Costs applicable to sales per consolidated gold ounce sold increased in 2008 compared to 2007 due to higher diesel, royalty and labor costs, partially offset by lower waste removal costs from Asia Pacific at Batu Hijau and higher by-product sales. Costs applicable to sales per consolidated gold ounce sold increased in 2007 compared to 2006 due to increased labor and diesel costs, the strengthening of the Australian dollar, a full year of operations at Phoenix and Leeville in Nevada and higher waste removal costs from Asia Pacific at Batu Hijau. Costs applicable to sales per consolidated copper pound increased in 2008 compared to 2007 due to lower copper production. Costs applicable to sales per consolidated copper pound increased in 2007 compared to 2006 due to increased operating costs.

NEWMONT MINING CORPORATION
We expect 2009 consolidated gold sales of approximately 6.25 to 6.75 million ounces, primarily due to higher production from Asia Pacific as a result of the start-up of Boddington and a shift in mining sequences at Batu Hijau to processing higher ore grades and higher throughput. Costs applicable to sales per ounce for 2009 are expected to be approximately $400 to $440 per ounce as a result of lower cost ounces from the start-up of Boddington (100%), higher expected sales from Yanacocha and Batu Hijau production, as well as lower oil price and Australian dollar exchange rate assumptions, partially offset by lower by-product credits associated with lower copper price assumptions. We expect 2009 consolidated copper sales of approximately 460 to 510 million pounds at Costs applicable to sales of approximately $0.65 to $0.75 per pound as a result of higher expected sales, processing higher grade ore and lower waste removal costs.
North America Operations

	Gold Ounces Sold(1)			Costs Applicable to Sales(2)			Amortization
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	(in thousands)			($ per ounce)			($ per ounce)
Nevada	2,225	2,341	2,534	$460	$437	$394	$111	$94	$74
La Herradura (44% owned)	95	86	79	397	340	244	86	77	114
Golden Giant	—	12	59	—	177	200	—	—	10

Total/Weighted-Average	2,320	2,439	2,672	$457	$432	$385	$110	$93	$74

(1)	Includes incremental start-up ounces of 1, 6, and 100 in 2008, 2007 and 2006, respectively.

(2)	Excludes Amortization, Accretion, the 2007 Loss on settlement of price-capped forward sales contracts and the 2007 Midas redevelopment.
Nevada, USA. Gold ounces sold in Nevada decreased in 2008 from 2007 due to the completion of milling at Lone Tree, lower production at Twin Creeks and reduced ore processing by third parties experiencing operating and financial difficulties, partially offset by higher production from Midas, Leeville and leach pads. Open pit ore mined decreased to 37.4 million tons in 2008, down from 42.6 million tons in 2007, due to mine sequencing at Twin Creeks and Phoenix. Underground ore mined increased to 2.5 million tons in 2008, up from 1.9 million tons in 2007, due to an 80% increase at Leeville. Ore milled decreased to 24.8 million tons from 25.5 million tons in 2007, while mill ore grade decreased 5% due to processing lower grade Twin Creeks stockpiles. Ore placed on leach pads increased to 19.8 million tons in 2008, up from 14.0 million tons in 2007, primarily as a result of mine sequencing at Gold Quarry and the start-up of Bobstar. Costs applicable to sales per ounce increased in 2008 compared to 2007 as lower production, increased diesel and other commodity costs, increased underground mining costs, higher royalties and taxes were partially offset by the completion of higher cost Carlin East mining and Lone Tree processing, start-up of the power plant and higher by-product credits. Amortization per ounce increased 18% from 2007 due to more production being sourced from Leeville, additional haul trucks at Phoenix and the start-up of the power plant.
Gold ounces sold in Nevada decreased in 2007 from 2006 due to the milling of lower grade ore, completion of mining at Lone Tree and the temporary suspension of mining operations at Midas, partially offset by a full year of operations at Phoenix and Leeville. Open pit ore mined increased to 42.6 million tons in 2007, up from 38.4 million tons in 2006 and underground ore production increased to 1.9 million tons in 2007 from 1.7 million tons in 2006 due to a full year of operations at Phoenix and Leeville. Ore milled increased to 25.5 million tons from 17.9 million tons in 2006, while mill ore grade decreased 23% with the processing of lower grade ore from Phoenix. Ore placed on leach pads decreased 37% in 2007 compared to 2006 primarily as a result of mine sequencing at Gold Quarry and Twin Creeks and the completion of mining at Lone Tree in 2006. Processing at the Lone Tree mill continued in 2007 with ore hauled from Twin Creeks. Nevada’s Costs applicable to sales per ounce increased in 2007 compared to 2006 as lower production, higher cost production from Phoenix, the suspension of lower cost mining operations at Midas and increased labor, diesel and commodity costs were partially offset by lower surface mining costs. Surface mining costs were lower due to completion of mining at Lone Tree in 2006 and work on capital projects at Carlin, partially offset by a full year of mining at Phoenix. Amortization per ounce increased 27% from 2006 as a result of a full year of Phoenix and Leeville operation.
Our Midas operation in Nevada was suspended from June to October 2007 after a fatal accident. Mining activities ramped-up and returned to historic production levels during 2008.
La Herradura, Mexico. Gold ounces sold increased in 2008 from 2007, primarily due to higher ore placement on the leach pads. Costs applicable to sales increased due to increased waste removal and higher fuel costs.

NEWMONT MINING CORPORATION
Gold ounces sold increased in 2007 from 2006, primarily due to higher ore placement on the leach pads. Costs applicable to sales increased due to higher waste removal costs.
Golden Giant, Canada. Gold ounces sold and Costs applicable to sales decreased in 2008 from 2007 and in 2007 from 2006 due to the completion of operations.
Consolidated gold sales are expected to decline in 2009 to approximately 1.9 to 2.1 million ounces, primarily due to lower expected ore grades, fewer expected oxide leach pad additions, the continued suspension of a third-party operated processing facility and lower recoveries at Mill 6 and the completion of underground mining activities at Deep Post by the end of 2009. Costs applicable to sales in 2009 are expected to be approximately $530 to $570 per ounce, primarily due to lower production and lower by-product credits from Phoenix copper sales, partially offset by lower diesel costs and a full-year of power provided from our power plant completed in mid-2008.
South America Operations

	Gold Ounces Sold(1)			Costs Applicable to Sales(2)			Amortization
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	(in thousands)			($ per ounce)			($ per ounce)
Yanacocha	1,843	1,565	2,572	$346	$313	$175	$92	$103	$67

(1)	Consolidated gold ounces sold includes noncontrolling interests’ share (51.35% owned).

(2)	Excludes Amortization, Accretion and the 2007 Loss on settlement of price-capped forward sales contracts.
Yanacocha, Peru. Consolidated gold ounces sold at Yanacocha increased in 2008 from 2007 due to the start-up of milling operations, partially offset by lower leach production. Ore placed on the leach pads decreased to 97.8 million tons in 2008 from 98.3 million tons in 2007 while leach ore grades decreased 5% to 0.018 ounces per ton. Gold production increased by 16% primarily due to 304,200 ounces from the new mill. Start up of the mill occurred in late March and commercial production was achieved in the second quarter of 2008. Costs applicable to sales increased $33 per ounce in 2008 due to higher diesel and commodity costs and higher workers participation and royalty costs as a result of higher gold prices, partially offset by higher gold production and higher by-product credits. Amortization per ounce decreased 11% from 2007 as a result of higher gold production partially offset by amortization of the new mill.
Consolidated gold ounces sold at Yanacocha decreased in 2007 compared to 2006 due to fewer ore tons and lower grade ore placed on the leach pads. Ore mined decreased to 98.6 million tons in 2007 from 115.8 million tons in 2006. Ore grade decreased by 27% in 2007 compared to 2006 due to mine sequencing. The proportion of waste mined increased from 0.9 to 1.1 waste tons per ton of ore in 2007 compared to 2006 as expected in the mine plan. Costs applicable to sales increased $152 per ounce in 2007 primarily due to lower production, which impacted unit costs by approximately $125 per ounce, as well as increased labor, diesel, mine maintenance and other costs, partially offset by lower royalties and workers’ participation costs.
Consolidated gold sales are expected to increase in 2009 to approximately 1.9 to 2.0 million ounces, primarily from a full year of mill operation. Costs applicable to sales at Yanacocha are expected to decrease in 2009 to approximately $290 to $310 per ounce, primarily due to increased sales, lower expected diesel costs and increased silver by-product credits from a full year of mill operation.
In 2008, 2007 and 2006, Yanacocha recorded $18, $10 and $22 to Other expense, net, respectively, related to an agreement with the Peruvian government to provide for a royalty payment for community improvements. The negotiated royalty is based on 3.75% of Yanacocha’s net income beginning January 1, 2006 for a period of up to five years.
In May 2007, a new Collective Bargaining Agreement expiring in February 2010 was completed.

NEWMONT MINING CORPORATION
Asia Pacific Operations

	Gold Ounces or Copper Pounds Sold			Costs Applicable to Sales(1)			Amortization
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	(ounces in thousands)			($ per ounce)			($ per ounce)
Gold
Jundee	377	298	306	$395	462	$351	$91	$88	$85
Tanami	365	439	418	604	413	359	108	85	72
Kalgoorlie (50% owned)	304	323	332	760	591	477	52	74	76
Waihi	141	93	120	390	451	191	234	226	83
Batu Hijau(2)(3)	299	494	435	414	232	197	85	50	46

Total/Weighted-Average	1,486	1,647	1,611	$524	$405	$325	$99	$81	$69

	(pounds in millions)			($ per pound)			($ per pound)
Copper
Batu Hijau(2)(3)	290	428	435	1.38	1.05	0.67	0.28	0.22	0.15

(1)	Excludes Amortization, Accretion and the 2007 Loss on settlement of price-capped forward sales contracts.

(2)	Consolidated gold ounces and copper pounds sold includes noncontrolling interests’ share.

(3)	Economic interest decreased to 45% from 52.875% on May 25, 2007.
Jundee, Australia. Gold ounces sold increased in 2008 compared to 2007, due to higher grade and a change in the mining sequence resulting in additional high grade ore mined from Westside, partially offset by lower mill throughput. Costs applicable to sales per ounce decreased 15%, attributable to higher production and lower milling costs, partially offset by higher fuel and power costs, and movements in the Australian dollar exchange rate, which increased Costs applicable to sales by approximately $13 per ounce.
Gold ounces sold decreased in 2007 compared to 2006 as a result of lower production, partially offset by inventory sales. Mill throughput decreased 26% due to the consolidation of milling operations into one plant, partially offset by 28% higher mill ore grade. Costs applicable to sales per ounce increased due to the stronger Australian dollar, which increased Costs applicable to sales by approximately $42 per ounce, lower production, and higher underground mining and power costs.
Tanami, Australia. Gold ounces sold decreased in 2008 from 2007 due to a 15% decrease in mill ore grade. Costs applicable to sales per ounce increased 46%, due to lower production, higher contracted services costs, higher milling costs and movements in the Australian dollar exchange rate, which increased Costs applicable to sales by approximately $20 per ounce.
Gold ounces sold increased in 2007 compared to 2006 as a result of inventory sales. Costs applicable to sales per ounce increased due to the strengthening of the Australian dollar, which increased Costs applicable to sales by approximately $29 per ounce, increased underground mining and milling costs due to being in a deeper part of the mine which results in increased backfill activity and fuel and labor costs, partially offset by lower royalties.
Kalgoorlie, Australia. Gold ounces sold decreased in 2008 compared to 2007 due to a draw-down of gold inventories in 2007, not repeated in 2008. Costs applicable to sales per ounce increased 29%, due to lower production, higher fuel costs, additional leased trucks, higher waste tons mined and movements in the Australian dollar exchange rate, which increased Costs applicable to sales by approximately $23 per ounce, partially offset by lower milling and administrative costs.
Gold ounces sold decreased in 2007 compared to 2006 as a result of a 13% decrease in ore grade milled, partially offset by inventory sales. Costs applicable to sales per ounce increased due to the strengthening of the Australian dollar, which increased Costs applicable to sales by approximately $51 per ounce, lower production and higher mining costs. Mining costs were higher primarily due to increased sound abatement, contract maintenance, drilling, fuel and tire costs.
Waihi, New Zealand. Gold ounces sold increased in 2008 from 2007, due to significantly higher mill throughput as mill maintenance was completed in the first quarter of 2007, and milling more Favona underground ore partially offset by 12% lower mill ore grade. Costs applicable to sales per ounce were 14% lower due to higher production and higher by-product credits.
Gold ounces sold decreased in 2007 compared to 2006 as a result of the transition to mining the Martha open pit south layback and Favona underground in 2007. Costs applicable to sales per ounce increased in 2007 compared to 2006 as a result of the strengthening of the New Zealand dollar which increased Costs applicable to sales by approximately $51 per ounce and lower production.

NEWMONT MINING CORPORATION
Development of the Boddington project remains on schedule and was approximately 89% complete at December 31, 2008 with initial mill start up expected in mid-2009. The expected capital cost for the project is between $2,600 and $2,900 on a 100% basis. In 2007, the Company commenced a hedging program to reduce the variability of the Australian denominated capital expenditures related to Boddington. At December 31, 2008, we have hedged 83% of our 66.67% ownership forecasted Australian denominated capital expenditures at Boddington in 2009.
Batu Hijau, Indonesia. Consolidated copper pounds and gold ounces sold at Batu Hijau decreased in 2008 from 2007 due to lower throughput, ore grade and recovery. Batu Hijau experienced heavy rainfall during the first quarter of 2008 causing minor damage to pit infrastructure, as well as adding significant amounts of water to the pit, delaying planned access to higher grade Phase 4 ore in the bottom of the pit until late in the third quarter of 2008. Mill throughput was 19% lower in 2008 compared to 2007 due to processing harder ores and blending limitations as a majority of 2008 ore was sourced from stockpiles and Phase 5 ore. Ore processed during 2008 was lower in grade and contributed to lower recovery than ores processed in 2007. Costs applicable to sales per pound of copper and per ounce of gold increased in 2008, compared to 2007, as a result of higher mining costs due to increased diesel, labor and milling costs, partially offset by lower waste tons mined. Costs applicable to sales per ounce of gold also increased as a higher co-product allocation of costs was made to gold as a result of higher gold prices and lower copper prices. Amortization per pound of copper and ounce of gold increased due to lower production.
Consolidated copper sales decreased slightly in 2007 from 2006, due to increased year-end concentrate inventories, partially offset by 7% higher production. Consolidated gold sales increased in 2007 from 2006 due to 22% higher production, partially offset by increased year-end concentrate inventories. Increased mill throughput from an improved grinding circuit control system was offset by extended mill downtime in the fourth quarter of 2007 to repair a damaged mill motor. Copper production increased due to a 9% increase in ore grade, partially offset by slightly lower recoveries. Gold production increased due to a 17% increase in ore grade and a 3% increase in recovery. Concentrate inventories increased due to the timing of shipments. Costs applicable to sales per pound of copper and per ounce of gold increased in 2007 compared to 2006 due to the significant processing of ore from stockpiles and higher proportion of waste tons mined. The ratio of waste tons to ore tons increased from 1.3 in 2006 to 7.3 in 2007. In 2007, most of the mining occurred with Phase 5 waste removal to prepare this phase for future production, while 2006 mining occurred substantially in Phase 4 ore. Costs applicable to sales also increased due to higher labor and maintenance costs and regional taxes.
The average realized net copper price decreased to $2.59 per pound in 2008 from $2.86 per pound in 2007. At December 31, 2008 Batu Hijau had copper sales of 82 million pounds priced at an average of $1.39 per pound subject to final pricing compared to 113 million pounds priced at an average of $3.02 per pound at December 31, 2007. The final copper collar contract deliveries were made in February 2007.
We expect consolidated gold sales for the Asia Pacific operations of approximately 2.0 to 2.2 million ounces, primarily as a result of start-up of the Boddington project (100%) in mid-2009 and a shift into higher grade Phase 5 ore at Batu Hijau. Costs applicable to sales are expected to decrease to approximately $390 to $425 per ounce in 2009, primarily driven by the start-up of Boddington, lower costs at the Kalgoorlie operation, lower diesel price, and lower Australian dollar exchange rate assumptions in Australia/New Zealand and the processing of higher grade ore and lower waste removal at Batu Hijau. We expect consolidated copper sales for the Asia Pacific operations of approximately 460 to 510 million pounds at Costs applicable to sales of approximately $0.65 to $0.75 per pound in 2009.
We currently have a 45% ownership interest in the Batu Hijau mine, held through the Nusa Tenggara Partnership (“NTP”) with an affiliate of Sumitomo Corporation of Japan. We have a 56.25% interest in NTP and the Sumitomo affiliate holds the remaining 43.75%. NTP in turn owns 80% of P.T. Newmont Nusa Tenggara (“PTNNT”), the Indonesian subsidiary that owns Batu Hijau. We identified NTP as a VIE as a result of certain capital structures and contractual relationships and have fully consolidated NTP in the consolidated financial statements since January 1, 2004. The remaining 20% interest in PTNNT is owned by P.T. Pukuafu Indah (“PTPI”), an unrelated Indonesian company.
Under the Contract of Work, beginning in 2006 and continuing through 2010, a portion of PTNNT’s shares must be offered for sale, first, to the Indonesian government or, second, to Indonesian nationals, equal to the difference between the following percentages and the percentage of shares already owned by the Indonesian government or Indonesian nationals (if such number is positive): 23% by March 31, 2006; 30% by March 31, 2007; 37% by March 31, 2008; 44% by March 31, 2009; and 51% by March 31, 2010. The price at which such interest must be offered for sale to the Indonesian parties is the highest of the then-current replacement cost, the price at which shares would be accepted for listing on the Indonesian Stock Exchange, or the fair market value of such interest as a going concern, as agreed with the Indonesian government. Pursuant to this provision, it is possible that the ownership interest of NTP in PTNNT could be reduced to 49%.

NEWMONT MINING CORPORATION
PTPI has owned and continues to own a 20% interest in PTNNT, and therefore NTP was required to offer a 3% interest in PTNNT for sale in 2006 and an additional 7% interest in each of 2007 and 2008. In accordance with the Contract of Work, an offer to sell a 3% interest was made to the Indonesian government in 2006 and an offer for an additional 7% interest was made in each of 2007 and 2008. While the central government declined to participate in the 2006 and 2007 offers, local governments in the area in which the Batu Hijau mine is located have expressed interest in acquiring shares, as have various Indonesian nationals and companies. In January 2008, NTP agreed to sell, under a carried interest arrangement, 2% of PTNNT’s shares to Kabupaten Sumbawa, one of the local governments, subject to satisfaction of closing conditions. The Indonesian government subsequently stated that it would not approve the transfer of shares under this agreement. On February 11, 2008, PTNNT received notification from the Department of Energy and Mineral Resources (“DEMR”) alleging that PTNNT is in breach of its divestiture requirements under the Contract of Work and threatening to issue a notice to terminate the Contract of Work if PTNNT did not agree to divest the 2006 and 2007 shares, in accordance with the direction of the DEMR, by February 22, 2008, which date was extended to March 3, 2008. A second Notice of Default was received relating to the alleged failure to divest the 2008 shares. On March 3, 2008, the Indonesian government filed for international arbitration, as did PTNNT, as provided under the Contract of Work. In the arbitration proceeding, PTNNT seeks a declaration that the Indonesian government is not entitled to terminate the Contract of Work and additional declarations pertaining to the procedures for divesting the shares. For its part, the Indonesian government seeks declarations that PTNNT is in default of its divestiture obligations, that the Government may terminate the Contract of Work, and that PTNNT must cause shares subject to divestiture to be sold to certain local governments. An international arbitration panel was appointed and an arbitration hearing was held in Jakarta in December 2008. We anticipate a ruling will be issued in the first half of 2009. Newmont and Sumitomo believe there is no basis under the Contract of Work for the notifications and no grounds for terminating the Contract of Work, and PTNNT is vigorously defending the matter.
In 1997, to enable development of the Batu Hijau mine, PTNNT secured an aggregate $1,000 in financing from the United States Export-Import Bank, the Japan Bank for International Cooperation (formerly the Japan Export-Import Bank), and Kreditanstalt fur Wiederaufbau (the German Export-Import Bank) (collectively, the “Senior Lenders”). The Senior Lenders required the shareholders of PTNNT to pledge 100% of the shares of PTNNT as security for repayment of the loans. As part of that process, on October 30, 1997, the Minister of Energy and Mineral Resources approved the share pledge arrangements.
Subsequent to an additional 7% interest in PTNNT being offered by NTP for sale on March 28, 2008 (as required under the Contract of Work), the Director General of Mineral, Coal and Geothermal Resources at DEMR claimed that PTNNT breached its obligations under the Contract of Work by allowing shares to be offered for sale that are pledged to the Senior Lenders as security for the repayment of the senior debt. In the letter, the Director General claimed that NTP would be in default under the Contract of Work if the shares of PTNNT offered for sale in March 2008, together with the shares offered in 2006 and 2007, were not in the possession of “Indonesian government and/or government owned entities,” free of any such senior pledge, by July 13, 2008. Consequently, on July 10, 2008, PTNNT filed a notice to commence an additional international arbitration proceeding, as provided for under the Contract of Work, to resolve the claim that PTNNT breached its obligations under the Contract of Work by allowing shares to be offered that are subject to pledge obligations to the Senior Lenders. This pledge of shares issue has since been incorporated into, and will be resolved as part of the initial arbitration proceeding.
In addition, we have, through PTNNT, been in discussions to extend our forest use permit (called a “Pinjam Pakai”) for over three years. In 2005, Indonesian governmental authorities reviewed the contractual requirements for extension of the Pinjam Pakai and determined that PTNNT met those requirements. This permit is a key requirement to continue to operate Batu Hijau efficiently, in addition to the ultimate life of the mine and recoverability of reserves. However, the permit extension has not been received as of the date of this Annual Report. The resulting delay has adversely impacted Batu Hijau, and may adversely impact future operating and financial results, including deferment or cancellation of future mine development and operations.
For more information on the results of the Batu Hijau operations, see Note 31 to the Consolidated Financial Statements.

NEWMONT MINING CORPORATION
Africa Operations

	Gold Ounces Sold(1)			Costs Applicable to Sales(2)			Amortization
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	(in thousands)			($ per ounce)			($ per ounce)
Ahafo	521	446	202	$408	$376	$257	$126	$96	$94

(1)	Includes incremental start-up ounces of 19 in 2008.

(2)	Excludes Amortization, Accretion and the 2007 Loss on settlement of price-capped forward sales contracts.
Ahafo, Ghana. Gold ounces sold at Ahafo increased in 2008 compared to 2007 due to a 25% increase in mill ore grade and higher throughput, partially offset by an increase in in-process inventory. Total tons mined increased to 50.6 million tons in 2008 from 44.2 million tons in 2007, due to equipment additions, increased mining efficiencies and the operation of a third pit. Costs applicable to sales per ounce increased due to higher diesel, power, royalties, maintenance and contract services costs, partially offset by higher production. Amortization per ounce increased due to the use of additional equipment and the operation of a third pit.
Gold ounces sold at Ahafo increased in 2007 compared to 2006 as a result of a full year of production in 2007. Costs applicable to sales per ounce increased due to higher mining and milling costs. Mining costs increased primarily due to higher waste removal in the Apensu pit, higher fuel, pit dewatering and maintenance costs. Milling costs increased due to higher electricity and maintenance costs. Costs applicable to sales in 2006 also benefited from the capitalization of pre-production costs.
Consolidated gold sales are expected to remain constant at approximately 500,000 to 525,000 ounces in 2009. Costs applicable to sales of approximately $450 to $475 per ounce is expected for 2009, primarily as a result of higher labor costs, a lower benefit from the capitalization of waste material used in the construction of assets, and higher fuel consumption.
During 2007, Newmont and other gold companies with production in Ghana, formed a consortium to import power generation equipment and constructed an 80 mega-watt power plant. The plant was commissioned in 2008 and is ready for transfer to the Volta River Authority. As a result of the mining industry’s initiative to install the power plant, the Ghanaian government has agreed, if required to curtail power consumption as a result of power shortages, to distribute power proportionately between participating mines and other industrial and commercial customers.
Foreign Currency Exchange Rates
In addition to its domestic operations in the United States, we have operations in Australia, New Zealand, Peru, Indonesia, Ghana, Canada and other foreign locations. Our operations sell their production based on U.S. dollar metal prices.
Fluctuations in local currency exchange rates in relation to the U.S. dollar can increase or decrease profit margins and Costs applicable to sales to the extent costs are paid in local currency at foreign operations. Such fluctuations have not had a material impact on our revenue since gold and copper are sold throughout the world principally in U.S. dollars. Approximately 27%, 28% and 32% of our Costs applicable to sales were paid in local currencies in 2008, 2007 and 2006, respectively. Our Costs applicable to sales are most significantly impacted by variations in the Australian dollar/U.S. dollar exchange rate. However, variations in the Australian dollar/U.S. dollar exchange rate historically have been strongly correlated to variations in the U.S. dollar gold price over the long-term. Increases or decreases in costs at Australian locations due to exchange rate changes have therefore tended to be mitigated by changes in sales reported in U.S. dollars at Australian locations. No assurance, however, can be given that the Australian dollar/U.S. dollar exchange rate will continue to be strongly correlated to the U.S. dollar gold price in the future.
Variations in the local currency exchange rates in relation to the U.S. dollar at our foreign mining operations increased Costs applicable to sales $11 in 2008 from 2007, and $49 in 2007 from 2006, primarily by movements in the Australian dollar.
In 2007, we implemented derivative programs to hedge up to 75% of our future forecasted Australian dollar denominated operating and capital expenditures to reduce the variability in our Australian dollar denominated expenditures. At December 31, 2008, we have hedged 66%, 38% and 12% of our forecasted Australian denominated operating costs in 2009, 2010 and 2011, respectively, at an average rate of 0.79, 0.78 and 0.74, respectively. We have also hedged 83% of our 66.67% ownership forecasted Australian denominated capital expenditures at Boddington in 2009 at an average rate of 0.79.

NEWMONT MINING CORPORATION
Foreign currency exchange rates in relation to the U.S. dollar have not had a material impact on our determination of proven and probable reserves in the past. However, if a sustained weakening of the U.S. dollar in relation to the Australian dollar, and/or to other foreign currencies that impact our cost structure, were not mitigated by offsetting increases in the U.S. dollar gold price or by other factors, the amount of proven and probable reserves in the applicable foreign country could be reduced as certain proven and probable reserves may no longer be economic. The extent of any such reduction would be dependent on a variety of factors including the length of time of any such weakening of the U.S. dollar, and management’s long-term view of the applicable exchange rate. Future reductions of proven and probable reserves would primarily result in reduced gold or copper sales and increased amortization and, depending on the level of reduction, could also result in impairments of property, plant and mine development, mineral interests and/or goodwill.
Recently Issued Accounting Pronouncements
Post-Retirement Benefit Plan
In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Post-Retirement Benefit Plan Assets” (“FSP FAS 132(R)-1”), which amends FASB Statement No. 132 “Employers’ Disclosures about Pensions and Other Post-Retirement Benefits” (“FAS 132”), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other post-retirement plan. The objective of FSP FAS 132(R)-1 is to require more detailed disclosures about employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. FSP FAS 132(R)-1 is effective for our fiscal year beginning January 1, 2009. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. We are currently evaluating the potential impact of adopting this statement on our defined benefit pension and post-retirement benefit plan disclosures.
Equity Method Investment
In November 2008, the EITF reached consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”), which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of EITF 08-6 is to provide guidance on (i) determining the initial carrying value of an equity method investment, (ii) performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, (iii) accounting for an equity method investee’s issuance of shares, and (iv) accounting for a change in an investment from the equity method to the cost method. EITF 08-6 is effective for our fiscal year beginning January 1, 2009 and is to be applied prospectively. We are currently evaluating the potential impact of adopting this statement on our consolidated financial position or results of operations.
Equity-Linked Financial Instruments
In June 2008, the EITF reached consensus on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). EITF 07-5 is effective for our fiscal years beginning January 1, 2009. Early adoption for an existing instrument is not permitted. We do not expect the adoption of EITF 07-5 to have a material impact on our consolidated financial position or results of operations.
Accounting for Convertible Debt Instruments
In May 2008, the FASB issued FSP APB 14-1. FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FAS 133. Convertible debt instruments within the scope of FSP APB 14-1 are not addressed by the existing APB 14. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments within the scope of FSP APB 14-1 be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component is reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for our fiscal year beginning January 1, 2009 and was applied retrospectively to all periods presented.

NEWMONT MINING CORPORATION
We have recorded the following in the Consolidated Balance Sheets related to the convertible senior notes:

	At December 31, 2008		At December 31, 2007
	Convertible Senior Notes Due		Convertible Senior Notes Due
	2014	2017	2014	2017
Additional paid-in capital	$97	$123	$97	$123
Principal amount of convertible note	$575	$575	$575	$575
Unamortized debt discount	(127)	(174)	(145)	(189)

Net carrying amount of convertible note	$448	$401	$430	$386

As a result of adopting FSP APB 14-1, the effective interest rates increased by approximately 5 percentage points to 6.0% and 6.25% for the 2014 and 2017 notes, respectively, for the non-cash amortization of the debt discount over the lives of the notes. Interest expense was increased by $33 and $14 which decreased our Income from continuing operations and Net income by $22 ($0.05 per share) and $9 ($0.02 per share) for the years ended December 31, 2008 and December 31, 2007, respectively.
Accounting for the Useful Life of Intangible Assets
In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations” (“FAS 141”). FSP 142-3 is effective for our fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. We do not expect the adoption of FSP 142-3 to have an impact on our consolidated financial position, results of operations or cash flows.
Derivative Instruments
In March 2008, the FASB issued FASB Statement No. 161, “Disclosure about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“FAS 161”) which provides revised guidance for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for under FAS 133, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance and cash flows. FAS 161 is effective for our fiscal year beginning January 1, 2009. We are currently evaluating the potential impact of adopting this statement on our derivative instrument disclosures.
Business Combinations
In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations” (“FAS 141(R)”) which amends FAS 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for our fiscal year beginning January 1, 2009 and is to be applied prospectively. This statement will impact how we account for future business combinations and our future consolidated financial position and results of operations.
Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“FAS 160”) which establishes accounting and reporting standards pertaining to (i) ownership interests in subsidiaries held by parties other than the parent, (ii) the amount of net income attributable to the parent and to the noncontrolling interest, (iii) changes in a parent’s ownership interest, and (iv) the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. For presentation and disclosure purposes, FAS 160 requires noncontrolling interests to be classified as a separate component of equity. FAS 160 is effective for our fiscal year beginning January 1, 2009, and was applied retrospectively to all periods presented.

NEWMONT MINING CORPORATION
Liquidity and Capital Resources
Cash Provided from Operating Activities
Net cash provided from continuing operations was $1,397, $528 and $1,099 for 2008, 2007 and 2006, respectively, and was significantly impacted by the following key factors:

	Years Ended December 31,
	2008	2007	2006
Consolidated gold ounces sold (in thousands)(1)	6,170	6,097	7,057
Average price received per ounce of gold, net(2)	$874	$697	$594
Costs applicable to sales per ounce of gold sold(3)	$436	$390	$290
Consolidated copper pounds sold (in millions)	290	428	435
Average price received per pound of copper, net(2)	$2.59	$2.86	$1.54
Costs applicable to sales per pound of copper sold(3)	$1.38	$1.05	$0.67

(1)	Includes incremental start-up ounces of 20, 6 and 100 in 2008, 2007 and 2006, respectively. Incremental start-up includes the removal and production of de minimis saleable materials during development and is recorded as Other income, net of incremental mining and processing costs.

(2)	After treatment and refining charges and excluding settlement of price-capped forward sales contracts.

(3)	Excludes Amortization, Accretion, the 2007 Loss on settlement of price-capped forward sales contracts and the 2007 Midas redevelopment.
Net cash provided from continuing operations increased $869 compared to 2007. Cash flow provided from operations during 2008 was impacted by significantly higher realized gold prices and increased gold sales volume, partially offset by lower realized copper prices and lower copper sales volume, as discussed above in Consolidated Financial Results, and $343 invested in inventories, stockpiles (primarily at Batu Hijau) and ore on leach pads, $198 invested in prepaid taxes and $103 to fund reclamation activities. The 2007 results were negatively impacted by the $578 settlement of the price-capped forward sales contracts, $276 payment of pre-acquisition Australia income taxes of Normandy and $174 from the final settlement of copper collar contracts.
We are currently planning to contribute $48 to our retirement benefit programs in 2009 to bolster plan assets which were impacted by the sharp decline in values in 2008. For additional discussion see Note 22 to the Consolidated Financial Statements.

NEWMONT MINING CORPORATION
Investing Activities
Net cash used in investing activities of continuing operations was $2,146, $2,472 and $1,141 in 2008, 2007 and 2006, respectively.
Additions to property, plant and mine development were $1,870, $1,669 and $1,536 for continuing operations in 2008, 2007 and 2006, respectively.
Additions to property, plant and mine development were as follows:

	Years Ended December 31,
	2008	2007	2006
North America:
Nevada	$299	$585	$724
Hope Bay	82	—	—
La Herradura	27	10	10

	408	595	734

South America:
Yanacocha	236	250	272

Asia Pacific:
Boddington	815	516	122
Jundee	36	42	25
Tanami	52	42	32
Kalgoorlie	14	5	13
Other	2	5	2
Waihi	28	38	30
Batu Hijau	83	80	105

	1,030	728	329

Africa:
Ahafo	109	113	179
Akyem	2	14	57

	111	127	236

Corporate and Other	20	12	15

Accrual basis	1,805	1,712	1,586

Change in accrual	65	(43)	(50)

Cash basis	$1,870	$1,669	$1,536

Capital expenditures in North America during 2008 included $40 for completion of the power plant, $73 for surface and underground development, $55 for tailings dams and $19 for mine equipment in Nevada. Hope Bay expenditures included $79 for project infrastructure. South America capital expenditures included $35 for completion of the gold mill, $61 for leach pad expansions at Yanacocha and $34 for the Conga project. Capital expenditures in Asia Pacific included $833 for continued construction of the Boddington project and $59 for underground mine development in Australia/New Zealand. In 2007, we commenced a hedging program to reduce the variability of the Australian denominated capital expenditures related to Boddington. At December 31, 2008, we have hedged 83% of our remaining forecasted Australian dollar denominated capital expenditures in 2009 for our 66.67% ownership at an average rate of 0.79. Batu Hijau’s capital expenditures included $42 for a tailings pipeline, $16 for mine equipment purchases and $14 for mine dewatering. Capital expenditures in Africa included $34 for surface development, $28 for mine equipment purchases and $22 for infrastructure and land.
Capital expenditures in North America during 2007 included $280 for the power plant and $160 for mine equipment replacement in Nevada. South America capital expenditures included $139 for construction of the gold mill, $39 for leach pad expansions at Yanacocha and $12 for the Conga project. Capital expenditures in Asia Pacific included $468 for construction of the Boddington project, $63 for underground mine development and $27 for tailings dams construction in Australia/New Zealand. Batu Hijau’s capital expenditures included $38 for mine equipment purchases and $17 for mine dewatering. Capital expenditures in Africa included $20 at Akyem and $14 for power generation facilities, $21 for a cyanide recovery circuit, $28 for mine equipment and $12 for infrastructure and land at Ahafo.

NEWMONT MINING CORPORATION
Capital expenditures in North America during 2006 included $239 for the power plant, $160 for surface mining equipment, $104 for the development of the Leeville underground mine, $87 for the development of the Phoenix project, and $54 for tailings dams and leach pads in Nevada. South America capital expenditures included $113 for development and leach pad expansions, $44 for the gold mill project, $43 for mine maintenance and services at Yanacocha, and $11 for the Conga project. Asia Pacific capital expenditures included $93 for the Boddington project and $71 for mine development in Australia/New Zealand. Expenditures at Batu Hijau included $67 for the purchase of additional mining equipment and $20 for process improvements and replacement of the tailings line. Capital expenditures in Africa included $117 for project completion and $24 for mining equipment at Ahafo and $57 for engineering and procurement expenditures for process facilities and other pre-construction activities at Akyem. Corporate expenditures primarily included information technology systems.
During 2008, 2007 and 2006, $18, $19 and $21, respectively, of drilling and related costs were capitalized and included in mine development costs. These capitalized costs included $10 at Asia Pacific and $8 at North America in 2008; $11 at Asia Pacific, $6 at North America and $1 at Africa and South America in 2007; and $10 at Asia Pacific, $7 at North America, $3 at Africa, and $1 at South America in 2006.
During 2008, 2007 and 2006, $27, $16 and $48, respectively, of pre-stripping costs were capitalized and included in mine development costs. Pre-stripping costs included the Bobstar pit and North Lantern pit in Nevada and the Awonsu and Amoma pits at Ahafo in 2008, the Bobstar pit in Nevada in 2007 and the Phoenix mine in Nevada, the Chaquicocha mine at Yanacocha, and the Subika and Apensu pits at Ahafo in 2006.
We anticipate capital expenditures of approximately $1,400 to $1,600 in 2009, with approximately 65% in Asia Pacific, 15% in North America and the remaining 20% at other locations. Approximately 45% of the 2009 capital budget is allocated to sustaining investments, with the remaining 55% allocated to project development initiatives, including completion of the Boddington project (100%) in Australia.
Investments in marketable debt and equity securities, net. We had net proceeds of $nil, $2 and $774 in 2008, 2007 and 2006, respectively, from auction rate marketable debt securities. The auction rate marketable debt securities in which we have invested have not traded in an active market since August 2007 and there are currently no market quotations available. The investment carries a BBB rating from both Standard and Poor’s and Fitch’s. At December 31, 2008, approximately $7 of such securities, with accumulated unrealized losses of approximately $2, are classified as long-term marketable debt securities as a result of current auction market conditions and our expectation of holding such investments to maturity or recovery which is likely longer than one year. Similarly, we anticipate holding our marketable debt securities investment in asset backed commercial paper, which we obtained through the acquisition of Miramar, to maturity or recovery which is likely longer than one year.
During 2008, we purchased marketable equity securities of Gabriel Resources for $11 and other marketable equity securities for $6 and we received cash of $50 for the sale of marketable equity securities. During 2007, we purchased marketable equity securities of Gabriel Resources for $27 and other marketable equity securities for $9. During 2006, we purchased marketable equity securities of Gabriel Resources for $17 and Queenstake Resources for $10. We also reinvested dividends from Canadian Oil Sands Trust for $26.
Acquisitions. During the last quarter of 2007 and the first quarter of 2008, we paid $953 and $318, respectively, to acquire the remaining outstanding common shares of Miramar, resulting in Miramar becoming a wholly-owned subsidiary. As a result of the completed acquisition of Miramar, we control the Hope Bay project, a large undeveloped gold property in Nunavut, Canada. In April 2008, we purchased additional shares of EGR for $7, net of cash acquired, bringing our ownership interest to 56.67% from 46.72%. In November 2008, EGR repurchased 6.55% of its own shares from a noncontrolling shareholder bringing our ownership to 60.64%.
In September 2006, we acquired a 40% interest in Shore Gold Inc.’s Fort a la Corne JV diamond project in Saskatchewan, Canada.
In March 2006, we acquired Newcrest Mining Limited’s 22.22% interest in the Boddington project, bringing our interest in the project to 66.67%, for total consideration of $173.
In January 2006, we acquired the remaining 15% interest in the Akyem project in Ghana for $23, bringing our interest to 100%. Development studies on Akyem continued through 2008. A development decision is pending resolution of power availability in Ghana and further project optimization. We are advancing towards a development decision in 2010 based on Ghana’s proactive stance towards power development.

NEWMONT MINING CORPORATION
Financing Activities
Net cash provided from (used in) financing activities of continuing operations was $127 in 2008, compared to $458 and $(333) in 2007 and 2006, respectively.
Proceeds from debt, net. During 2008, we received net proceeds of $757 under our $2,000 revolving credit facility compared to net proceeds of $nil in 2007 and 2006. The facility is also used for the issuance of letters of credit totaling $519 at December 31, 2008, primarily supporting reclamation obligations (see “Off-Balance Sheet Arrangements” below). We also had proceeds of $75 in December at Ahafo from an International Finance Corporation loan.
During July 2007, we completed a private offering of $1,150 convertible senior notes due 2014 and 2017, each in the amount of $575. The 2014 notes, maturing on July 15, 2014, pay interest semi-annually at a rate of 1.25% per annum, and the 2017 notes, maturing on July 15, 2017, pay interest semi-annually at a rate of 1.625% per annum. The notes will be convertible, at the holder’s option, at a conversion price of $46.21 per share of common stock. Upon conversion, the principle amount and all accrued interest will be repaid in cash and any conversion premium will be settled in shares of our common stock or, at our election, cash or any combination of cash and shares of our common stock. We are not entitled to redeem the notes prior to their stated maturity dates. The net proceeds from the offering, after expenses, were approximately $1,126. We used the net proceeds of the offering to (i) pay the net cost of convertible note hedge and warrant transactions that we entered into with affiliates of some of the initial purchasers, (ii) repay outstanding indebtedness under our senior revolving credit facility, (iii) net settle our price-capped forward sales contracts, (iv) fund capital expenditures for Boddington and the power plant in Nevada and (v) fund other general corporate purposes.
In connection with the convertible senior notes offering, we entered into convertible note hedge transactions and warrant transactions (“Call Spread Transactions”). These transactions included the purchase of call options and the sale of warrants. As a result of the Call Spread Transactions, the conversion price of $46.21 was effectively increased to $60.27. Our aggregate cost of the purchased call options was $366, partially offset by $248 that we received from the sale of the warrants.
In July 2006, Yanacocha issued $100 of bonds in the Peruvian capital markets under a $200 bond program approved by the Peruvian securities regulatory authority. The bonds are comprised of $42 of floating interest rate bonds bearing interest at a rate of LIBOR plus 1.4375%; and $58 of fixed rate bonds bearing interest at 7.0%. The bonds have a four year grace repayment period and amortize quarterly over six years. The bonds are uncollateralized and are non-recourse to us. Funds generated from the bond issuance were used by Yanacocha primarily for capital expenditures.
In May 2006, Yanacocha entered into an uncollateralized $100 bank financing with a syndicate of Peruvian commercial banks. Quarterly repayments began May 2007 with final maturity May 2014. Borrowings under the facility bear interest at a rate of LIBOR plus 1.875%. The loan is uncollateralized and non-recourse to us.
Repayment of debt. During 2008, we made scheduled debt repayments of $119 on maturity of the Australia 7 5/8% notes, $22 related to the sale-leaseback of the refractory ore treatment plant, classified as a capital lease, $87 related to Batu Hijau project financing, $14 on the Yanacocha credit facility and $11 on Yanacocha capital leases. Scheduled minimum debt repayments are $165 in 2009, $156 in 2010, $329 in 2011, $901 in 2012, $115 in 2013 and $1,571 thereafter.
Dividends paid to noncontrolling interests. We paid dividends of $389, $270 and $264 to noncontrolling interests during 2008, 2007 and 2006, respectively.
Dividends paid to common stockholders. We paid annual dividends of $0.40 per common share during 2008, 2007 and 2006. Additionally, Newmont Mining Corporation of Canada Limited, a subsidiary of the Company, paid annual dividends of C$0.43, C$0.43 and C$0.46 during 2008, 2007 and 2006, respectively. On February 18, 2009, we declared a regular quarterly dividend of $0.10 per share, payable March 27, 2009 to holders of record at the close of business on March 6, 2009. The total paid to common stockholders was $182, $181 and $180 for 2008, 2007 and 2006, respectively.
Proceeds from stock issuance. We received proceeds of $29, $51 and $78 during 2008, 2007 and 2006, respectively, from the issuance of common stock related to the exercise of stock options.
Early extinguishment of prepaid forward sales obligation. In September 2006, we settled our remaining obligations under the prepaid forward gold sales contract and forward gold purchase contract for which we were required to deliver gold in December 2006 and June 2007. This settlement resulted in cash payments of approximately $96 and a $48 reduction to the current portion of long-term debt.

NEWMONT MINING CORPORATION
Discontinued Operations
Net operating cash (used in) provided from discontinued operations was $(104) in 2008, compared to $137 and $124 in 2007 and 2006, respectively, as follows:

	Years Ended December 31,
	2008	2007	2006
Royalty portfolio	$(111)	$90	$74
Kori Kollo	7	(1)	28
Pajingo	—	48	34
Zarafshan	—	—	10
Holloway	—	—	(22)

	$(104)	$137	$124

During 2008 we made tax payments of $153 related to the December 2007 royalty portfolio sale.
Net cash (used in) provided from investing activities of discontinued operations was $(11), $1,359 and $337 in 2008, 2007 and 2006, respectively, as follows:

	Years Ended December 31,
	2008	2007	2006
Proceeds from asset sales, net	$(6)	$1,205	$353
Additions to property, plant and mine development	(5)	(9)	(21)
Zarafshan-Newmont Joint Venture settlement, net	—	77	—
Marketable securities and other investments, net	—	88	(2)
Other	—	(2)	7

	$(11)	$1,359	$337

Cash used in investing activities of discontinued operations in 2008 included accrued expense payments on the royalty portfolio sale of $11 and additions to property, plant and mine development of $5 at Kori Kollo partially offset by $5 in proceeds from the sale of assets at Pajingo.
Proceeds from the sale of assets in 2007 included $1,187 from the sale of the royalty portfolio, $10 from the sale of the Pajingo operation and $8 on the sale of Kori Kollo assets. Proceeds from the sale of assets in 2006 included $271 proceeds from the sale of the Alberta oil sands project and $82 on the sales of the Martabe project and the Holloway operation.
Net cash (used in) provided from financing activities of discontinued operations was $(4) in 2008 for repayment of debt at Kori Kollo, $7 in 2007 for debt proceeds at Kori Kollo and $(7) in 2006 for repayment of debt at Zarafshan.
Corporate Revolving Credit Facility
The Company has an uncollateralized $2,000 revolving credit facility with a syndicate of commercial banks, which matures in April 2012. The facility contains a letter of credit sub-facility. Interest rates and facility fees vary based on the credit ratings of the Company’s senior, uncollateralized, long-term debt. Borrowings under the facilities bear interest at an annual interest rate of LIBOR plus a margin of 0.28% or the lead bank’s prime interest rate. Facility fees accrue at an annual rate of 0.07% of the aggregate commitments. The Company also pays a utilization fee of 0.05% on the amount of revolving credit loans and letters of credit outstanding under the facility for each day on which the sum of such loans and letters of credit exceed 50% of the commitments under the facility. As of December 31, 2008 and 2007, the facility fees were 0.07% of the commitment. There was $519 and $440 outstanding under the letter of credit sub-facility at December 31, 2008 and 2007, respectively. At December 31, 2008 we had $724 of the credit facility borrowings available.

NEWMONT MINING CORPORATION
Debt Covenants
The 5 7/8% notes, 8 5/8% debentures, and sale-leaseback of the refractory ore treatment plant debt facilities contain various covenants and default provisions including payment defaults, limitation on liens, limitation on sales and leaseback agreements and merger restrictions.
The Ahafo project facility contains a financial ratio covenant requiring us to maintain a net debt to EBITDA (earnings before interest expense, income taxes, depreciation and amortization) ratio of less than or equal to 4.0 and a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.5%.
In addition to the covenants noted above, the corporate revolving credit facility contains a financial ratio covenant requiring us to maintain a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.5%. Furthermore, the corporate revolving credit facility contains covenants limiting the sale of all or substantially all of our assets, certain change of control provisions and a negative pledge on certain assets.
Certain of our project debt facilities contain debt covenants and default provisions including limitations on dividends subject to certain debt service cover ratios, limitations on sales of assets, negative pledges on certain assets, restricted payments to partners, change of control provisions and limitations of additional permitted debt.
At December 31, 2008, we were in compliance with all debt covenants and provisions related to potential defaults.
Shelf Registration Statement
In October 2007, we filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 which enables the Company to issue an indeterminate number or amount of common stock, preferred stock, debt securities, guarantees of debt securities and warrants from time to time at indeterminate prices. It also included the resale of an indeterminate amount of common stock, preferred stock and debt securities from time to time upon exercise of warrants or conversion of convertible securities.
Contractual Obligations
Our contractual obligations at December 31, 2008 are summarized as follows:

	Payments Due by Period
		Less than	1-3	4-5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
Debt(1)	$4,369	$213	$1,435	$775	$1,946
Capital lease obligations(1)	297	52	163	73	9
Remediation and reclamation obligations(2)	1,352	68	195	118	971
Employee-related benefits(3)	231	70	87	40	34
FIN 48 liability and interest(4)	167	—	—	—	167
Operating leases	99	12	34	17	36
Minimum royalty payments	187	19	56	38	74
Purchase obligations(5)	198	49	59	36	54
Other(6)	1,067	406	623	35	3

	$7,967	$889	$2,652	$1,132	$3,294

(1)	Amounts represent principal ($3,541) and estimated interest payments ($1,125) assuming no early extinguishment.

(2)	Mining operations are subject to extensive environmental regulations in the jurisdictions in which they operate. Pursuant to environmental regulations, we are required to close our operations and reclaim and remediate the lands that operations have disturbed. The estimated undiscounted cash outflows of these remediation and reclamation obligations are reflected here. For more information regarding remediation and reclamation liabilities, see Note 25 to the Consolidated Financial Statements.

(3)	Contractual obligations for Employee-related benefits include severance, workers’ participation, pension funding and other benefit plans. Pension plan funding beyond 2013 cannot be reasonably estimated given variable market conditions and actuarial assumptions and are not included.

(4)	At December 31, 2008, our FIN 48 liability and FIN 48 interest payable were $130 and $37, respectively. We are unable to reasonably estimate the timing of our FIN 48 liability and interest payments beyond 2009 due to uncertainties in the timing of the effective settlement of tax positions.

(5)	Purchase obligations are not recorded in the Consolidated Financial Statements. Purchase obligations represent contractual obligations for purchase of power, materials and supplies, consumables, inventories and capital projects.

(6)	Other contractual obligations that are not reflected in our Consolidated Financial Statements include labor and service contracts. Payments related to derivative contracts cannot be reasonably estimated given variable market conditions. See Note 14 to the Consolidated Financial Statements.

NEWMONT MINING CORPORATION
Off-Balance Sheet Arrangements
We have the following off-balance sheet arrangements: operating leases (as disclosed in the above table) and $778 of outstanding letters of credit, surety bonds and bank guarantees (see Note 33 to the Consolidated Financial Statements). We also provide a contingent support line of credit to PTNNT of which our pro rata share is $37. In 2008, $23 was provided under this contingent support agreement.
Batu Hijau has sales agreements to sell copper concentrates at market prices as follows (in thousands of tons) 803 in 2009; 823 in 2010; 670 in 2011, 651 in 2012, 639 in 2013 and 231 thereafter. For information regarding these copper sales agreements, see Item 7A, Quantitative and Qualitative Disclosures about Market Risk-Hedging, Provisional Copper and Gold Sales, below.
Future Cash Flows
We anticipate that significant capital expenditures in future years (see Investing Activities, above), funding of exploration and advanced projects, debt repayments and dividends to both common shareholders and noncontrolling interests is expected to lead to Net cash used in investing activities and Net cash used in financing activities exceeding Net cash provided by operating activities. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold and copper prices as well as our operational performance, current cash flow and debt position, among other factors. In light of the currently limited global availability of credit, and given our existing debt position, we may determine that it may be necessary or preferable to issue additional equity or other securities, defer projects or sell assets. Additional financing may not be available when needed or, if available, the terms of such financing may not be favorable to us and, if raised by offering equity securities, may involve substantial dilution to existing stockholders. In the event of lower gold and copper prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities, retire or service all outstanding debt and pay dividends could be significantly constrained. For information on our long-term debt, capital lease obligations and operating leases, see Note 21 to the Consolidated Financial Statements.
On February 3, 2009, we completed a public offering of $518 convertible senior notes, including notes offered to cover over-allotments, maturing on February 15, 2012 for net proceeds of $504 after deducting the underwriters discount and estimated expenses of the offering. The notes will pay interest semi-annually at a rate of 3.00% per annum. The notes are convertible, at the holder’s option, equivalent to a conversion price of $46.25 per share of common stock.
On February 3, 2009, we completed a public offering of 34,500,000 shares of common stock, including shares offered to cover over-allotments, at a price of $37.00, for net proceeds of $1,233 after deducting the underwriters discount and estimated expenses of the offering. Such offerings were made pursuant to our automatic shelf registration statement on Form S-3. See Shelf Registration Statement above.

NEWMONT MINING CORPORATION
The following table represents our pro-forma capitalization following the completion of the public offerings of the convertible senior notes and common stock noted above.

	Total Capitalization at December 31, 2008
		Pro-Forma	Pro-Forma
	Actual	Adjustments	Balance
Cash, cash equivalents, marketable securities and other short-term instruments	$447	$1,737	$2,184

Long-term debt, including current portion:
3.00% Convertible Senior Notes due 2012	$—	$444	$444
Other debt and capital leases	3,237	—	3,237

Total long-term debt	$3,237	$444	$3,681

Equity:
Common stock	$709	$55	$764
Additional paid-in capital	6,831	1,224	8,055
Accumulated other comprehensive loss	(253)	—	(253)
Retained earnings	4	—	4

Newmont stockholders’ equity	7,291	$1,279	$8,570
Noncontrolling interests	1,370	$—	$1,370

Total equity	8,661	$1,279	$9,940

Total capitalization	$11,898	$1,723	$13,621

Cash flows are expected to be impacted by variations in the realized spot price of gold and copper. For information on the sensitivity of our Net cash provided by operating activities to metal prices, see Item 7A, Quantitative and Qualitative Disclosures about Market Risk.
Cash flows are also expected to be impacted by variations in foreign currency exchange rates in relation to the U.S. dollar, particularly with respect to the Australian and New Zealand dollars. Accordingly, we have entered into derivative instruments to reduce the volatility of Costs applicable to sales in Asia Pacific. For information concerning the sensitivity of our Costs applicable to sales to changes in foreign currency exchange rates, see Results of Consolidated Operations, Foreign Currency Exchange Rates, above. For information on the sensitivity of our Net cash provided from operating activities to foreign currency exchange rates, see Item 7A, Quantitative and Qualitative Disclosures about Market Risk. Net cash provided from operating activities will also be impacted in 2009 as a result of planned contributions of $48 for our post-retirement benefit programs.
Based on our production profile at December 31, 2008, we expect that consolidated gold ounces sold will be between 6.25 and 6.75 million ounces in 2009. We do not anticipate that reasonably expected variations in gold or copper sales alone will influence our ability to pay our debt and other obligations in 2009.
Environmental
Our mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. We conduct our operations so as to protect the public health and environment and believe our operations are in compliance with applicable laws and regulations in all material respects. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. At December 31, 2008 and 2007, $594 and $547, respectively, were accrued for reclamation costs relating to currently or recently producing mineral properties, of which $43 is classified as current liabilities expected to be spent in 2009.
In addition, we are involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. We believe that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon our best estimate of our liability for these matters, $163 and $125 were accrued for such obligations at December 31, 2008 and 2007, respectively. Depending upon the ultimate resolution of these matters, we believe that it is reasonably possible that the liability for these matters could be as much as 126% greater or 7% lower than the amount accrued at December 31, 2008. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are charged to Other expense, net in the period estimates are revised.

NEWMONT MINING CORPORATION
We spent $39, $13 and $12 in 2008, 2007 and 2006, respectively, for environmental obligations related to former, primarily historic, mining activities, and have classified $15 as a current liability expected to be spent in 2009. Expenditures for 2008 related primarily to Resurrection, a mine site in Leadville, Colorado as well as the Mt. Leyshon property in Australia which is a legacy Normandy site. Expenditures for 2007 and 2006 related primarily to legacy Normandy properties in Australia, the McCoy/Cove property in Nevada and the Dawn mill site.
Included in capital expenditures were $231, $90 and $124 in 2008, 2007 and 2006, respectively, to comply with environmental regulations. Ongoing costs to comply with environmental regulations have not been a significant component of Costs applicable to sales.
Included in Other long-term assets is $23 of restricted cash that is legally restricted for purposes of settling asset retirement obligations related to Hope Bay and former Miramar operations and $13 related to commitments in Peru.
For more information on the Company’s reclamation and remediation liabilities, see Note 25 to the Consolidated Financial Statements.
Forward-Looking Statements
The foregoing discussion and analysis, as well as certain information contained elsewhere in this Annual Report, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created thereby. See the discussion in Forward-Looking Statements in Item 1, Business.

NEWMONT MINING CORPORATION
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting at December 31, 2008. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based upon its assessment, management concluded that, at December 31, 2008, the Company’s internal control over financial reporting was effective.
The effectiveness of the Company’s assessment of internal control over financial reporting at December 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

NEWMONT MINING CORPORATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Newmont Mining Corporation:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income, equity and cash flows present fairly, in all material respects, the financial position of Newmont Mining Corporation and its subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 2 to the consolidated financial statements, the Company (1) changed its method of accounting for uncertain tax positions effective January 1, 2007, which did not require retrospective application, (2) changed its methods of accounting for share-based payments, stripping costs incurred during the production phase and defined benefit pension and other post retirement plans all effective January 1, 2006, which did not require retrospective application and (3) changed its methods of accounting for convertible debt and noncontrolling interests all effective January 1, 2009, which required retrospective application for all periods presented.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 18, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the retrospective adoption of accounting standards discussed in Note 2, “Adoption of Accounting Standards Requiring Retrospective Application and Other Reclassifications” the reclassfication of the Kori Kollo operation as discontinued operations discussed in Note 11 and the change in the composition of reportable segments discussed in Note 31 as to which the date is September 14, 2009.

NEWMONT MINING CORPORATION
STATEMENTS OF CONSOLIDATED INCOME (LOSS)

	Years Ended December 31,
	2008	2007	2006
	(in millions, except per share)
Revenues
Sales — gold, net	$5,372	$4,244	$4,134
Sales — copper, net	752	1,221	671

	6,124	5,465	4,805
Costs and expenses
Costs applicable to sales — gold (1)	2,681	2,376	2,017
Costs applicable to sales — copper (2)	399	450	292
Loss on settlement of price-capped forward sales contracts (Note 3)	—	531	—
Midas redevelopment (Note 4)	—	11	—
Amortization	738	685	579
Accretion	31	27	25
Exploration	213	177	165
Advanced projects, research and development (Note 5)	166	62	81
General and administrative	144	142	136
Write-down of goodwill (Note 20)	—	1,122	—
Write-down of property, plant and mine development (Note 19)	137	10	3
Other expense, net (Note 6)	351	243	251

	4,860	5,836	3,549
Other income (expense)
Other income, net (Note 7)	123	100	53
Interest expense, net of capitalized interest of $47, $50 and $57, respectively	(135)	(118)	(97)

	(12)	(18)	(44)
Income (loss) from continuing operations before income tax expense and other items	1,252	(389)	1,212
Income tax expense (Note 8)	(100)	(190)	(314)
Equity (loss) income of affiliates (Note 10)	(5)	(1)	2

Income (loss) from continuing operations	1,147	(580)	900
Income (loss) from discontinued operations (Note 11)	13	(905)	254

Net income (loss)	1,160	(1,485)	1,154
Less: Net income attributable to noncontrolling interests (Note 9)	329	410	363

Net income (loss) attributable to Newmont stockholders	$831	$(1,895)	$791

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$816	$(988)	$540
Discontinued operations	15	(907)	251

	$831	$(1,895)	$791

Income (loss) per common share (Note 12)
Basic:
Continuing operations	$1.80	$(2.18)	$1.20
Discontinued operations	0.03	(2.01)	0.56

	$1.83	$(4.19)	$1.76

Diluted:
Continuing operations	$1.80	$(2.18)	$1.19
Discontinued operations	0.03	(2.01)	0.56

	$1.83	$(4.19)	$1.75

Basic weighted-average common shares outstanding	454	452	450

Diluted weighted-average common shares outstanding	455	452	452

Cash dividends declared per common share	$0.40	$0.40	$0.40

(1)	Exclusive of Loss on settlement of price-capped forward sales contracts, Midas redevelopment, Amortization and Accretion.

(2)	Exclusive of Amortization and Accretion.
The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2008	2007
	(in millions)
ASSETS
Cash and cash equivalents	$435	$1,230
Marketable securities and other short-term investments (Note 15)	12	61
Trade receivables	104	177
Accounts receivable	214	160
Inventories (Note 16)	507	453
Stockpiles and ore on leach pads (Note 17)	290	328
Deferred income tax assets (Note 8)	284	106
Other current assets (Note 18)	455	84

Current assets	2,301	2,599
Property, plant and mine development, net (Note 19)	10,128	9,132
Investments (Note 15)	655	1,531
Stockpiles and ore on leach pads (Note 17)	1,136	782
Deferred income tax assets (Note 8)	1,039	910
Other long-term assets (Note 18)	207	223
Goodwill (Note 20)	188	186
Assets of operations held for sale (Note 11)	73	111

Total assets	$15,727	$15,474

LIABILITIES
Current portion of long-term debt (Note 21)	$165	$252
Accounts payable	411	338
Employee-related benefits (Note 22)	170	148
Income and mining taxes (Note 8)	61	87
Other current liabilities (Note 24)	770	653

Current liabilities	1,577	1,478
Long-term debt (Note 21)	3,072	2,345
Reclamation and remediation liabilities (Note 25)	699	608
Deferred income tax liabilities (Note 8)	1,051	1,025
Employee-related benefits (Note 22)	379	226
Other long-term liabilities (Note 24)	252	150
Liabilities of operations held for sale (Note 11)	36	434

Total liabilities	7,066	6,266

Commitments and contingencies (Note 33)
EQUITY
Common stock — $1.60 par value;
Authorized — 750 million shares
Issued and outstanding —
Common: 443 million and 435 million shares issued, less 264,000 and 304,000 treasury shares, respectively	709	696
Exchangeable: 56 million shares issued, less 44 million and 38 million redeemed shares, respectively
Additional paid-in capital	6,831	6,916
Accumulated other comprehensive (loss) income (Note 26)	(253)	957
Retained earnings (deficit)	4	(810)

Total Newmont stockholders’ equity	7,291	7,759
Noncontrolling interest	1,370	1,449

Total equity	8,661	9,208

Total liabilities and equity	$15,727	$15,474

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION
STATEMENTS OF CONSOLIDATED CHANGES IN EQUITY

					Accumulated
			Additional	Retained	Other
	Common Stock		Paid-In	Earnings	Comprehensive	Noncontrolling	Total
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Interests	Equity
			(in millions)
Balance at December 31, 2005	448	$666	$6,578	$754	$378	$931	$9,307
Net income	—	—	—	791	—	363	1,154
Other comprehensive income	—	—	—	—	322	45	367
Dividends paid	—	—	—	(180)	—	(264)	(444)
Adoption of EITF 04-06	—	—	—	(81)	—	23	(58)
Adoption of FAS 158	—	—	—	—	(27)	—	(27)
Stock based compensation and related share issuances	3	5	131	—	—	—	136
Shares issued in exchange for exchangeable shares	—	6	(6)	—	—	—	—

Balance at December 31, 2006	451	$677	$6,703	$1,284	$673	$1,098	$10,435
Net income (loss)	—	—	—	(1,895)	—	410	(1,485)
Other comprehensive income	—	—	—	—	284	4	288
Dividends paid	—	—	(90)	(91)	—	(270)	(451)
Adoption of FIN 48	—	—	—	(108)	—	4	(104)
Acquisition of Miramar Mining Corporation	—	—	—	—	—	39	39
Convertible senior notes	—	—	220	—	—	—	220
Repayment of Batu Hijau carried interest	—	—	—	—	—	161	161
Other	—	—	—	—	—	3	3
Stock based compensation and related share issuances	2	4	88	—	—	—	92
Shares issued in exchange for exchangeable shares	—	15	(15)	—	—	—	—
Warrants issued (Note 21)	—	—	248	—	—	—	248
Call options purchased (net of $128 deferred tax assets)	—	—	(238)	—	—	—	(238)

Balance at December 31, 2007	453	$696	$6,916	$(810)	$957	$1,449	$9,208
Net income	—	—	—	831	—	329	1,160
Other comprehensive loss	—	—	—	—	(1,210)	(2)	(1,212)
Dividends paid	—	—	(165)	(17)	—	(389)	(571)
Purchases of noncontrolling interests, net	—	—	—	—	—	(17)	(17)
Stock based compensation and related share issuances	2	2	91	—	—	—	93
Shares issued in exchange for exchangeable shares (Note 12)	—	11	(11)	—	—	—	—

Balance at December 31, 2008	455	$709	$6,831	$4	$(253)	$1,370	$8,661

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION
STATEMENTS OF CONSOLIDATED COMPREHENSIVE (LOSS) INCOME

	Years Ended December 31,
	2008	2007	2006
	(in millions)
Net income (loss)	$1,160	$(1,485)	$1,154
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities, net of $105, $(19) and $(49) tax benefit (expense), respectively	(573)	113	272
Foreign currency translation adjustments	(387)	138	(14)
Change in pension liability, net of $69 and $(18) and $(9) tax benefit (expense), respectively
Net change from periodic valuations	(139)	18	12
Net amount reclassified to income	9	15	5

Net unrecognized loss on pension liability	(130)	33	17

Change in fair value of cash flow hedge instruments, net of tax of $53, $(3) and $(50), respectively
Net change from periodic revaluations	(127)	5	(335)
Net amount reclassified to income	5	(1)	427

Net unrecognized (loss) gain on derivatives	(122)	4	92

Other comprehensive (loss) income	(1,212)	288	367

Comprehensive (loss) income	$(52)	$(1,197)	$1,521

Comprehensive income attributable to:
Newmont stockholders	$(379)	$(1,611)	$1,113
Noncontrolling interests	327	414	408

	$(52)	$(1,197)	$1,521

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION
STATEMENTS OF CONSOLIDATED CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
	(in millions)
Operating activities:
Net income (loss)	$1,160	$(1,485)	$1,154
Adjustments:
Amortization	738	685	579
Deferred income taxes	(315)	(156)	(126)
Impairment of marketable securities (Note 7)	114	46	—
Write-down of property, plant and mine development	137	10	3
Gain on asset sales, net	(72)	(10)	(19)
Reclamation estimate revisions (Note 25)	101	29	47
Stock based compensation and other benefits	50	46	50
Accretion of accumulated reclamation obligations (Note 25)	41	35	28
(Income) loss from discontinued operations (Note 11)	(13)	905	(254)
Hedge gain, net	(9)	(9)	(46)
Write-down of goodwill	—	1,122	—
Revenue from prepaid forward sales obligation	—	—	(48)
Other operating adjustments and write-downs	92	39	70
Net change in operating assets and liabilities (Note 28)	(627)	(729)	(339)

Net cash provided from continuing operations	1,397	528	1,099
Net cash (used in) provided from discontinued operations (Note 11)	(104)	137	124

Net cash provided from operations	1,293	665	1,223

Investing activities:
Additions to property, plant and mine development	(1,870)	(1,669)	(1,536)
Proceeds from sale of marketable debt and equity securities	50	224	2,216
Investments in marketable debt and equity securities	(17)	(258)	(1,493)
Acquisitions, net (Note 13)	(325)	(953)	(348)
Cash received on repayment of Batu Hijau carried interest (Note 9)	—	161	—
Other	16	23	20

Net cash used in investing activities of continuing operations	(2,146)	(2,472)	(1,141)
Net cash (used in) provided from investing activities of discontinued operations (Note 11)	(11)	1,359	337

Net cash used in investing activities	(2,157)	(1,113)	(804)

Financing activities:
Proceeds from debt, net	5,078	3,001	198
Repayment of debt	(4,483)	(2,036)	(111)
Dividends paid to noncontrolling interests	(389)	(270)	(264)
Dividends paid to common stockholders	(182)	(181)	(180)
Proceeds from stock issuance	29	51	78
Purchase of Company share call options (Note 21)	—	(366)	—
Issuance of Company share warrants (Note 21)	—	248	—
Early extinguishment of prepaid forward sales obligation	—	—	(48)
Change in restricted cash and other	74	11	(6)

Net cash provided from (used in) financing activities of continuing operations	127	458	(333)
Net cash (used in) provided from financing activities of discontinued operations (Note 11)	(4)	7	(7)

Net cash provided from (used in) financing activities	123	465	(340)

Effect of exchange rate changes on cash	(54)	50	3

Net change in cash and cash equivalents	(795)	67	82
Cash and cash equivalents at beginning of period	1,230	1,163	1,081

Cash and cash equivalents at end of period	$435	$1,230	$1,163

See Note 29 for supplemental cash flow information.
The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 1 THE COMPANY
Newmont Mining Corporation and its affiliates and subsidiaries (collectively, “Newmont” or the “Company”) predominantly operate in a single industry, namely, exploration for and production of gold.
The Company’s sales result from operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. The cash flow and profitability of the Company’s operations are significantly affected by the market price of gold, and to a lesser extent, copper. The prices of gold and copper can fluctuate widely and are affected by numerous factors beyond the Company’s control.
References to “A$” refers to Australian currency, “C$” to Canadian currency, “NZ$” to New Zealand currency, “IDR” to Indonesian currency and “$” to United States currency.
NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the Company’s Consolidated Financial Statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates utilized in impairment calculations and units-of-production amortization calculations; environmental, reclamation and closure obligations; estimates of recoverable gold and other minerals in stockpile and leach pad inventories; estimates of fair value for certain reporting units and asset impairments (including impairments of goodwill, long-lived assets and investments); write-downs of inventory, stockpiles and ore on leach pads to net realizable value; post employment, post-retirement and other employee benefit liabilities; valuation allowances for deferred tax assets; reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments including marketable securities and derivative instruments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.
Principles of Consolidation
The Consolidated Financial Statements include the accounts of Newmont Mining Corporation and more-than-50%-owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. The Company also includes its pro-rata share of assets, liabilities and operations for unincorporated joint ventures in which it has an interest. All significant intercompany balances and transactions have been eliminated. The functional currency for the majority of the Company’s operations, including the Australian operations, is the U.S. dollar. The functional currency of the Canadian operations is the Canadian dollar.
The Company follows Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R) “Consolidation of Variable Interest Entities” (“FIN 46(R)”), which provides guidance on the identification and reporting for entities over which control is achieved through means other than voting rights. FIN 46(R) defines such entities as Variable Interest Entities (“VIEs”). Prior to May 25, 2007, the Company considered PT Newmont Nusa Tenggara (“PTNNT” or “Batu Hijau”) a VIE since a noncontrolling interest’s 20% ownership in PTNNT was not obligated to absorb the expected losses of the entity. On May 25, 2007, the noncontrolling partner fully repaid the loan (including accrued interest) and as a result, the Company’s economic interest was reduced from 52.875% to 45%. The Company determined that the repayment of the loan by the noncontrolling interest and the reduction of its economic interest was a reconsideration event according to FIN 46(R) and concluded that PTNNT was no longer a VIE.
Newmont identified the Nusa Tenggara Partnership (“NTP”), a partnership between Newmont and an affiliate of Sumitomo Corporation that owns an 80% interest in PTNNT, as a VIE due to certain capital structures and contractual relationships. As a result of the Company’s 56.25% ownership in NTP, the Company continues to be the primary beneficiary of NTP and therefore consolidates Batu Hijau in its Consolidated Financial Statements.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Adoption of Accounting Standards Requiring Retrospective Application and Other Reclassifications
The adoption of FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) and FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“FAS 160”), effective January 1, 2009, have been retrospectively applied to all periods presented. Additionally, we have recast our segment results for 2008, 2007 and 2006 to reflect an organizational change, effective in the first quarter of 2009, that (i) moved the results of the La Herradura operation in Mexico to North America from Other and (ii) combined the management of exploration and advanced projects, research and development activities under one executive and assigned the legacy exploration segment to the regional reportable segments. The Company has also reclassified the historical balance sheet, income statement and the cash flow amounts for the Kori Kollo operation in Bolivia to discontinued operations in the Consolidated Balance Sheets, Consolidated Statements of Income and Cash Flows. These changes were reflected for all periods presented.
Accounting for Convertible Debt Instruments
In May 2008, the FASB issued FSP APB 14-1. FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component will be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for the Company’s fiscal year beginning January 1, 2009 and has been applied retrospectively to all periods presented.
The Company has recorded the following in the Consolidated Balance Sheets related to the convertible senior notes:

	At December 31, 2008		At December 31, 2007
	Convertible Senior Notes Due		Convertible Senior Notes Due
	2014	2017	2014	2017
Additional paid-in capital	$97	$123	$97	$123

Principal amount of convertible note	$575	$575	$575	$575
Unamortized debt discount	(127)	(174)	(145)	(189)

Net carrying amount of convertible note	$448	$401	$430	$386

As a result of adopting FSP APB 14-1, the effective interest rates increased by approximately 5 percentage points to 6.0% and 6.25% for the 2014 and 2017 notes, respectively, for the non-cash amortization of the debt discount over the lives of the notes. Interest expense was increased by $33 and $14 which decreased the Company’s Income from continuing operations and Net income by $22 ($0.05 per share) and $9 ($0.02 per share) for the years ended December 31, 2008 and December 31, 2007, respectively.
Noncontrolling Interests in Consolidated Financial Statements
In December 2007, FAS 160 established accounting and reporting standards pertaining to (i) ownership interests in subsidiaries held by parties other than the parent, (ii) the amount of net income attributable to the parent and to the noncontrolling interest, (iii) changes in a parent’s ownership interest, and (iv) the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. For presentation and disclosure purposes, FAS 160 requires noncontrolling interests to be classified as a separate component of equity. FAS 160 is effective for the Company’s fiscal year beginning January 1, 2009 and has been applied retrospectively to all periods presented.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Other Reclassifications
The Company reclassified accretion from Costs applicable to sales to a separate Accretion line item, regional administrative and community development from Costs applicable to sales to Other expense, net, marketing costs from Costs applicable to sales to General and administrative and write-down of investments from Costs and expenses to Other income, net.
Cash and Cash Equivalents
Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Cash and cash equivalents are invested in United States Treasury securities and money market securities. Restricted cash is excluded from cash and cash equivalents and is included in other current and long-term assets.
Investments
Management determines the appropriate classification of its investments in equity securities at the time of purchase and reevaluates such determinations at each reporting date. Investments in incorporated entities in which the Company’s ownership is greater than 20% and less than 50%, or which the Company does not control through majority ownership or means other than voting rights, are accounted for by the equity method and are included in long-term assets. The Company accounts for its equity security investments as available for sale securities in accordance with FASB Statement of Financial Accounting Standards (“FAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The Company periodically evaluates whether declines in fair values of its investments below the Company’s carrying value are other-than-temporary in accordance with FSP No. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” The Company’s policy is to generally treat a decline in the investment’s quoted market value that has lasted continuously for more than six months as an other-than-temporary decline in value. The Company also monitors its investments for events or changes in circumstances that have occurred that may have a significant adverse effect on the fair value of the investment and evaluates qualitative and quantitative factors regarding the severity and duration of the unrealized loss and the Company’s ability to hold the investment until a forecasted recovery occurs to determine if the decline in value of an investment is other-than-temporary. Declines in fair value below the Company’s carrying value deemed to be other-than-temporary are charged to earnings. Additional information concerning the Company’s equity method and security investments is included in Note 15.
Stockpiles, Ore on Leach Pads and Inventories
As described below, costs that are incurred in or benefit the productive process are accumulated as stockpiles, ore on leach pads and inventories. Stockpiles, ore on leach pads and inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Write-downs of stockpiles, ore on leach pads and inventories, resulting from net realizable value impairments, are reported as a component of Costs applicable to sales. The current portion of stockpiles, ore on leach pads and inventories is determined based on the expected amounts to be processed within the next 12 months. Stockpiles, ore on leach pads and inventories not expected to be processed within the next 12 months are classified as long-term. The major classifications are as follows:
Stockpiles
Stockpiles represent ore that has been extracted from the mine and is available for further processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are allocated to stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead and amortization relating to mining operations, and removed at each stockpile’s average cost per recoverable unit.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Ore on Leach Pads
The recovery of gold from certain gold oxide ores is achieved through the heap leaching process. Under this method, oxide ore is placed on leach pads where it is treated with a chemical solution, which dissolves the gold contained in the ore. The resulting gold-bearing solution is further processed in a plant where the gold is recovered. Costs are added to ore on leach pads based on current mining costs, including applicable amortization relating to mining operations. Costs are removed from ore on leach pads as ounces are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad.
The estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover between 50% and 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.
Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, the Company’s operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of gold on its leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value are accounted for on a prospective basis.
In-process Inventory
In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific processing facility, but include mill in-circuit, leach in-circuit, flotation and column cells, and carbon in-pulp inventories. In-process material is measured based on assays of the material fed into the process and the projected recoveries of the respective plants. In-process inventories are valued at the average cost of the material fed into the process attributable to the source material coming from the mines, stockpiles and/or leach pads plus the in-process conversion costs, including applicable amortization relating to the process facilities incurred to that point in the process.
Precious Metals Inventory
Precious metals inventories include gold doré and/or gold bullion. Precious metals that result from the Company’s mining and processing activities are valued at the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs.
Concentrate Inventory
Concentrate inventories represent copper and gold concentrate available for shipment. The Company values concentrate inventory at the average cost, including an allocable portion of support costs and amortization. Costs are added and removed to the concentrate inventory based on tons of concentrate and are valued at the lower of average cost or net realizable value.
Materials and Supplies
Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Property, Plant and Mine Development
Facilities and equipment
Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and recorded at cost. The facilities and equipment are depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives, which do not exceed the related estimated mine lives, of such facilities based on proven and probable reserves.
Mine Development
Mine development costs include engineering and metallurgical studies, drilling and other related costs to delineate an ore body, the removal of overburden to initially expose an ore body at open pit surface mines and the building of access ways, shafts, lateral access, drifts, ramps and other infrastructure at underground mines. Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as Exploration or Advanced projects, research and development expense. Capitalization of mine development project costs, that meet the definition of an asset, begins once mineralization is classified as proven and probable reserves.
Drilling and related costs are capitalized for an ore body where proven and probable reserves exist and the activities are directed at obtaining additional information on the ore body or converting non-reserve mineralization to proven and probable reserves and the benefit is expected to be realized over a period beyond one year. All other drilling and related costs are expensed as incurred. Drilling costs incurred during the production phase for operational ore control are allocated to inventory costs and then included as a component of Costs applicable to sales.
The cost of removing overburden and waste materials to access the ore body at an open pit mine prior to the production phase are referred to as “pre-stripping costs.” Pre-stripping costs are capitalized during the development of an open pit mine. Where multiple open pits exist at a mining complex utilizing common processing facilities, pre-stripping costs are capitalized at each pit. The removal and production of de minimis saleable materials may occur during development and are recorded as Other income, net of incremental mining and processing costs.
The production phase of an open pit mine commences when saleable minerals, beyond a de minimis amount, are produced. Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory.
The Company’s definition of a mine and the mine’s production phase may differ from that of other companies in the mining industry resulting in incomparable allocations of stripping costs to deferred mine development and production costs. Other mining companies may expense pre-stripping costs associated with subsequent pits within a mining complex.
Mine development costs are amortized using the units-of-production (“UOP”) method based on estimated recoverable ounces or pounds in proven and probable reserves. To the extent that these costs benefit an entire ore body, they are amortized over the estimated life of the ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that area are amortized over the estimated life of that specific ore block or area.
Mineral Interests
Mineral interests include acquired interests in production, development and exploration stage properties. The mineral interests are capitalized at their fair value at the acquisition date, either as an individual asset purchase or as part of a business combination.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
The value of such assets is primarily driven by the nature and amount of mineralized material believed to be contained in such properties. Production stage mineral interests represent interests in operating properties that contain proven and probable reserves. Development stage mineral interests represent interests in properties under development that contain proven and probable reserves. Exploration stage mineral interests represent interests in properties that are believed to potentially contain mineralized material consisting of (i) mineralized material such as inferred material within pits; measured, indicated and inferred material with insufficient drill spacing to qualify as proven and probable reserves; and inferred material in close proximity to proven and probable reserves; (ii) around-mine exploration potential such as inferred material not immediately adjacent to existing reserves and mineralization, but located within the immediate mine area; (iii) other mine-related exploration potential that is not part of measured, indicated or inferred material and is comprised mainly of material outside of the immediate mine area; (iv) greenfields exploration potential that is not associated with any other production, development or exploration stage property, as described above; or (v) any acquired right to explore or extract a potential mineral deposit. The Company’s mineral rights generally are enforceable regardless of whether proven and probable reserves have been established. In certain limited situations, the nature of a mineral right changes from an exploration right to a mining right upon the establishment of proven and probable reserves. The Company has the ability and intent to renew mineral interests where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineralized material.
Asset Impairment
Long-lived Assets
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected gold and other commodity prices (considering current and historical prices, trends and related factors), production levels, operating costs, capital requirements and reclamation costs, all based on life-of-mine plans. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable minerals” refers to the estimated amount of gold or other commodities that will be obtained after taking into account losses during ore processing and treatment. Estimates of recoverable minerals from such exploration stage mineral interests are risk adjusted based on management’s relative confidence in such materials. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, gold and other commodity prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.
Goodwill
The Company evaluates, on at least an annual basis during the fourth quarter, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. To accomplish this, the Company compares the estimated fair value of its reporting units to their carrying amounts. If the carrying value of a reporting unit exceeds its estimated fair value, the Company compares the implied fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying value over the fair value is charged to earnings. The Company’s fair value estimates are based on numerous assumptions and it is possible that actual fair value will be significantly different than the estimates, as actual future quantities of recoverable minerals, gold and other commodity prices, production levels, operating costs and capital requirements are each subject to significant risks and uncertainties.
Revenue Recognition
Revenue is recognized, net of treatment and refining charges, from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, the title has been transferred to the customer and collection of the sales price is reasonably assured. Revenues from by-product sales are credited to Costs applicable to sales as a by-product credit.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Concentrate sales are initially recorded based on 100% of the provisional sales prices. Until final settlement occurs, adjustments to the provisional sales prices are made to take into account the mark-to-market changes based on the forward prices for the estimated month of settlement. For changes in metal quantities upon receipt of new information and assay, the provisional sales quantities are adjusted as well. The principal risks associated with recognition of sales on a provisional basis include metal price fluctuations between the date initially recorded and the date of final settlement. If a significant decline in metal prices occurs between the provisional pricing date and the final settlement-date, it is reasonably possible that the Company could be required to return a portion of the sales proceeds received based on the provisional invoice.
The Company’s sales based on a provisional price contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward London Metal Exchange price at the time of sale. The embedded derivative, which does not qualify for hedge accounting, is marked to market through earnings each period prior to final settlement.
Stripping Costs
Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory. Capitalization of production stage stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period.
Income and Mining Taxes
The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect. The Company derives its deferred income tax charge or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. Mining taxes represent Canadian provincial taxes levied on mining operations and are classified as income taxes; as such taxes are based on a percentage of mining profits. With respect to the earnings that the Company derives from the operations of its consolidated subsidiaries, in those situations where the earnings are indefinitely reinvested, no deferred taxes have been provided on the unremitted earnings (including the excess of the carrying value of the net equity of such entities for financial reporting purposes over the tax basis of such equity) of these consolidated companies.
The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.
The Company’s operations involve dealing with uncertainties and judgments in the application of complex tax regulations in multiple jurisdictions. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state, and international tax audits. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. At January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”), an interpretation of FASB Statement No. 109, “Accounting for Income Taxes,” guidance to record these liabilities (refer to Note 8 for additional information). The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Reclamation and Remediation Costs (Asset Retirement Costs and Obligations)
Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and amortized over the life of the related asset. Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and abandonment costs. The asset retirement obligation is based on when spending for an existing environmental disturbance will occur. The Company reviews, on an annual basis, unless otherwise deemed necessary, the asset retirement obligation at each mine site in accordance with FASB Statement No. 143, “Accounting for Asset Retirement Obligations.”
Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the costs expected to be incurred at a site. Such cost estimates include, where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates at inactive mines are reflected in earnings in the period an estimate is revised.
Foreign Currency
The functional currency for the majority of the Company’s operations, including the Australian operations, is the U.S. dollar. All monetary assets and liabilities where the functional currency is the U.S. dollar are translated at current exchange rates and the resulting adjustments are included in Other income, net. The functional currency of the Canadian operations is the Canadian dollar. All monetary assets and liabilities recorded in functional currencies other than U.S. dollars are translated at current exchange rates and the resulting adjustments are charged or credited directly to Accumulated other comprehensive (loss) income in Equity. Revenues and expenses in foreign currencies are translated at the weighted-average exchange rates for the period.
Derivative Instruments
Newmont has fixed forward contracts and call option contracts designated as cash flow hedges in place to hedge against changes in foreign exchanges rates, fixed forward contracts designated as cash flow hedges in place to hedge against changes in diesel prices, and fixed to floating interest rate swap contracts designated as fair value hedges to provide balance to the Company’s mix of fixed and floating rate debt. In 2006, Newmont had zero cost copper collars to hedge the copper price realized during the period. The fair value of derivative contracts qualifying as cash flow hedges are reflected as assets or liabilities in the balance sheet. To the extent these hedges are effective in offsetting forecasted cash flows from the sale of production or production costs (the “effective portion”), changes in fair value are deferred in Accumulated other comprehensive (loss) income. Amounts deferred in Accumulated other comprehensive (loss) income are reclassified to Sales, net or to Costs applicable to sales, as applicable, when the hedged transaction has occurred. The ineffective portion of the change in the fair value of the derivative is recorded in Other income, net in each period. Cash transactions related to the Company’s forward and option contracts accounted for as hedges are classified in the same category as the item being hedged in the statement of cash flows.
When derivative contracts qualifying as cash flow hedges are settled, accelerated or restructured before the maturity date of the contracts, the related amount in Accumulated other comprehensive (loss) income at the settlement date is deferred and reclassified to Sales, net or Costs applicable to sales, as applicable, when the originally designated hedged transaction impacts earnings.
The fair value of derivative contracts qualifying as fair value hedges are reflected as assets or liabilities in the balance sheet. Changes in fair value are recorded in income in each period, consistent with recording changes to the mark-to-market value of the underlying hedged asset or liability in income. Changes in the mark-to-market value of the effective portion of interest rate swaps utilized by the Company to swap a portion of its fixed rate interest rate risk to floating rate risk are recognized as a component of Interest expense, net of capitalized interest.
Newmont assesses the effectiveness of the derivative contracts periodically using either regression analysis or the dollar offset approach, both retrospectively and prospectively, to determine whether the hedging instruments have been highly effective in offsetting changes in the fair value of the hedged items. The Company defines highly effective as the hedge contract and the item being hedged being between 0.8 and 1.25 correlated, and the Company measures the amount of any hedge ineffectiveness. The Company will also assess periodically whether the hedging instruments are expected to be highly effective in the future. If a hedging instrument is not expected to be highly effective, the Company will stop hedge accounting prospectively. In those instances, the gains or losses remain in Accumulated other comprehensive (loss) income until the hedged item affects earnings.
The fair value of all derivative contracts that do not qualify as hedges are reflected as assets or liabilities, with the change in fair value recorded in Other income, net.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Net Income (Loss) per Common Share
Basic and diluted income (loss) per share are presented for Net income (loss) and for Income (loss) from continuing operations. Basic income (loss) per share is computed by dividing Net income (loss) or Income (loss) from continuing operations by the weighted-average number of outstanding common shares for the period, including the exchangeable shares (see Notes 12 and 21). Diluted income per share reflects the potential dilution that could occur if securities or other contracts that may require the issuance of common shares in the future were converted. Diluted income per share is computed by increasing the weighted-average number of outstanding common shares to include the additional common shares that would be outstanding after conversion and adjusting net income for changes that would result from the conversion. Only those securities or other contracts that result in a reduction in earnings per share are included in the calculation.
Comprehensive (Loss) Income
In addition to Net income (loss), Comprehensive (loss) income includes all changes in equity during a period, such as adjustments to minimum pension liabilities, foreign currency translation adjustments, the effective portion of changes in fair value of derivative instruments that qualify as cash flow hedges and cumulative unrecognized changes in fair value of marketable securities available-for-sale or other investments, except those resulting from investments by and distributions to owners.
Recently Adopted Pronouncements
Variable Interest Entities
In December 2008, the FASB issued Staff Position No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). This FSP amends FASB Statement No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R) to require public enterprises to provide additional disclosures about their involvement with VIEs. FSP FAS 140-4 and FIN 46(R)-8 is effective for the Company’s fiscal year ending December 31, 2008. Newmont has adopted the disclosure requirements of FSP FAS 140-4 and FIN 46(R)-8 in the Company’s VIE disclosures.
Hierarchy of Generally Accepted Accounting Principles
In May 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”) which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”). FAS 162 was effective November 15, 2008, which was 60 days following the Security and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP.” The adoption of FAS 162 has had no impact on the Company’s consolidated financial position, results of operations or cash flows.
Fair Value Accounting
In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 were adopted January 1, 2008. In February 2008, the FASB staff issued FSP No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”). FSP FAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of FSP FAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009, and are not expected to have a significant impact on the Company.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”), which clarifies the application of FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”) in an inactive market. The intent of this FSP is to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. FSP FAS 157-3 states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks when determining fair value of an asset in an inactive market. FSP FAS 157-3 was effective upon issuance. The Company has incorporated the principles of FSP FAS 157-3 in determining the fair value of financial assets when the market for those assets is not active, specifically its marketable debt securities.
FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FAS 157 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).
The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by FAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2008
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$14	$14	$—	$—
Marketable equity securities	621	621	—	—
Marketable debt securities	27	—	—	27

	$662	$635	$—	$27

Liabilities:
Trade payable from provisional copper and gold concentrate sales, net	$5	$5	$—	$—
Derivative instruments, net	140	—	140	—
8 5/8% debentures (hedged portion)	92	—	92	—

	$237	$5	$232	$—

The Company’s cash equivalent instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash instruments that are valued based on quoted market prices in active markets are primarily money market securities and U.S. Treasury securities.
The Company’s marketable equity securities are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy. The fair value of the marketable equity securities is calculated as the quoted market price of the marketable equity security multiplied by the quantity of shares held by the Company.
The Company’s marketable debt securities include investments in auction rate securities and asset backed commercial paper. The Company reviews fair value for auction rate securities and asset backed commercial paper on at least a quarterly basis. The auction rate securities are traded in markets that are not active, trade infrequently and have little price transparency. The Company estimated the fair values based on weighted average risk calculations using probabilistic cash flow assumptions. In January 2009, the investments in the Company’s asset backed commercial paper were restructured under court order. The restructuring allowed an interest distribution to be made to investors. The auction rate securities and asset backed commercial paper are classified within Level 3 of the fair value hierarchy.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
The Company’s net trade payable from provisional copper and gold concentrate sales is valued using quoted market prices based on the forward London Metal Exchange (“LME”) (copper) and the London Bullion Market Association P.M. fix (“London P.M. fix”) (gold) and, as such, is classified within Level 1 of the fair value hierarchy.
The Company’s derivative instruments are valued using pricing models and the Company generally uses similar models to value similar instruments. Where possible, the Company verifies the values produced by its pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, measures of volatility, and correlations of such inputs. The Company’s derivatives trade in liquid markets, and as such, model inputs can generally be verified and do not involve significant management judgment. Such instruments are classified within Level 2 of the fair value hierarchy.
The Company has fixed to floating swap contracts to hedge a portion of the interest rate risk exposure of its 8 5/8% uncollateralized debentures due May 2011. The hedged portion of the Company’s 8 5/8% debentures are valued using pricing models which require inputs, including risk-free interest rates and credit spreads. Because the inputs are derived from observable market data, the hedged portion of the 8 5/8% debentures is classified within Level 2 of the fair value hierarchy.
The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial assets (asset backed commercial paper and auction rate securities) for the year ended December 31, 2008.

Balance at beginning of period	$31
Unrealized losses	(7)
Transfers in — auction rate securities	3

Balance at end of period	$27

Unrealized losses of $6 for the period were included in Accumulated other comprehensive (loss) income as a result of changes in C$ exchange rates from December 31, 2007. Unrealized losses of $1 for the period were included in Accumulated other comprehensive (loss) income as a result of mark-to-market changes from December 31, 2007. At December 31, 2008, the assets classified within Level 3 of the fair value hierarchy represent 4% of the total assets measured at fair value.
In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 were adopted January 1, 2008. The Company did not elect the Fair Value Option for any of its financial assets or liabilities, and therefore, the adoption of FAS 159 had no impact on the Company’s consolidated financial position, results of operations or cash flows.
Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards
In June 2007, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 requires that the tax benefit related to dividend and dividend equivalents paid on equity-classified nonvested shares and nonvested share units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF 06-11 has been applied prospectively for tax benefits on dividends declared in the Company’s fiscal year beginning January 1, 2008. The adoption of EITF 06-11 had an insignificant impact on the Company’s consolidated financial position, results of operations or cash flows.
Income Taxes
On January 1, 2007, the Company adopted the provisions of FIN 48, which clarifies the accounting and reporting for uncertainties in the application of the income tax laws to our operations. The interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax provisions taken or expected to be taken in income tax returns. The cumulative effects of applying this interpretation were recorded as a decrease in retained earnings of $108, an increase of $5 in goodwill, an increase of $4 in noncontrolling interest, a decrease in net deferred tax assets of $37 (primarily, as a result of utilization of foreign tax credits and net operating losses as part of the FIN 48 measurement process, offset, in part, by the impact of the interaction of the Alternative Minimum Tax rules) and an increase of $72 in the net liability for unrecognized income tax benefits. Refer to Note 8.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
The Company’s continuing practice is to recognize interest and/or penalties related to unrecognized tax benefits as part of its income tax expense. At December 31, 2008 and 2007, the amount of accrued income-tax-related interest and penalties included in the Statements of Consolidated Income (Loss) was $37 for both years. During December 2008, the Company accrued an additional $31 of interest and penalties, paid $13 of interest, and released $18 as a result of the expiration of statute of limitations.
The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various states and in foreign jurisdictions. With limited exception, the Company is no longer subject to U.S. federal, state and local income or non-U.S. income tax audits by taxing authorities for years before 2005.
Pensions
At December 31, 2006, the Company adopted the provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“FAS 158”). FAS 158 required employers that sponsor one or more defined benefit plans to (i) recognize the funded status of a benefit plan in its statement of financial position, (ii) recognize the gains or losses and prior service costs or credits that arise during the period as a component of other comprehensive income, net of tax, (iii) measure the defined benefit plan assets and obligations at the date of the employer’s fiscal year-end statement of financial position, and (iv) disclose in the notes to the financial statements additional information about certain effects on net periodic cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The impact of adopting FAS 158 decreased Accumulated other comprehensive (loss) income by $27 at December 31, 2006.
Stock Based Compensation
On January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), “Share-Based Payment” (“FAS 123(R)”). The Company adopted FAS 123(R) using the modified prospective transition method. Under this method, compensation cost recognized in 2006 included: a) compensation cost for all share-based payments granted prior to, but not yet vested at January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123(R). As a result of adopting FAS 123(R), the Company’s Income from continuing operations and Net income for 2008 and 2006 was $10 ($0.02 per share) and $19 ($0.04 per share) lower, respectively, and Loss from continuing operations and Net loss for 2007 was $11 ($0.02 per share) higher than if the Company had continued to account for share-based compensation under APB 25 as the Company did prior to January 1, 2006.
Deferred Stripping Costs
On January 1, 2006, the Company adopted Emerging Issues Task Force Issue No. 04-06 (“EITF 04-06”), “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” EITF 04-06 addresses the accounting for stripping costs incurred during the production phase of a mine and refers to these costs as variable production costs that should be included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory. As a result, capitalization of post-production stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period. The guidance required the recognition of a cumulative effect adjustment to opening retained earnings in the period of adoption, with no charge to earnings in the period of adoption for prior periods. The cumulative effect adjustment reduced retained earnings by $81 (net of tax and noncontrolling interests). Adoption of EITF 04-06 had no impact on the Company’s cash position or net cash from operations.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Recently Issued Accounting Pronouncements
Post-Retirement Benefit Plan
In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Post-Retirement Benefit Plan Assets” (“FSP FAS 132(R)-1”), which amends FASB Statement No. 132 “Employers’ Disclosures about Pensions and Other Post-Retirement Benefits” (“FAS 132”), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other post-retirement plan. The objective of FSP FAS 132(R)-1 is to require more detailed disclosures about employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. FSP FAS 132(R)-1 is effective for the Company’s fiscal year beginning January 1, 2009. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. The Company is currently evaluating the potential impact of adopting this statement on the Company’s defined benefit pension and post-retirement benefit plan disclosures.
Equity Method Investment
In November 2008, the EITF reached consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”), which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of EITF 08-6 is to provide guidance on (i) determining the initial carrying value of an equity method investment, (ii) performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, (iii) accounting for an equity method investee’s issuance of shares, and (iv) accounting for a change in an investment from the equity method to the cost method. EITF 08-6 is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. The Company is currently evaluating the potential impact of adopting this statement on the Company’s consolidated financial position or results of operations.
Equity-Linked Financial Instruments
In June 2008, the EITF reached consensus on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). EITF 07-5 is effective for the Company’s fiscal years beginning January 1, 2009. Early adoption for an existing instrument is not permitted. The Company does not expect the adoption of EITF 07-5 to have a material impact on the Company’s consolidated financial position or results of operations.
Accounting for the Useful Life of Intangible Assets
In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations” (“FAS 141”). FSP 142-3 is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The Company does not expect the adoption of FSP 142-3 to have an impact on the Company’s consolidated financial position, results of operations or cash flows.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Derivative Instruments
In March 2008, the FASB issued FASB Statement No. 161, “Disclosure about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“FAS 161”) which provides revised guidance for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for under FAS 133, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance and cash flows. FAS 161 is effective for the Company’s fiscal year beginning January 1, 2009. The Company is currently evaluating the potential impact of adopting this statement on the Company’s derivative instrument disclosures.
Business Combinations
In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations” (“FAS 141(R)”) which amends FAS 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. This statement will impact how the Company accounts for future business combinations and the Company’s future consolidated financial position and results of operations.
NOTE 3 PRICE-CAPPED FORWARD SALES CONTRACTS
In 2001, the Company entered into transactions that closed out certain call options. The options were replaced with a series of forward sales contracts requiring physical delivery of the same quantity of gold over slightly extended future periods. Under the terms of the contracts, the Company would realize the lower of the spot price on the delivery date or the capped price, ranging from $381 to $392 per ounce. The forward sales contracts were accounted for as normal sales contracts under FAS 133 and FASB Statement No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment to FASB Statement No. 133” (“FAS 138”). The initial fair value of the forward sales contracts was recorded as deferred revenue, and the fair value of these contracts was not included on the Condensed Consolidated Balance Sheets.
In June 2007, the Company paid $578 to settle all of the 1.85 million ounce price-capped forward sales contracts. The Company reported a $531 pre-tax loss on the early settlement of the contracts, after a $47 reversal of previously recognized deferred revenue.
NOTE 4 MIDAS REDEVELOPMENT
In June 2007, a fatal accident occurred at the Midas mine in Nevada, which resulted in a temporary suspension of operations at the mine to initiate rescue and subsequent recovery efforts. As a result, the Mine Safety and Health Administration (“MSHA”) issued an order requiring operations to temporarily cease at the mine. During the third and fourth quarters of 2007, activities were undertaken, at the direction of MSHA, to regain entry into the mine in order to resume commercial production which restarted in October 2007. The redevelopment and holding costs of $11 in 2007 included access development, inspection, preventative repairs and road and mill maintenance.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 5 ADVANCED PROJECTS, RESEARCH AND DEVELOPMENT

	Years Ended December 31,
	2008	2007	2006
Hope Bay	$39	$—	$—
Fort a la Corne JV	26	—	—
Technical and project services	23	15	25
Euronimba	15	7	3
Akyem	7	6	15
Phoenix	6	7	10
Conga	4	3	6
Other	46	24	22

	$166	$62	$81

NOTE 6 OTHER EXPENSE, NET

	Years Ended December 31,
	2008	2007	2006
Reclamation estimate revisions (Note 25)	$101	$29	$47
Community development	65	58	55
Regional administration	48	38	38
Western Australia power plant	18	11	1
Peruvian royalty	18	10	22
Batu Hijau divestiture and arbitration	15	3	—
Pension settlement loss (Note 22)	13	17	—
World Gold Council dues	10	11	13
Accretion, non-operating (Note 25)	10	8	3
Provision for bad debts	9	1	—
Buyat Bay settlement and other (Note 33)	3	12	22
Other	41	45	50

	$351	$243	$251

NOTE 7 OTHER INCOME, NET

	Years Ended December 31,
	2008	2007	2006
Canadian Oil Sands Trust income	$110	$47	$30
Gain on sale of exploration property	32	—	—
Gain on sale of investments, net	30	—	—
Interest income	29	50	67
Income from development projects, net	12	3	19
Gain on other asset sales, net	10	10	19
Gain (loss) on ineffective portion of derivative instruments, net (Note 14)	10	4	(60)
Foreign currency exchange (losses) gains, net	(12)	25	5
Impairment of marketable securities (Note 15)	(114)	(46)	—
Loss on early retirement of debt	—	—	(40)
Other	16	7	13

	$123	$100	$53

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 8 INCOME TAXES
The Company’s Income tax (expense) benefit consisted of:

	Years Ended December 31,
	2008	2007	2006
Current:
United States	$(62)	$121	$—
Foreign	(353)	(467)	(440)

	(415)	(346)	(440)

Deferred:
United States	246	4	15
Foreign	69	152	111

	315	156	126

	$(100)	$(190)	$(314)

The Company’s Income (loss) from continuing operations before income tax expense and other items consisted of:

	Years Ended December 31,
	2008	2007	2006
United States	$531	$(169)	$188
Foreign	721	(220)	1,024

	$1,252	$(389)	$1,212

The Company’s income tax expense differed from the amounts computed by applying the United States statutory corporate income tax rate for the following reasons:

	Years Ended December 31,
	2008	2007	2006
Income (loss) from continuing operations before income tax expense and other items	$1,252	$(389)	$1,212
United States statutory corporate income tax rate	35%	35%	35%

Income tax (expense) benefit computed at United States statutory corporate income tax rate	(438)	136	(424)
Reconciling items:
Percentage depletion and Canadian Resource Allowance	130	70	77
Change in valuation allowance on deferred tax assets	(31)	17	3
Effect of foreign earnings, net of allowable credits	—	(13)	(8)
U.S. tax effect of noncontrolling interest attributable to non-U.S. investees	19	4	15
Rate differential for foreign earnings indefinitely reinvested	(20)	(7)	(70)
Resolution of prior years’ uncertain income tax matters	69	(3)	4
Foreign currency translation of monetary assets	21	—	1
Tax effect of changes in tax laws	—	4	23
Tax effect of impairment of goodwill	—	(393)	—
U.S. tax payable and book/tax basis analysis	—	—	27
Tax effect of loss generated on change in form of a non-U.S. subsidiary	159	—	—
Change in Australia’s functional currency for tax reporting	—	—	48
Other	(9)	(5)	(10)

Income tax expense	$(100)	$(190)	$(314)

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Components of the Company’s deferred income tax assets (liabilities) are as follows:

	At December 31,
	2008	2007
Deferred income tax assets:
Exploration costs	$65	$59
Depreciation	49	89
Net operating losses and tax credits	890	610
Retiree benefit and vacation accrual costs	138	68
Remediation and reclamation costs	138	141
Derivative instruments	5	11
Foreign currency exchange	2	—
Investment in partnerships	101	78
Other	64	158

	1,452	1,214
Valuation allowances	(513)	(509)

	939	705

Deferred income tax liabilities:
Net undistributed earnings of subsidiaries	(24)	(17)
Unrealized gain on investments	(44)	(149)
Depletable and amortizable costs associated with mineral rights	(602)	(629)
Derivative instruments	(5)	(25)
Foreign currency exchange	—	(26)

	(675)	(846)

Net deferred income tax assets (liabilities)	$264	$(141)

Net deferred income tax assets and liabilities consist of:

	At December 31,
	2008	2007
Current deferred income tax assets	$284	$106
Long-term deferred income tax assets	1,039	910
Current deferred income tax liabilities	(8)	(132)
Long-term deferred income tax liabilities	(1,051)	(1,025)

	$264	$(141)

These balances include net deferred income tax assets that have been reclassified to Assets of Operations Held for Sale of:

	At December 31,
	2008	2007
Long-term deferred income tax assets	$2	$7

	$2	$7

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
On January 1, 2007, the Company adopted the provisions of FIN 48 which clarifies the accounting and reporting for uncertainties in the application of the income tax laws to our operations. At December 31, 2008 and 2007, the Company had $181 and $230 of total gross unrecognized tax benefits, respectively. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	2008	2007
Total amount of gross unrecognized tax benefits at beginning of year	$230	$267
Additions for tax positions of prior years	29	18
Additions for tax positions of current year	50	14
Reductions due to settlements with taxing authorities	(57)	(9)
Reductions due to lapse of statute of limitations	(71)	(14)
Reductions due to change in legislation	—	(30)
Reclassification of net interest out of gross unrecognized tax benefits balance	—	(16)

Total amount of gross unrecognized tax benefits at end year	$181	$230

At December 31, 2008 and 2007, $116 and $84, respectively, represents the amount of unrecognized tax benefits that, if recognized, would impact the Company’s effective income tax rate. Also included in the balance at December 31, 2008 and 2007 are $11 and $13, respectively, of tax positions that, due to the impact of deferred tax accounting, the disallowance of which would not affect the annual effective tax rate.
The Company operates in numerous countries around the world and accordingly it is subject to, and pays annual income taxes under, the various income tax regimes in the countries in which it operates. Some of these tax regimes are defined by contractual agreements with the local government, and others are defined by the general corporate income tax laws of the country. The Company has historically filed, and continues to file, all required income tax returns and paid the taxes reasonably determined to be due. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain rules to the Company’s business conducted within the country involved.
On June 25, 2008, the United States Tax Court issued an opinion for Santa Fe Pacific Gold Company and Subsidiaries (“Santa Fe”), by and through its successor in interest, Newmont USA Limited, a member of the Newmont Mining Corporation affiliated group. The Tax Court issued the ruling for the tax years 1994 — 1997, which were years prior to Newmont’s acquisition of Santa Fe. The Tax Court ruled unfavorably on certain issues relating to the method in which Santa Fe was calculating adjustments related to percentage depletion in its Alternative Minimum Tax calculation. As a direct result of that decision, during the second quarter, the Company increased its liability for uncertain income tax positions under FIN 48 by $27. Since the increase in the Company’s FIN 48 liability is attributable to additional alternative minimum tax amounts owed, these amounts can be used in the future by the Company as a credit against its regular US corporate tax liability. Management is currently exploring its legal options in order to decide how to proceed in response to the Tax Court opinion.
The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. Federal, state and local, and non-U.S. income tax examinations by tax authorities for years before 2005. As a result of (i) statute of limitations that will begin to expire within the next 12 months in various jurisdictions, and (ii) possible settlements of audit-related issues with taxing authorities in various jurisdictions with respect to which none of the issues are individually significant, the Company believes that it is reasonably possible that the total amount of its net unrecognized income tax benefits will decrease between $3 to $5 in the next 12 months.
The Company’s continuing practice is to recognize interest and/or penalties related to unrecognized tax benefits as part of its income tax expense. At December 31, 2008 and 2007, the amount of accrued income-tax-related interest and penalties included in the Statements of Consolidated Income (Loss) was $37 for both years. During December 2008, the Company accrued an additional $31 of interest and penalties, paid $13 of interest, and released $18 as a result of the expiration of statute of limitations.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Newmont intends to indefinitely reinvest earnings from certain foreign operations. Accordingly, U.S. and non-U.S. income and withholding taxes for which deferred taxes might otherwise be required, have not been provided on a cumulative amount of temporary differences (including, for this purpose, any difference between the tax basis in the stock of a consolidated subsidiary and the amount of the subsidiary’s net equity determined for financial reporting purposes) related to investments in foreign subsidiaries of approximately $434 and $773 at December 31, 2008 and 2007, respectively. The additional U.S. and non-U.S. income and withholding tax that would arise on the reversal of the temporary differences could be offset in part, by tax credits. Because the determination of the amount of available tax credits and the limitations imposed on the annual utilization of such credits are subject to a highly complex series of calculations and expense allocations, it is impractical to estimate the amount of net income and withholding tax that might be payable if a reversal of temporary differences occurred.
At December 31, 2008 and December 31, 2007, the Company had (i) $669 and $684 of net operating loss carry forwards, respectively; and (ii) $154 and $72 of tax credit carry forwards, respectively. At December 31, 2008 and 2007, $559 and $493, respectively, of net operating loss carry forwards are attributable to acquired mining operations in Australia for which current tax law provides no expiration period. The remaining net operating losses available are attributable to acquired entities and have various temporal and other limitations that may restrict the ultimate realization of the tax benefits of such tax attributes.
Tax credit carry forwards for 2008 and 2007 of $76 and $72 consist of foreign tax credits available in the United States; substantially all such credits not utilized will expire at the end of 2014. Other credit carry forwards at the end of 2008 and 2007 in the amounts of $78 and $nil, respectively, represent alternative minimum tax credits attributable to the Company’s U.S. operations for which the current tax law provides no period of expiration.
The Company increased the valuation allowance related to deferred tax assets by $31 during 2008. This increase was offset by a decrease of $27 that had no impact on the Company’s effective tax rate. The valuation allowance remaining at the end of 2008 primarily is attributable to non-U.S. subsidiaries tax loss carryforwards.
At December 31, 2008 and 2007, the Company had $187 and $10, respectively, of foreign prepaid income taxes. See Note 18.
The breakdown of the Company’s net deferred tax assets (liabilities) between the United States and foreign taxing jurisdictions is as follows:

	At December 31,
	2008	2007
United States	$986	$561
Foreign	(722)	(702)

	$264	$(141)

The breakdown of the Company’s current income and mining taxes payable balance between the United States and foreign taxing jurisdictions is as follows:

	At December 31,
	2008	2007
United States	$23	$124
Foreign	38	344

	$61	$468

NOTE 9 NONCONTROLLING INTERESTS

	Years Ended December 31,
	2008	2007	2006
Yanacocha	$232	$108	$256
Batu Hijau	98	299	103
Other	(1)	3	4

	$329	$410	$363

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Newmont has a 45% ownership interest in the Batu Hijau mine, held through the Nusa Tenggara partnership (“NTP”) with an affiliate of Sumitomo Corporation of Japan (“Sumitomo”). Newmont has a 56.25% interest in NTP and the Sumitomo affiliate holds the remaining 43.75%. NTP in turn owns 80% of P.T. Newmont Nusa Tenggara (“PTNNT”), the Indonesian subsidiary that operates the Batu Hijau mine. Newmont identified NTP as a VIE as a result of certain capital structures and contractual relationships. As a result, Newmont fully consolidates Batu Hijau in its consolidated financial statements. The remaining 20% interest in PTNNT is owned by P.T. Pukuafu Indah (“PTPI”), an unrelated Indonesian company. Because PTPI had been advanced a loan by NTP and was not obligated to absorb the expected losses of PTNNT, PTPI’s interest was initially considered a carried interest and Newmont reported a 52.875% economic interest in Batu Hijau, which reflected Newmont’s actual economic interest in the mine until such time as the loan was fully repaid (including accrued interest). On May 25, 2007, PTPI fully repaid the loan (including accrued interest) from NTP. As a result of the loan repayment, Newmont’s economic interest in Batu Hijau was reduced from 52.875% to 45% and Net income attributable to noncontrolling interests increased by $25 (after-tax) in the second quarter of 2007. During the second quarter of 2008, PTNNT advanced PTPI $20, which is included in Other long-term assets.
Newmont has a 51.35% ownership interest in Minera Yanacocha SR.L. (“Yanacocha”), with the remaining interests held by Compañia de Minas Buenaventura, S.A.A. (43.65%) and the International Finance Corporation (5%).
NOTE 10 EQUITY (LOSS) INCOME OF AFFILIATES

	Years Ended December 31,
	2008	2007	2006
AGR Matthey Joint Venture	$(2)	$1	$1
Regis Resources NL	(3)	(8)	(2)
European Gold Refineries	—	6	3

	$(5)	$(1)	$2

AGR Matthey Joint Venture
Newmont holds a 40% interest in the AGR Matthey Joint Venture (“AGR”), a gold refinery, with Johnson Matthey (Australia) Ltd. and the West Australian Mint holding the remaining interests. Newmont has no guarantees related to this investment. Newmont received dividends of $nil, $2 and $1 during 2008, 2007 and 2006, respectively, from its interests in AGR. See also Note 27 for details of Newmont’s transactions with AGR.
Regis Resources NL
Newmont holds a 43% interest in Regis Resources NL, which is primarily a gold exploration company with substantial landholding in Western Australia. Newmont has no guarantees related to this investment.
European Gold Refineries
Prior to May 1, 2008, Newmont held a 46.72% interest in European Gold Refineries (“EGR”), sole owner of Valcambi SA, a London Good Delivery precious metals refiner and manufacturer of precious metal coins, medallions and luxury watch components. See Note 13 for a discussion of the acquisition of additional shares resulting in the consolidation of EGR in 2008.
NOTE 11 DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE
In June 2009, Newmont’s Board of Directors approved a plan to sell the Kori Kollo operation in Bolivia. Discontinued operations include the Company’s Kori Kollo operation and the royalty portfolio and Pajingo operation, both sold in 2007, as well as the Zarafshan-Newmont Joint Venture (“Zarafshan”) expropriated by the Uzbekistan government in 2006 and the Holloway operation and Martabe project, both sold in 2006.
In December 2007, the Company sold substantially all of Pajingo’s assets for cash and marketable equity securities totaling $23 resulting in a gain of $8. Additional Pajingo asset sales resulted in a gain of $1 in 2008.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
In June 2007, the Company’s Board of Directors approved a plan to cease Merchant Banking activities. As part of this plan, Newmont decided to dispose of the assets recorded in the royalty portfolio and a portion of the marketable equity securities portfolio and to cease further investments in marketable equity securities that do not support Newmont’s core gold mining business. In June 2007, Newmont recorded a $1,665 non-cash charge to impair the goodwill associated with the Merchant Banking Segment. In December 2007, Newmont received net cash proceeds of $1,187 and recognized a gain of $905 related to the sale of the royalty portfolio. In 2008, Newmont recognized additional royalty portfolio revenue of $6 in excess of the 2007 estimate and recorded a $19 tax benefit related to the US tax return true-up on the sale of the royalty portfolio.
In 2006, Newmont recorded an impairment loss of $101 due to the Uzbekistan government’s expropriation of the Zarafshan operation. In 2007, after pursuing international arbitration, Newmont received proceeds of $80 and recognized a gain of $77 related to the settlement.
In 2006, Newmont received $271 net cash proceeds for the Alberta oil sands project, resulting in a $266 gain, received $42 net cash proceeds and approximately 43 million Agincourt shares valued at $37 for the Martabe project, resulting in a $30 gain and received $40 net cash proceeds plus certain royalties for the Holloway assets, resulting in a $13 gain.
Newmont has accounted for these dispositions in accordance with FASB Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company has reclassified the balance sheet amounts and the income statement results from the historical presentation to Assets and Liabilities of operations held for sale on the Consolidated Balance Sheets and to Income (loss) from discontinued operations in the Consolidated Statements of Income (Loss) for all periods presented. The Consolidated Statements of Cash Flows have been reclassified for assets held for sale and discontinued operations for all periods presented.
The following table details selected financial information included in the Income (loss) from discontinued operations in the Consolidated Statements of Income (Loss):

	Years Ended December 31,
	2008	2007	2006
Sales — gold, net	$75	$179	$234

Income (loss) from operations:
Kori Kollo	$(9)	$22	$39
Royalty portfolio	6	123	67
Pajingo	—	8	12
Zarafshan	—	—	6

	(3)	153	124

Gain on sale of operations:
Pajingo	1	8	—
Zarafshan	—	77	—
Holloway	—	—	13

	1	85	13

Gain on sale of royalty assets	—	905	—
Gain on sale of Alberta oil sands project	—	—	266
Gain on sale of Martabe	—	—	30
Loss on impairment of goodwill and other assets	—	(1,665)	(101)

Pre-tax income (loss)	(2)	(522)	332
Income tax benefit (expense)	15	(383)	(78)

Income (loss) from discontinued operations	$13	$(905)	$254

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
The major classes of Assets and Liabilities of operations held for sale in the consolidated balance sheets are as follows:

	At December 31,	At December 31,
	2008	2007
Assets:
Cash	$—	$1
Accounts receivable	9	28
Inventories	12	10
Stockpiles and ore on leach pads	43	51
Property, plant and mine development	4	11
Deferred income tax assets	2	7
Other assets	3	3

	$73	$111

Liabilities:
Current and long-term debt	$4	$6
Accounts payable	1	1
Employee-related benefits	8	5
Reclamation and remediation liabilities	17	15
Income and mining taxes	—	379
Other liabilities	6	28

	$36	$434

The following table details selected financial information included in Net cash (used in) provided from discontinued operations and investing activities and financing activities of discontinued operations:

	Years Ended December 31,
	2008	2007	2006
Net cash (used in) provided from discontinued operations:
Income (loss) from discontinued operations	$13	$(905)	$254
Amortization	9	56	61
Deferred income taxes	4	54	37
Gain on asset sales, net	—	(996)	(309)
Gain on sale of investments, net	—	(46)	(13)
Loss on impairment of goodwill	—	1,665	—
Other operating adjustments and write-downs	19	20	98
(Decrease) increase in net operating liabilities	(149)	289	(4)

	$(104)	$137	$124

Net cash (used in) provided from investing activities of discontinued operations:
Proceeds from asset sales, net	$(6)	$1,282	$353
Proceeds from sale of marketable securities	—	90	8
Additions to property, plant and mine development	(5)	(9)	(21)
Investments in marketable securities	—	(2)	(10)
Other	—	(2)	7

	$(11)	$1,359	$337

Net cash (used in) provided from financing activities of discontinued operations:
Repayment of debt	$(4)	$—	$(7)
Proceeds from debt, net	—	7	—

	$(4)	$7	$(7)

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 12 NEWMONT STOCKHOLDERS’ EQUITY AND INCOME (LOSS) PER SHARE
Newmont Common Stock
In October 2007, Newmont filed a shelf registration statement on Form S-3 under which it can issue an indeterminate number or amount of common stock, preferred stock, debt securities, guarantees of debt securities and warrants from time to time at indeterminate prices. It also included the resale of an indeterminate amount of common stock, preferred stock and debt securities from time to time upon exercise of warrants or conversion of convertible securities.
The Company paid common stock dividends of $0.40 per share in 2008, 2007 and 2006.
Treasury Stock
Treasury stock is acquired by the Company when certain restricted stock awards vest or are forfeited (see Note 23). At vesting, a participant has a tax liability and, pursuant to the participant’s award agreement, may elect withholding of restricted stock to satisfy tax withholding obligations. The withheld or forfeited stock is accounted for as treasury stock and carried at the par value of the related common stock.
Exchangeable Shares
In connection with the acquisition of Franco-Nevada Corporation (“Franco”) in February 2002, certain holders of Franco common stock received 0.8 of an exchangeable share of Newmont Mining Corporation of Canada Limited (formerly Franco) for each share of common stock held. These exchangeable shares are convertible, at the option of the holder, into shares of Newmont common stock on a one-for-one basis, and entitle holders to dividends and other rights economically equivalent to holders of Newmont common stock. At December 31, 2008 and 2007, the value of these no-par shares was included in Additional paid-in capital.
Call Spread Transactions
In connection with the issuance of $1,150 of convertible notes in July 2007 (see Note 21), the Company entered into separate convertible note hedge transactions and separate warrant transactions with respect to the Company’s common stock to minimize the impact of the potential dilution upon conversion of the convertible notes. The Company purchased call options in private transactions to cover 24,887,956 shares of the Company’s common stock at a strike price of $46.21 per share, subject to adjustment in certain circumstances, for approximately $366. The call options generally allow the Company to receive shares of the Company’s common stock from counterparties equal to the number of shares of common stock payable to the holders of the notes upon conversion. The Company also sold warrants in private transactions permitting the purchasers to acquire up to 24,887,956 shares of the Company’s common stock at an exercise price of $60.27, subject to adjustments in certain circumstances, for total proceeds of approximately $248.
The Company has analyzed the Call Spread Transactions under EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” and other relevant literature, and determined that they meet the criteria for classification as equity transactions. As a result, the Company recorded the purchase of the call options as a reduction in additional paid-in capital and the proceeds of the warrants as an addition to paid-in capital, and the Company will not recognize subsequent changes in fair value of the instruments.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Net Income (Loss) per Common Share
Basic income (loss) per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income (loss) per common share is computed similarly to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

	Years Ended December 31,
	2008	2007	2006
Numerator:
Net income (loss) attributable to Newmont stockholders
Continuing operations	$816	$(988)	$540
Discontinued operations	15	(907)	251

	$831	$(1,895)	$791

Denominator (common shares — millions):
Basic	454	452	450
Effect of employee stock based awards	1	—	2

Diluted	455	452	452

Net income (loss) attributable to Newmont stockholders per common share
Basic:
Continuing operations	$1.80	$(2.18)	$1.20
Discontinued operations	0.03	(2.01)	0.56

	$1.83	$(4.19)	$1.76

Diluted:
Continuing operations	$1.80	$(2.18)	$1.19
Discontinued operations	0.03	(2.01)	0.56

	$1.83	$(4.19)	$1.75

Options to purchase 4.4 million, 1.7 million and 1.1 million shares of common stock at average exercise prices of $47.63, $52.76 and $48.48 were outstanding at December 31, 2008, 2007 and 2006, respectively, but were not included in the computation of diluted weighted average number of common shares because the exercise prices of the options exceeded the price of the common stock.
Other outstanding options to purchase 1.4 million shares of common stock were not included in the computation of diluted weighted average common shares in 2007 because their effect would have been anti-dilutive.
In July 2007, Newmont issued $1,150 of convertible notes that, if converted in the future, would have a potentially dilutive effect on the Company’s stock (see Note 21). Under the indenture for the convertible notes, upon conversion Newmont is required to settle the principal amount of the convertible notes in cash and may elect to settle the remaining conversion obligation (stock price in excess of the conversion price) in cash, shares or a combination thereof. The effect on diluted earnings per share is calculated under the net share settlement method in accordance with the FASB’s Emerging Issues Task Force 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” Under the net share settlement method, the Company includes the amount of shares it would take to satisfy the conversion obligation, assuming that all of the convertible notes are surrendered. The average closing price of the Company’s common stock for each of the periods presented is used as the basis for determining dilution. The average price of the Company’s common stock for the year ended December 31, 2008 did not exceed the conversion price of $46.21 and therefore, did not have a dilutive effect on earnings per share.
NOTE 13 ACQUISITIONS
In April 2008, the Company purchased 15,960 additional shares of EGR for $11 in cash bringing its ownership interest to 56.67% from 46.72%. EGR owns 100% of Valcambi SA (“Valcambi”), a London Good Delivery precious metals refiner and manufacturer of precious metal coins, medallions and luxury watch components. The additional interest resulted in the consolidation of EGR at May 1, 2008 and increased Other current assets and Other current liabilities by $229 and $206, respectively. EGR’s revenue and expenses are included in Other income, net reflecting the service fee and secondary nature of EGR’s business to the Company’s central operations. Prior to consolidation, the Company accounted for EGR using the equity method of accounting. In November 2008, EGR repurchased 6.55% of its own shares from a noncontrolling shareholder bringing Newmont’s ownership to 60.64%.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
In December 2007, the Company purchased approximately 70% of the common shares of Miramar Mining Corporation (“Miramar”), which, in addition to the shares previously owned, brought the Company’s interest in Miramar to approximately 78%. During the first quarter of 2008, the Company completed the acquisition of 100% of Miramar. All shares were purchased for C$6.25 per share in cash.
With the completion of the Miramar acquisition, the Company controls the Hope Bay project, a large undeveloped gold property in Nunavut, Canada. The acquisition and development of the Hope Bay project is consistent with the Company’s strategic focus on generating value through exploration and project development and was acquired with the intention of adding higher grade ore reserves and developing a new core gold mining district in a AAA-rated country.
The purchase price paid has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the respective closing dates as follows:

Assets:
Cash and cash equivalents	$38
Property, plant and mine development, net	1,880
Investments	40
Deferred income tax assets	94
Other assets	35

2,087

Liabilities:
Accrued liabilities	53
Deferred income tax liabilities	681
734

Net assets acquired	$1,353

In September 2006, Newmont acquired a 40% interest in Shore Gold Inc.’s Fort a la Corne JV diamond project in Saskatchewan, Canada for cash consideration of $152.
In March 2006, Newmont acquired Newcrest Mining Limited’s 22.22% interest in the Boddington project, bringing its interest in the project, at that time, to 66.67%, for cash consideration of $173.
In January 2006, Newmont acquired the remaining 15% interest in the Akyem project for cash consideration of $23, bringing its interest in the project to 100%.
NOTE 14 DERIVATIVE INSTRUMENTS
Newmont’s strategy is to provide shareholders with leverage to changes in the gold price by selling the Company’s gold production at market prices. Prior to 2007, however, Newmont entered into derivative contracts to protect the selling price for certain anticipated gold and copper production. During 2007, the Company delivered into the last of the copper collar contracts and settled all price-capped forward gold sales contracts. The Company continues to manage risks associated with commodity inputs, interest rates and foreign currencies using the derivative market.
For 2008, 2007 and 2006, net gains (losses) of $10, $4 and $(60), respectively, were included in Other income, net for the ineffective portion of derivative instruments designated as fair value and cash flow hedges. All of the currency and diesel contracts have been designated as cash flow hedges of future expenditures, and as such, changes in the market value have been recorded in Accumulated other comprehensive (loss) income. The amount to be reclassified from Accumulated other comprehensive (loss) income, net of tax to income for derivative instruments during the next 12 months is a loss of approximately $33. The maximum period over which hedged forecasted transactions are expected to occur is 3 years.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Foreign Currency Contracts
Newmont entered into a series of foreign currency contracts to hedge the variability of the US dollar amount of forecasted foreign currency expenditures caused by changes in currency rates. Newmont entered into IDR/$ forward purchase contracts to hedge up to 80% of the Company’s IDR denominated operating expenditures which results in a blended IDR/$ rate realized each period. The hedges are forward purchase contracts with expiration dates ranging up to one year from the date of issue which increased Batu Hijau Costs applicable to sales by $2 in 2008, and reduced Batu Hijau Costs applicable to sales by $4 and $11 in 2007 and 2006, respectively. At December 31, 2008, the Company has hedged 31% of its expected 2009 IDR operating expenditures.
During the third quarter of 2007, Newmont began a multi-year systematic, disciplined layered program to hedge up to 85% of the Company’s A$ denominated operating expenditures with forward contracts that have expiration dates ranging up to three years from the date of issue. The principal hedging objective is reduction in the volatility of realized period-on-period $/A$ rates. Each month, fixed forward contracts are obtained to hedge 1/36th of the forecasted monthly A$ operating cost exposure in the rolling three-year hedge period resulting in a blended $/A$ rate realized. During 2008 and 2007, the A$ operating hedge program increased Australia/New Zealand Costs applicable to sales by $13 and reduced Australia/New Zealand Costs applicable to sales by $1, respectively. At December 31, 2008, the Company has hedged 66%, 38% and 12% of its expected 2009, 2010 and 2011 A$ operating expenditures, respectively, which includes our 66.67% ownership in Boddington.
During the first quarter of 2008, Newmont began a multi-year systematic, disciplined layered program to hedge up to 75% of the Company’s NZ$ denominated operating expenditures with forward contracts that have expiration dates ranging up to two years from the date of issue. The principal hedging objective is reduction in the volatility of realized period-on-period $/NZ$ rates. Each month, fixed forward contracts are obtained to hedge 1/24th of the forecasted monthly NZ$ operating cost exposure in the rolling two-year hedge period resulting in a blended $/NZ$ rate realized. During 2008, the NZ$ operating hedge program increased Australia/New Zealand Costs applicable to sales by $2. At December 31, 2008, the Company has hedged 53% and 20% of its expected 2009 and 2010 NZ$ operating expenditures, respectively.
During the fourth quarter of 2007, Newmont began a program to hedge up to 95% of the Company’s A$ denominated capital expenditures related to the construction of Boddington. The program consists of a series of fixed forward contracts and bought call option contracts with expiration dates ranging up to one year from the date of issue. The realized gains and losses associated with the capital expenditure hedge program will impact Amortization during future periods in which the Boddington assets are placed into service and affect earnings. At December 31, 2008, the Company has hedged 83% of its remaining A$ denominated Boddington capital expenditures for its 66.67% ownership.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Newmont had the following foreign currency derivative contracts outstanding at December 31, 2008:

	Expected Maturity Date				Fair Value
				Total/	At December 31,
	2009	2010	2011	Average	2008		2007
IDR Forward Purchase Contracts:
$(millions)	$35	$—	$—	$35	$(4	)(1)	$(1	)(1)
Average rate (IDR/$)	10,238	—	—	10,238
A$ Operating Forward Purchase Contracts:
$(millions)	$376	$282	$85	$743	$(85	)(2)	$—	(2)
Average rate ($/A$)	0.79	0.78	0.74	0.78
NZ$ Operating Forward Purchase Contracts:
$(millions)	$37	$12	$—	$49	$(6	)(3)	$—	(3)
Average rate ($/NZ$)	0.67	0.62	—	0.66
A$ Capital Forward Purchase Contracts:
$(millions)	$325	$—	$—	$325	$(40	)(4)	$(1	)(4)
Average rate ($/A$)	0.80	—	—	0.80
A$ Capital Call Option Contracts:
$(millions)	$28	$—	$—	$28	$1	(4)	$1	(4)
Average rate ($/A$)	0.70	—	—	0.70

(1)	The fair value of the IDR operating forward purchase contracts includes $4 and $1 in Other current liabilities at December 31, 2008 and December 31, 2007, respectively.

(2)	The fair value of the A$ operating forward purchase contracts includes $1 in Other current assets, $1 in Other long-term assets, $45 in Other current liabilities, and $42 in Other long-term liabilities at December 31, 2008. The fair value of the A$ operating forward purchase contracts included $2 in Other current assets, $2 in Other long-term assets, $1 in Other current liabilities, and $3 in Other long-term liabilities at December 31, 2007.

(3)	The fair value of the NZ$ operating forward purchase contracts includes $5 in Other current liabilities and $1 in Other long-term liabilities at December 31, 2008.

(4)	The fair value of the capital hedge program related to the construction of the Boddington project includes $3 in Other current assets for A$ bought call option and forward purchase contracts and $42 in Other current liabilities for A$ forward purchase contracts at December 31, 2008. The fair value of the capital hedge program included $1 in Other current assets for A$ bought call option contracts and $1 in Other current liabilities for A$ forward purchase contracts at December 31, 2007.
Diesel Fixed Forward Contracts
During the first quarter of 2008, Newmont implemented a program to hedge up to 66% of its operating cost exposure related to diesel prices of fuel consumed at its Nevada operations. The program consists of a series of financially settled fixed forward contracts with expiration dates of up to one year from the date of issue. During 2008, the Nevada diesel hedge program increased Nevada Costs applicable to sales by $4. At December 31, 2008, the Company has hedged 34% of its expected 2009 Nevada diesel expenditures.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Newmont had the following diesel derivative contracts outstanding at December 31, 2008:

	Expected Maturity Date		Fair Value
		Total/	At December 31,		At December 31,
	2009	Average	2008		2007
Diesel Forward Purchase Contracts:
$(millions)	$37	$37	$(15	)(1)	$—
Average rate ($/gallon)	2.49	2.49

(1)	The fair value of the diesel forward purchase contracts includes $15 in Other current liabilities at December 31, 2008.
Interest Rate Swap Contracts
At December 31, 2008, Newmont had $100 fixed to floating swap contracts designated as a hedge against a portion of its 8 5/8% debentures. Under the hedge contract terms, the Company receives fixed-rate interest payments at 8.625% and pays floating-rate interest amounts based on periodic London Interbank Offered Rate (“LIBOR”) settings plus a spread, ranging from 2.60% to 3.49%. The hedge contracts decreased Interest expense, net of capitalized interest by $2, $nil and $nil for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, the fair value of the interest rate swaps was $9, of which $2 was included in Other current assets and $7 was included in Other long-term assets. At December 31, 2007, the fair value of the interest rate swaps was $4, all of which was included in Other long-term assets.
Provisional Copper and Gold Sales
Under the long-established structure of sales agreements prevalent in the industry, substantially all of the Company’s copper and gold concentrate sales are provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future period (generally one to five months from the shipment date) primarily based on quoted LME prices (copper) and the London P.M. fix (gold). Sales subject to final pricing are generally settled in a subsequent month or quarter. Because a significant portion of the Company’s copper and gold concentrate sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.
LME copper prices averaged $3.16 per pound during 2008, compared with the Company’s recorded average provisional price of $3.03 per pound. The applicable forward copper price at the end of 2008 was $1.39 per pound. During 2008, declining copper prices resulted in a provisional pricing mark-to-market loss of $48. At December 31, 2008, the Company had copper sales of 82 million pounds priced at an average of $1.39 per pound, subject to final pricing in the first quarter of 2009.
The average London P.M. fix was $872 per ounce during 2008, compared with the Company’s recorded average provisional price of $874 per ounce. The applicable forward gold price at the end of 2008 was $883 per ounce. During 2008, changes in gold prices resulted in a provisional pricing mark-to-market loss of $2. At December 31, 2008, the Company had gold sales of 9,000 ounces priced at an average of $883 per ounce, subject to final pricing in the first quarter of 2009.
Price-capped Forward Sales Contracts
In June 2007, the Company paid $578 to settle all of the 1.85 million ounce price-capped forward sales contracts which were accounted for as normal sales contracts under FAS 133 and FAS 138. The Company reported a $531 pre-tax loss on the early settlement of the contracts, after a $47 reversal of previously recognized deferred revenue in 2007. See Note 3 for additional details.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Copper Collar Contracts
During 2006, Newmont entered into copper collar contracts to hedge the copper price realized during those periods. Final delivery under the copper collar contracts occurred in February 2007. At December 31, 2006, approximately 13 million pounds of copper were hedged by the copper collar contracts, which had been designated as cash flow hedges of forecasted copper sales. As such, changes in the fair value related to the effective portion of the hedges were recorded in Accumulated other comprehensive (loss) income.
NOTE 15 INVESTMENTS

	At December 31, 2008
	Cost/Equity	Unrealized		Fair/Equity
	Basis	Gain	Loss	Basis
Current:
Marketable Equity Securities	$14	$1	$(3)	$12

Long-term:
Marketable Debt Securities:
Auction rate securities	$7	$—	$(2)	$5
Asset backed securities	25	—	(3)	22

	32	—	(5)	27

Marketable Equity Securities:
Canadian Oil Sands Trust	251	283	—	534
Gabriel Resources Ltd.	64	—	—	64
Shore Gold Inc.	6	—	—	6
Other	8	—	(3)	5

	329	283	(3)	609

Other investments, at cost	7	—	—	7
Investment in Affiliates (Note 10):
AGR Matthey Joint Venture	12	—	—	12

	$380	$283	$(8)	$655

	At December 31, 2007
	Cost/Equity	Unrealized		Fair/Equity
	Basis	Gain	Loss	Basis
Current:
Marketable Equity Securities	$19	$39	$—	$58
Other investments, at cost	3	—	—	3

	$22	$39	$—	$61

Long-term:
Marketable Debt Securities:
Auction rate securities	$7	$—	$(2)	$5
Asset backed securities	31	—	—	31

	38	—	(2)	36

Marketable Equity Securities:
Canadian Oil Sands Trust	316	907	—	1,223
Gabriel Resources Ltd.	94	—	—	94
Shore Gold Inc.	80	—	—	80
Other	37	15	(7)	45

	527	922	(7)	1,442

Other investments, at cost	4	—	—	4
Investment in Affiliates (Note 10):
European Gold Refineries	29	—	—	29
AGR Matthey Joint Venture	17	—	—	17
Regis Resources NL	3	—	—	3

	49	—	—	49

	$618	$922	$(9)	$1,531

During 2008, the Company recognized impairments for other-than-temporary declines in value of $67 for Shore Gold Inc., $23 for Gabriel Resources Ltd. and $24 for other marketable equity securities. During 2007, the Company recognized impairments for other-than-temporary declines in value of $26 for Shore Gold Inc. and $20 for Gabriel Resources Ltd.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
During 2008, the Company purchased marketable equity securities of Gabriel Resources for $11 and other marketable equity securities for $6. During 2007, the Company purchased marketable equity securities of Gabriel Resources for $27 and other marketable equity securities for $9.
The following tables present the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by length of time that the individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
At December 31, 2008	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Marketable equity securities	$6	$6	$—	$—	$6	$6
Marketable debt securities	22	3	5	2	27	5

	$28	$9	$5	$2	$33	$11

	Less than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
At December 31, 2007	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Marketable equity securities	$16	$7	$—	$—	$16	$7
Marketable debt securities	5	2	—	—	5	2

	$21	$9	$—	$—	$21	$9

The unrealized loss of $11 and $9 in 2008 and 2007, respectively, relate to the Company’s investments in marketable equity securities, auction rate securities and asset backed commercial paper as listed in the December 31, 2008 and 2007 tables above. While the fair values of these investments are below their respective cost, the Company views these declines as temporary. Generally the Company’s policy is to treat a decline in a marketable equity security’s quoted market value that has lasted continuously for more than six months as an other-than-temporary decline in value. The fair values of these marketable equity securities have not been continuously below cost for the past six months. The Company intends to hold its investment in auction rate securities and asset backed commercial paper until maturity or such time that the market recovers and therefore considers these losses temporary.
NOTE 16 INVENTORIES

	At December 31,
	2008	2007
In-process	$53	$64
Concentrate	54	69
Precious metals	20	25
Materials, supplies and other	380	295

	$507	$453

The Company recorded aggregate write-downs of $5, $3 and $2 for 2008, 2007 and 2006, respectively, to reduce the carrying value of inventories to net realizable value. Write-downs in 2008 were related to Nevada and Batu Hijau. Write-downs in 2007 were related to Australia/New Zealand. Write-downs in 2006 were related to Golden Giant (Other Operations). Inventory write-downs are classified as components of Costs applicable to sales.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 17 STOCKPILES AND ORE ON LEACH PADS

	At December 31,
	2008	2007
Current:
Stockpiles	$117	$204
Ore on leach pads	173	124

	$290	$328

Long-term:
Stockpiles	$873	$528
Ore on leach pads	263	254

	$1,136	$782

At December 31, 2008, stockpiles were primarily located at Batu Hijau ($612), Nevada ($214) and Australia/New Zealand ($98) and leach pads were primarily located at Yanacocha ($264) and Nevada ($165). The Company recorded aggregate write-downs of $2, $14 and $2 for 2008, 2007 and 2006, respectively, to reduce the carrying value of stockpiles and leach pads to net realizable value. Write-downs in 2008 were related to Australia/New Zealand. Write-downs in 2007 were primarily related to Yanacocha and Australia/New Zealand. The write-down in 2006 was related to Australia/New Zealand. Stockpile and ore on leach pads write-downs are classified as components of Costs applicable to sales.
NOTE 18 OTHER ASSETS

	At December 31,
	2008	2007
Other current assets:
Prepaid income and mining taxes	$187	$10
Refinery metal inventory and receivable	168	—
Other prepaid assets	43	37
Notes receivable	8	11
Other	49	26

	$455	$84

Other long-term assets:
Restricted cash	$33	$93
Debt issuance costs	29	33
Corporate-owned life insurance	26	19
Prepaid royalties	19	20
Other receivables	17	21
Prepaid maintenance costs	13	6
Derivative instruments (Note 14)	8	6
Other	62	25

	$207	$223

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 19 PROPERTY, PLANT AND MINE DEVELOPMENT

		At December 31, 2008			At December 31, 2007
	Depreciable		Accumulated	Net Book		Accumulated	Net Book
	Life	Cost	Amortization	Value	Cost	Amortization	Value
	(in years)
Land	—	$101	$—	$101	$85	$—	$85
Facilities and equipment	1-25	9,044	(4,297)	4,747	7,680	(4,006)	3,674
Mine development	1-25	2,054	(923)	1,131	1,941	(886)	1,055
Mineral interests	1-25	2,765	(561)	2,204	2,828	(507)	2,321
Asset retirement cost	1-25	374	(181)	193	325	(156)	169
Construction-in-progress	—	1,752	—	1,752	1,828	—	1,828

		$16,090	$(5,962)	$10,128	$14,687	$(5,555)	$9,132

Leased assets included above in facilities and equipment	2-18	$421	$(264)	$157	$374	$(224)	$150

		At December 31, 2008			At December 31, 2007
		Gross			Gross
	Amortization	Carrying	Accumulated	Net Book	Carrying	Accumulated	Net Book
Mineral Interests	Period	Value	Amortization	Value	Value	Amortization	Value
	(in years)
Production stage	1-25	$802	$(554)	$248	$764	$(500)	$264
Development stage	—	372	—	372	386	—	386
Exploration stage	—	1,591	(7)	1,584	1,678	(7)	1,671

		$2,765	$(561)	$2,204	$2,828	$(507)	$2,321

Construction-in-progress during 2008 of $1,752 included $1,325 at Asia Pacific primarily related to the Boddington project, $139 at Africa primarily related to the Akyem project, the development of the Amoma pit at Ahafo and other infrastructure in Ahafo, $133 at North America primarily related to tailings dam expansions at Carlin and Twin Creeks and a truck shop at Carlin and $132 at South America primarily related to project infrastructure, a water treatment plant and leach pad expansions.
Construction-in-progress during 2007 of $1,828 included $782 at North America primarily related to the construction of the power plant as well as leach pads and a new crusher at the Phoenix operation, $242 at South America primarily related to the construction of the gold mill, $598 at Asia Pacific primarily related to the Boddington project, and $178 at Africa primarily related to the Akyem project, the Ahafo North project, power generation projects, and a cyanide recovery circuit.
Write-down of property, plant and mine development totaled $137, $10 and $3 for 2008, 2007 and 2006, respectively. The 2008 write-down primarily related to mineral interests and other assets in North America and Asia Pacific. The Fort a la Corne JV assets were impaired based on 2008 geologic results and potential project economics leading to a decision by Newmont to cease funding its share of project development costs after January 2009. The assets were written-down to estimated recoverable value. The 2007 write-down primarily related to assets in Asia Pacific. The 2006 write-down related to assets in Asia Pacific and South America.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 20 GOODWILL
The carrying amount of goodwill by reporting unit at December 31, 2008 and 2007 and changes in the carrying amount of goodwill are summarized in the following table:

	Australia/
	New Zealand	Exploration	Consolidated
Balance at January 1, 2006	$186	$1,129	$1,315
Boddington acquisition from Newcrest Mining Ltd. — preliminary	23	—	23

Balance at December 31, 2006	209	1,129	1,338
Boddington acquisition from Newcrest Mining Ltd. — final	(23)	—	(23)
Pre-acquisition income tax contingency adjustment	—	(7)	(7)
Exploration impairment	—	(1,122)	(1,122)

Balance at December 31, 2007	186	—	186
Pre-acquisition income tax contingency adjustment	2	—	2

Balance at December 31, 2008	$188	$—	$188

In 2007, annual testing for impairment pursuant to FAS No. 142 (comparison of implied goodwill value to carrying value) resulted in a goodwill impairment charge for the Exploration Segment of $1,122. The impairment resulted primarily from adverse changes in valuation assumptions and the application of a revised industry definition of value beyond proven and probable reserves (“VBPP”). The changes to valuation assumptions included: (i) a significantly lower assumed annual reserve growth rate (from 4% to 3%), (ii) a significant change in the financial markets resulting in a significant increase in the discount rate (from 8% to 10%), and (iii) an increase in finding costs due to a combination of increased spending and reduced exploration success. The revised definition of VBPP ascribes more value to tangible mineral interest than the original definition used by the Company. As a result of applying the new definition of VBPP, the higher value ascribed to the Exploration Segment’s tangible mineral interests reduced the implied value of the Exploration Segment’s goodwill to a negligible value. Based on the negligible valuation, the Exploration Segment goodwill was impaired and the full $1,122 of goodwill was recorded as a non-cash write-down of goodwill at December 31, 2007.
NOTE 21 DEBT

	At December 31,
	2008		2007
	Current	Non-Current	Current	Non-Current
Sale-leaseback of refractory ore treatment plant	$24	$188	$22	$212
8 5/8% debentures, net of discount (due 2011)	—	214	—	218
Corporate revolving credit facility (due 2012)	—	757	—	—
2014 convertible senior notes	—	448	—	430
2017 convertible senior notes	—	401	—	386
5 7/8% notes, net of discount (due 2035)	—	597	—	597
Newmont Australia 7 5/8% guaranteed notes	—	—	119	—
PTNNT project financing facility	87	219	87	306
PTNNT shareholder loans	18	—	—	—
Yanacocha credit facility	14	62	14	76
Yanacocha bonds	—	100	—	100
Ahafo project facility	9	66	—	—
Other project financings and capital leases	13	20	10	20

	$165	$3,072	$252	$2,345

Scheduled minimum debt repayments are $165 in 2009, $156 in 2010, $329 in 2011, $901 in 2012, $115 in 2013 and $1,571 thereafter.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Sale-Leaseback of Refractory Ore Treatment Plant
In September 1994, the Company entered into a sale and leaseback agreement for its refractory ore treatment plant located in Carlin, Nevada. The lease term is 21 years and aggregate future minimum lease payments, which include interest, were $263 and $299 at December 31, 2008 and 2007, respectively. Future minimum lease payments are $37 in 2009, $36 in 2010, $39 in 2011, $70 in 2012, $36 in 2013 and $45 thereafter. The lease includes purchase options during and at the end of the lease at predetermined prices. The interest rate on this sale-leaseback transaction is 6.36%. In connection with this transaction, the Company entered into certain interest rate hedging contracts that were settled for a gain of $11, which is recognized as a reduction of interest expense over the term of the lease. Including this gain, the effective interest rate on the borrowing is 6.15%. The related asset is specialized, therefore it is not practicable to estimate the fair value of this debt.
5 7/8% Notes
In March 2005, Newmont issued uncollateralized notes with a principal amount of $600 due April 2035 bearing an annual interest rate of 5 7/8%. Interest on the notes is paid semi-annually in April and October. Using prevailing interest rates on similar instruments, the estimated fair value of these notes was $449 and $523 at December 31, 2008 and 2007, respectively. The foregoing fair value estimate was prepared by an independent third party and may or may not reflect the actual trading value of this debt.
8 5/8% Debentures
Newmont has outstanding uncollateralized debentures with a principal amount of $223 due May 2011 bearing an annual interest rate of 8.625%. Interest is paid semi-annually in May and November and the debentures are redeemable prior to maturity under certain conditions. Newmont has contracts to hedge the interest rate risk exposure on $100 of these debentures. The Company receives fixed-rate interest payments at 8.625% and pays floating-rate interest based on periodic London Interbank Offered Rate (“LIBOR”) settings plus a spread, ranging from 2.60% to 3.49% (see Note 14). Using prevailing interest rates on similar instruments, the estimated fair value of these debentures was $225 and $238 at December 31, 2008, and 2007, respectively. The foregoing fair value estimate was prepared by an independent third party and may or may not reflect the actual trading value of this debt.
2014 and 2017 Convertible Senior Notes
During July 2007, the Company completed a private offering of $1,150 convertible senior notes due in 2014 and 2017, each with a principal amount of $575. The 2014 Notes, maturing on July 15, 2014, will pay interest semi-annually at a rate of 1.25% per annum, and the 2017 Notes, maturing on July 15, 2017, will pay interest semi-annually at a rate of 1.625% per annum. As a result of adopting FSP APB 14-1, the effective interest rates increased by approximately 5 percentage points to 6.0% and 6.25% for the 2014 and 2017 notes, respectively, for the non-cash amortization of the debt discount over the lives of the notes. The Notes are convertible, at the holder’s option, at a conversion price of $46.21 per share of common stock. Upon conversion, the principle amount and all accrued interest will be repaid in cash and any conversion premium will be settled in shares of our common stock or, at our election, cash or any combination of cash and shares of our common stock. When the conversion premium becomes dilutive to the Company’s earnings per share (Newmont’s share price exceeds $46.21) the shares will be included in the computation of diluted income per common share. The Company is not entitled to redeem the notes prior to their stated maturity dates. The net proceeds from the offering, after expenses, were approximately $1,126.
In connection with the convertible senior notes offering, the Company entered into convertible note hedge transactions and warrant transactions (“Call Spread Transactions”). These transactions included the purchase of call options and the sale of warrants. As a result of the Call Spread Transactions, the conversion price of $46.21 was effectively increased to $60.27. When the warrant transactions become dilutive to the Company’s earnings per share (Newmont’s share price exceeds $60.27) the underlying shares will be included in the computation of diluted income per common share. The Company has analyzed the Call Spread Transactions under EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” and other relevant accounting literature, and determined that they meet the criteria for classification as equity transactions. As a result, the Company recorded the purchase of the call options as a reduction in paid-in capital and the proceeds of the warrants as an addition to paid-in capital, and the Company will not recognize subsequent changes in fair value of the agreements.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Newmont Australia 7 5/8% Notes
Newmont Finance Limited (“NFL”) a subsidiary of Newmont Australia Limited (“NAL”) had outstanding notes with a principal amount of $119 that were paid in July 2008.
Project Financings
PTNNT Project Financing Facility
PTNNT has a project financing facility with a syndicate of banks. The scheduled repayments of this debt are semi-annual installments of $43 through November 2010 and $22 from May 2011 through November 2013. Amounts outstanding under the project financing were $306 and $393 at December 31, 2008 and 2007.
The project financing facility is non-recourse to Newmont and substantially all of PTNNT’s assets are pledged as collateral. The carrying value of the property, plant and mine development was $1,359 and $1,428 at December 31, 2008 and 2007, respectively. Under the terms of the project financing facility, PTNNT must maintain an escrow account for the next interest and principle installment due in order to make any restricted payments. In November 2008, PTNNT made its principal and interest payments from the escrow account. Therefore, PTNNT cannot make any dividend or other restricted payments until the escrow account is replenished. At December 31, 2007, the escrow account balance was $57 and was included in Other long-term assets.
The interest rate is based on blended fixed and floating rates and at market rates on December 31, 2008, the weighted average interest rate approximated LIBOR plus 1.6%. The weighted average interest rates were 5.6%, 6.9% and 6.7% during 2008, 2007 and 2006, respectively, and the interest rates were 4.9% and 6.5% at December 31, 2008 and 2007, respectively. The fair market value cannot be practicably determined due to the lack of available market information for this type of debt.
PTNNT Shareholder Loans
PTNNT has shareholder subordinated loan agreements (“Shareholder Loans”) with Newmont Indonesia Limited (“NIL”), a wholly-owned subsidiary of Newmont, and Nusa Tenggara Mining Corporation (“NTMC”), an affiliate of Sumitomo Corporation, with substantially the same terms for each shareholder. Total principal outstanding under these Shareholder Loans was $41 and $nil at December 31, 2008 and 2007, respectively. At December 31, 2008, 43.75% or approximately $18 was due to NTMC, an unrelated third-party, and was non-recourse to Newmont, with the remainder payable to Newmont. Payments of $nil and $36 were made to NTMC during 2008 and 2007, respectively. Borrowings under the Shareholder Loans were guaranteed by Nusa Tenggara Partnership (“NTP”) and payable on demand, subject to the Senior Debt subordination terms. The 2008 Shareholder Loans are based on the six-month London Interbank Offering Rate (“LIBOR”) plus 8% for principal and LIBOR rate plus 9% for any unpaid accrued interest. The weighted average interest rates were 10.6%, 8.4% and 8.2% during 2008, 2007 and 2006, respectively, and the interest rates were 10.6% and 8.4% at December 31, 2008 and 2007, respectively.
Newmont and NTMC provide a contingent support line of credit to PTNNT. No funding was required in 2007 and $41 provided in 2008 was under this contingent support agreement. Available additional support from NTP’s partners was $24, of which Newmont’s pro-rata share was $14, at December 31, 2008. Finally, subject to certain conditions, there is additional contingent support from NTP of $20 (Newmont’s pro-rata share is $11) in respect of Senior Debt obligations payable during 2009 and 2010, resulting from any debt service shortfall, if applicable.
Yanacocha
$24 from Banco de Credito del Peru Leasing. During 2007, Yanacocha acquired nine haul trucks through a capital lease agreement with Banco de Credito del Peru. Monthly repayments began in January 2008 and continue for three years. The lease bears interest at an annual fixed rate of 6.10%.
$16 from Bank of Nova Scotia Leasing. During 2007, Yanacocha signed a $16 capital lease agreement with the Scotia Bank to acquire six haul trucks. At December 2008 and 2007, as per the lease agreement, Yanacocha is committed to the bank for $16 and $4, respectively. Monthly repayments began in February 2008 and continue for three years. The lease bears interest at an annual fixed rate of 6.00%.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
$100 Credit Facility. During 2006, Yanacocha entered into an uncollateralized $100 bank financing with a syndicate of Peruvian commercial banks. Quarterly repayments commenced in May 2007 with final maturity May 2014. Payments of $14 and $10 were made in 2008 and 2007, respectively. Borrowings under the facility bear interest at a rate of LIBOR plus 1.875%. The loan is uncollateralized and non-recourse to Newmont. The estimated fair value of this credit facility approximates the carrying value at December 31, 2008.
$100 Bond Program. During 2006, Yanacocha issued $100 of bonds into the Peruvian capital markets under a $200 bond program. The issuance is comprised of $42 of floating interest rate bonds bearing interest at a rate of LIBOR plus 1.4375% and $58 of fixed rate bonds bearing an annual interest of 7.0%. Quarterly repayments commence in July 2010 for six years. The bonds are uncollateralized and are non-recourse to Newmont. The estimated fair value of these bonds approximates the carrying value at December 31, 2008.
Ahafo
Newmont Ghana Gold Limited (“NGGL”) has an $85 project financing agreement with the International Finance Corporation (“IFC”) ($75) and a commercial lender ($10). NGGL borrowed $75 from the IFC in December 2008 and borrowed the remaining $10 in February 2009. Amounts borrowed are guaranteed by Newmont. Semi-annual payments through April 2017 are required. Borrowings bear interest of LIBOR plus 3.5%.
Corporate Revolving Credit Facility
The Company has an uncollateralized $2,000 revolving credit facility with a syndicate of commercial banks, which matures in April 2012. The facility contains a letter of credit sub-facility. Interest rates and facility fees vary based on the credit ratings of the Company’s senior, uncollateralized, long-term debt. Borrowings under the facilities bear interest at an annual interest rate of LIBOR plus a margin of 0.28% or the lead bank’s prime interest rate. Facility fees accrue at an annual rate of 0.07% of the aggregate commitments. The Company also pays a utilization fee of 0.05% on the amount of revolving credit loans and letters of credit outstanding under the facility for each day on which the sum of such loans and letters of credit exceed 50% of the commitments under the facility. At December 31, 2008 and 2007, the facility fees were 0.07% of the commitment. There was $519 and $440 outstanding under the letter of credit sub-facility at December 31, 2008 and 2007, respectively. At December 31, 2008, $757 was borrowed under the facility.
Debt Covenants
The 5 7/8% notes, 8 5/8% debentures, and sale-leaseback of the refractory ore treatment plant debt facilities contain various covenants and default provisions including payment defaults, limitation on liens, limitation on sales and leaseback agreements and merger restrictions.
The Ahafo project facility contains a financial ratio covenant requiring the Company to maintain a net debt (total debt net of cash and cash equivalents) to EBITDA (earnings before interest expense, income taxes, depreciation and amortization) ratio of less than or equal to 4.0 and a net debt to total capitalization ratio of less than or equal to 62.5%.
In addition to the covenants noted above, the corporate revolving credit facility contains a financial ratio covenant requiring the Company to maintain a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.5%. Furthermore, the corporate revolving credit facility contains covenants limiting the sale of all or substantially all of the Company’s assets, certain change of control provisions and a negative pledge on certain assets.
Certain of the Company’s project debt facilities contain debt covenants and default provisions including limitations on dividends subject to certain debt service cover ratios, limitations on sales of assets, negative pledges on certain assets, restricted payments to partners, change of control provisions and limitations of additional permitted debt.
At December 31, 2008, the Company and its related entities were in compliance with all debt covenants and provisions related to potential defaults.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 22 EMPLOYEE-RELATED BENEFITS

	At December 31,
	2008	2007
Current:
Accrued payroll and withholding taxes	$86	$78
Peruvian workers’ participation	35	25
Employee pension benefits	5	6
Other post-retirement plans	4	3
Accrued severance	2	1
Other employee-related payables	38	35

	$170	$148

	At December 31,
	2008	2007
Long-term:
Employee pension benefits	$235	$107
Other post-retirement benefit plans	85	66
Accrued severance	39	33
Peruvian workers’ participation	10	9
Other employee-related payables	10	11

	$379	$226

Pension Plans
The Company’s pension plans include: (1) two qualified non-contributory defined benefit plans (for salaried employees and substantially all domestic hourly union employees); (2) one non-qualified plan (for salaried employees whose benefits under the qualified plan are limited by federal legislation); (3) two qualified plans for salaried and hourly Canadian employees; (4) one non-qualified plan for employees of PTNNT; (5) an international plan for select employees who are not eligible to participate in the U.S.-based plans because of citizenship; (6) one non-qualified plan for members of the board of directors; (7) one non-qualified plan for former employees under terminated plans; and (8) three qualified plans for salaried and hourly employees of the former Miramar operations, acquired in December 2007. The vesting period for plans identified in (1) and (2) is five years of service. These plans’ benefit formulas are based on an employee’s years of credited service and either (i) such employee’s highest consecutive five years average pay (salaried plan) or (ii) a flat dollar amount adjusted by a service-weighted multiplier (hourly plan). The Canadian plan provides for full vesting of benefits upon remittance and the benefit formula is based on a percentage of annual pay. The PTNNT plan is based on Indonesian Labor Law and provides for benefits to employees at age 55 or if employment is terminated at mine closing. The benefits formula under the Indonesian Labor Law is based on an employee’s current salary and years of service prior to retirement or termination of employment at mine closing. The international retirement plan’s basic and savings accounts have a graded vesting schedule and are fully vested after four years of service. The international retirement plan’s supplemental account is vested after attaining age 55 with 10 years of service or attaining age 62. The plan’s benefit formula is based on a percentage of compensation as defined in the plan document. The former Miramar operation’s plans will continue for current retired members and no additional employees will become eligible for benefits under these plans.
Pension costs are determined annually by independent actuaries and pension contributions to the qualified plans are made based on funding standards established under the Employee Retirement Income Security Act of 1974, as amended.
Other Benefit Plans
The Company provides defined medical and life insurance benefits to selected qualified U.S. and Canadian retirees (generally salaried employees and to a limited extent their eligible dependents). In general, participants become eligible for these benefits upon retirement directly from the Company if they are at least 55 years old and, for U.S. employees, the combination of their age and years of service with the Company equals 75 or more. This benefit is not provided to employees who joined the Company after January 1, 2003.
Defined medical benefits cover most of the reasonable and customary charges for hospital, surgical, diagnostic and physician services and prescription drugs. Life insurance benefits are based on a percentage of final base annual salary and decline over time after retirement commences. The majority of the costs of these medical and life insurance benefits are paid by the Company. In 2003, the Company began a strategy to more equitably share costs with retirees and as of December 31, 2008, 75% of retiree medical coverage cost is paid by the Company. Qualified retirees that became eligible after January 1, 2003 are required to contribute additional amounts to the medical coverage.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”), beginning in 2006, the Act provides a prescription drug benefit under Medicare Part D, as well as a federal subsidy to plan sponsors of retiree healthcare plans that provide a prescription drug benefit to their participants that is at least actuarially equivalent to the benefit that is available under Medicare. The Company sponsors retiree health care plans that provide prescription drug benefits to eligible retirees that our plan actuaries have determined are actuarially equivalent to Medicare Part D. The effect of the Act was to decrease post-retirement projected benefit obligation by $8 and $6 at December 31, 2008 and 2007, respectively.
The following tables provide a reconciliation of changes in the plans’ benefit obligations and assets’ fair values for 2008 and 2007:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Change in Benefit Obligation:
Benefit obligation at beginning of year	$447	$448	$68	$79
Service cost-benefits earned during the year	15	18	2	3
Interest cost	29	27	5	5
Actuarial loss (gain)	74	(18)	17	(17)
Foreign currency exchange gain	(8)	(1)	—	—
Settlement payments	(21)	(31)	—	—
Benefits paid	(18)	(15)	(3)	(3)
Plans acquired	—	19	—	1

Projected benefit obligation at end of year	$518	$447	$89	$68

Accumulated Benefit Obligation	$421	$383	N/A	N/A

Change in Fair Value of Assets:
Fair value of assets at beginning of year	$341	$260	$—	$—
Actual return on plan assets	(94)	12	—	—
Employer contributions	73	98	3	3
Foreign currency exchange loss	(3)	—	—	—
Settlement payments	(21)	(31)	—	—
Benefits paid	(18)	(15)	(3)	(3)
Plans acquired	—	17	—	—

Fair value of assets at end of year	$278	$341	$—	$—

The Company’s qualified pension plans are funded with cash contributions in compliance with Internal Revenue Service (“IRS”) rules and regulations. The Company’s non-qualified and other benefit plans are currently not funded, but exist as general corporate obligations. The information contained in the above tables indicates the combined funded status of qualified and non-qualified plans, in accordance with accounting pronouncements. Assumptions used for IRS purposes differ from those used for accounting purposes. The funded status shown above compares the projected benefit obligation (“PBO”) of all plans, which is an actuarial present value of obligations that takes into account assumptions as to future compensation levels of plan participants, to the fair value of the assets held in trust for the qualified plans. Accumulated benefit obligation (“ABO”), which is an actuarial present value of benefits (whether vested or nonvested) attributed to employees based on employee service and compensation prior to the end of the period presented, is also shown above. The Company is currently planning to contribute $48 to its retirement benefit programs in 2009.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
The following is the funding status of the plans — plan assets in excess (deficit) of benefit obligation:

	2008			2007
		Market value			Market value
		of plan	Funded		of plan	Funded
	PBO	assets	status	PBO	assets	status
Qualified plan — salaried employees	$395	$232	$(163)	$309	$278	$(31)
Non-qualified plan — salaried employees	30	—	(30)	41	—	(41)
Qualified plan — hourly employees	44	36	(8)	38	45	7
Non-qualified plan — Indonesian employees	19	—	(19)	23	—	(23)
Other plans	30	10	(20)	36	18	(18)

	$518	$278	$(240)	$447	$341	$(106)

The following table provides the net amounts recognized in the consolidated balance sheets at December 31:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Prepaid pension asset	$—	$7	$—	$—
Accrued employee benefit liability	$240	$113	$89	$68
Accumulated other comprehensive (loss) income:
Net actuarial loss (gain)	$261	$81	$(9)	$(28)
Prior service cost (credit)	9	10	(6)	(7)

	270	91	(15)	(35)
Less: Income taxes	(94)	(32)	5	12

	$176	$59	$(10)	$(23)

The following table provides the components of the net periodic pension and other benefit costs for the years ended December 31:

	Pension Benefit Costs			Other Benefit Costs
	2008	2007	2006	2008	2007	2006
Service cost	$15	$18	$18	$2	$3	$3
Interest cost	29	27	24	5	5	4
Expected return on plan assets	(28)	(22)	(18)	—	—	—
Amortization of loss (gain)	3	6	8	(2)	—	—
Amortization of prior service cost (credit)	1	1	1	(1)	(1)	(1)
Amendments	—	—	9	—	—	(2)
Settlements	13	17	—	—	—	—

	$33	$47	$42	$4	$7	$4

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Prior service costs (credits) are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation or the market-related value of assets are amortized over the average remaining service period of active participants. The following table provides the components recognized in Other comprehensive (loss) income for the years ended December 31:

	Pension Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
Net loss (gain)	$196	$(9)	$(7)	$17	$(19)	$(11)
Amortization of net (loss) gain	(16)	(23)	(8)	2	—	—
Amortization of prior service (cost) credit	(1)	(1)	(1)	1	1	1

Total recognized in Other comprehensive loss (income)	$179	$(33)	$(16)	$20	$(18)	$(10)

Total recognized in net periodic benefit cost and Other comprehensive loss (income)	$212	$14	$26	$24	$(11)	$(6)

The following table provides the components of the expected recognition in 2009 of amounts in Accumulated other comprehensive (loss) income:

	Pension Benefits	Other Benefits
Net actuarial loss (gain)	$8	$(2)
Prior service cost	1	(1)

	$9	$(3)

Significant assumptions were as follows:

	Pension Benefits		Other Benefits
	At December 31,		At December 31,
	2008	2007	2008	2007
Weighted-average assumptions used in measuring the Company’s benefit obligation:
Discount rate	6.05%	6.8%	6.05%	6.8%
Rate of compensation increase	5.0%	5.0%	5.0%	5.0%

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2008	2007	2006	2008	2007	2006
Weighted-average assumptions used in measuring the net periodic pension benefit cost:
Discount long-term rate	6.8%	5.9%	5.75%	6.8%	5.9%	5.75%
Expected return on plan assets	8.0%	8.0%	8.0%	N/A	N/A	N/A
Rate of compensation increase	5.0%	4.0%	4.0%	5.0%	4.0%	4.0%
Yield curves matching our benefit obligations were derived using a cash flow analysis under the Citigroup pension discount curve. The Citigroup pension discount curve shows the relationship between interest rates and duration for hypothetical zero coupon investments. Under this approach, Treasury par curve data is used to set the shape of the yield curve and calculate the AA corporate spot yield at each maturity. The resulting curve was used to identify a discount rate for the Company of 6.05% and 6.8% in 2008 and 2007, respectively, based on the timing of future benefit payments. The decision to use 8% as the expected long-term return on plan assets was made based on an analysis of the actual plan asset returns over multiple time horizons and review of assumptions used by other U.S. corporations with defined benefit plans of similar size and investment strategy and is reviewed periodically by the audit committee. The average actual return on plan assets during the 20 years ended December 31, 2008 approximated 9%.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
The pension plans employ several independent investment firms which invest the assets of the plan in certain approved funds that correspond to specific asset classes with associated target allocations. Depending upon actual sector performance, the assets in the plan are periodically rebalanced to match the established target levels for the asset classes. The goal of the pension fund investment program is to achieve expected rates of return consistent with the investment risk associated with the approved investment portfolio. The investment performance of the plan and that of the individual investment firms is measured against recognized market indices. This performance is monitored by an investment committee comprised of members of the Company’s management, which is advised by an independent investment consultant. The performance of the plan is reviewed annually with the Audit Committee of the Company’s board of directors. The following is a summary of the target asset allocations for 2008 and the actual asset allocation at December 31, 2008.

		Actual at
		December 31,
Asset Allocation	Target	2008
U.S. equity investments	45%	37%
International equity investments	20%	14%
Fixed income investments	35%	41%
Cash	—%	8%
The assumed health care cost trend rate to measure the expected cost of benefits was 9% for 2009, 8.3% for 2010, 7.7% for 2011, 7% for 2012, 6.3% for 2013, 5.7% for 2014, and 5% for 2015 and each year thereafter. Assumed health care cost trend rates have a significant effect on amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-percentage-	One-percentage-
	point	point
	Increase	Decrease
Effect on total of service and interest cost components of net periodic post-retirement health care benefit cost	$1	$(1)
Effect on the health care component of the accumulated post-retirement benefit obligation	$13	$(10)
Cash Flows
Benefit payments expected to be paid to plan participants are as follows:

	Pension	Other Benefit
	Benefits	Plans
2009	$25	$4
2010	21	4
2011	21	4
2012	24	4
2013	28	5
2014 through 2018	175	29

	$294	$50

Savings Plans
The Company has two qualified defined contribution savings plans, one that covers salaried and non-union hourly employees and one that covers substantially all hourly union employees. In addition, the Company has one non-qualified supplemental savings plan for salaried employees whose benefits under the qualified plan are limited by federal regulations. When an employee meets eligibility requirements, the Company matches 100% of employee contributions of up to 6% of base salary for the salaried and hourly plans. Effective March 2008, the Company makes a contribution between 5.0% and 7.5% (based on continuous years of service) to each non-union employee Retirement Contribution account at its sole discretion. Matching contributions are made with Newmont stock; however, no holding restrictions are placed on such contributions, which totaled $14 in 2008, $13 in 2007 and $11 in 2006.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 23 STOCK BASED COMPENSATION
Employee Stock Options
The Company has a Stock Incentive Plan (“Stock Plan”) for executives and eligible employees. Under this Stock Plan, options to purchase shares of stock can be granted with exercise prices not less than fair market value of the underlying stock at the date of grant. Fair market value of a share of common stock at the grant date is the average of the high and low sales prices for a share of the Company’s common stock on the New York Stock Exchange. The Company also maintains prior stock plans, but no longer grants awards under these plans. Options granted under the Company’s stock plans vest over periods of three years or more and are exercisable over a period of time not to exceed 10 years from grant date. At December 31, 2008, 13,514,010 shares were available for future grants under the Stock Plan. During 2008, 2007 and 2006, 1,416,963, 1,066,500 and 1,238,750 stock option awards were granted, respectively.
The value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination experience. Expected volatility is based on the historical volatility of our stock at the time grants are issued (generally in April). These estimates involve inherent uncertainties and the application of management judgment. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest. As a result, if other assumptions had been used, our recorded stock based compensation expense would have been different from that reported. The Black-Scholes option-pricing model used the following assumptions:

	2008	2007	2006	2005	2004
Weighted-average risk-free interest rate	3.1%	4.6%	4.9%	4.2%	3.4%
Dividend yield	1.0%	1.0%	0.7%	1.0%	0.8%
Expected life in years	5	5	5	4	4
Volatility	30%	32%	34%	38%	41%
The following table summarizes annual activity for all stock options for each of the three years ended December 31:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	6,234,814	$41.09	7,503,608	$39.08	9,433,669	$35.90
Granted	1,416,963	$40.77	1,066,500	$42.06	1,238,750	$57.71
Exercised	(931,741)	$30.88	(1,706,303)	$29.93	(2,397,816)	$31.50
Forfeited and expired	(257,032)	$49.17	(628,991)	$46.30	(770,995)	$53.23

Outstanding at end of year	6,463,004	$42.17	6,234,814	$41.09	7,503,608	$39.08

Options exercisable at year-end	4,464,475	$42.01	4,687,127	$39.15	5,333,035	$34.60

Weighted-average fair value of options granted during the year	$11.96		$13.36		$19.76

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
The following table summarizes information about stock options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
Range of Exercise	Number	Life	Exercise	Number	Exercise
Prices	Outstanding	(in years)	Price	Exercisable	Price
$0 to $20	110,762	0.8	$18.37	110,762	$18.37
$20 to $30	1,177,114	5.0	$26.15	877,114	$25.89
$30 to $40	426,666	6.3	$38.05	429,962	$38.05
$40 to $50	3,849,462	7.3	$44.59	2,340,630	$45.15
$50+	899,000	7.3	$57.71	706,007	$57.71

	6,463,004	5.3	$42.17	4,464,475	$42.01

At December 31, 2008, there was $19 of unrecognized compensation cost related to 1,998,529 unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 2.2 years. The total intrinsic value of options exercised in 2008, 2007 and 2006 was $15, $31 and $54, respectively. The aggregate intrinsic value of outstanding stock options was $20 at December 31, 2008. The aggregate intrinsic value of the exercisable options was $16.
The following stock options vested in each of the three years ended December 31:

	2008	2007	2006
Stock options vested	835,982	1,484,732	2,020,049
Weighted-average exercise price	$47.21	$47.05	$40.80
Other Stock Based Compensation
The Company grants restricted stock to certain employees upon achievement of certain financial and operating thresholds. The shares of restricted stock vest over periods of three years or more. Prior to vesting, these shares of restricted stock are subject to certain restrictions related to ownership and transferability. Holders of restricted stock are entitled to vote the shares and to receive any dividends declared on the shares. In 2008, 2007, and 2006, 218,697, 175,114, and 102,491 shares of restricted stock, respectively, were granted and issued, at the weighted-average fair market value of $39, $44, and $58, respectively. At December 31, 2008, 201,895, 79,449 and 11,754 shares remained unvested for the 2008, 2007 and 2006 grants, respectively.
Restricted stock units are granted upon achievement of certain financial and operating thresholds to employees in certain foreign jurisdictions. Restricted stock units vest over periods of three years or more. Prior to vesting, holders of restricted stock units are not entitled to vote the underlying shares or receive dividends. Upon vesting, the employee is entitled to receive for each restricted stock unit one share of the Company’s common stock and an amount equivalent to accrued dividends. In 2008, 2007, and 2006 the Company granted 16,360, 20,212, and 19,181 restricted stock units, respectively, at the weighted-average fair market value of $39, $45 and $58, respectively, per underlying share of the Company’s common stock. At December 31, 2008, 13,269, 964 and 376 shares remain unvested for the 2008, 2007 and 2006 grants, respectively.
The Company grants deferred stock awards to certain other employees. The deferred stock awards vest over periods of three years or more. Prior to vesting, holders of deferred stock are not entitled to vote the underlying shares or receive dividends. In 2008, 2007 and 2006, the Company granted deferred stock awards of 394,095, 365,776, and 237,946 shares of the Company’s common stock, respectively, at weighted-average fair market values of $44, $42, and $58 per share, respectively. At December 31, 2008, 369,162, 205,036 and 54,877 shares remained unvested for the 2008, 2007 and 2006 awards, respectively.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
In 2008, 315,909 other stock based compensation awards vested. The total fair value of other stock based compensation awards that vested in 2008, 2007 and 2006 was $14, $21 and $20, respectively. At December 31, 2008, there was $28 of unrecognized compensation costs related to the unvested other stock based compensation awards. This cost is expected to be recognized over a weighted-average period of approximately 2.2 years.
The Company recognized stock option and other stock based compensation as follows:

	Year Ended December 31,
	2008	2007	2006
Stock options	$16	$17	$29
Restricted stock	6	4	—
Restricted stock units	—	1	—
Deferred stock awards	12	9	8
	$34	$31	$37

NOTE 24 OTHER LIABILITIES

	At December 31,
	2008	2007
Other current liabilities:
Refinery metal payable	$168	$—
Accrued operating costs	155	143
Derivative instruments (Note 14)	111	3
Accrued capital expenditures	107	172
Reclamation and remediation costs (Note 25)	58	64
Taxes other than income and mining	39	23
Interest	35	39
Royalties	28	34
Peruvian royalty	18	10
Deferred income tax (Note 8)	8	132
Other	43	33

	$770	$653

	At December 31,
	2008	2007
Other long-term liabilities:
Income and mining taxes	$167	$113
Derivative instruments (Note 14)	43	3
Other	42	34

	$252	$150

NOTE 25 RECLAMATION AND REMEDIATION LIABILITIES (ASSET RETIREMENT OBLIGATIONS)
The Company’s mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements.
At December 31, 2008 and 2007, $594 and $547, respectively, were accrued for reclamation obligations relating to currently or recently producing mineral properties. In addition, the Company is involved in several matters concerning environmental obligations associated with former, primarily historic, mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. At December 31, 2008 and 2007, $163 and $125, respectively, were accrued for such obligations. These amounts are also included in Reclamation and remediation liabilities.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Included in Other long-term assets at December 31, 2008 and 2007 is $23 and $28, respectively, of restricted cash that is legally restricted for purposes of settling asset retirement obligations related to Hope Bay and former Miramar operations. Also included in Other long-term assets at December 31, 2008 is $13 related to commitments in Peru.
The following is a reconciliation of the total liability for reclamation and remediation:

Balance January 1, 2007	$576
Additions, change in estimates and other	95
Liabilities settled	(52)
Acquisition/Disposition of liability, net	18
Accretion expense	35

Balance December 31, 2007	672
Additions, change in estimates and other	147
Liabilities settled	(103)
Accretion expense	41

Balance December 31, 2008	$757

The current portions of Reclamation and remediation liabilities of $58 and $64 at December 31, 2008 and 2007, respectively, are included in Other current liabilities.
The Company’s reclamation and remediation expenses consisted of:

	Years Ended December 31,
	2008	2007	2006
Asset retirement cost amortization	$25	$25	$22
Accretion, operating	31	27	25
Accretion, non-operating (Note 6)	10	8	3
Reclamation estimate revisions (Note 6)	101	29	47

	$167	$89	$97

Asset retirement cost amortization is a component of Amortization on the Statement of Consolidated Income (Loss).
Additions to the reclamation liability in 2008 of $147 include currently or recently producing mineral properties of $71 primarily for Yanacocha primarily due to a need for additional water treatment associated with the San Jose reservoir, the Phoenix mine at Nevada and Ahafo due to increased disturbance area related to mine expansion and the Golden Giant mine site related to additional water treatment costs, as well as additions relating to former mining operations of $76, primarily for Mt. Leyshon due to site characterization, stabilization and long-term surface water management due to overflow discharge from heavy rain, the Midnite mine site in light of the recent decisions made in the U.S. District Court for the Eastern District of Washington, additions to the Grass Valley, California mine site from the settlement of the water treatment dispute, and the Con Mine site acquired from the Miramar acquisition, primarily from a better understanding of the site conditions including soil cover materials, contractor services and water treatment costs.
Additions to reclamation in 2007 of $95 include currently or recently producing mineral properties of $60 primarily for Batu Hijau due to increased waste dump reclamation areas due to mine expansion and Ghana, Nevada at the Phoenix mine and Yanacocha due to increased disturbance area related to mine expansion, and for former mining operations of $35 including additions to Resurrection, due to assumption of liabilities to settle litigation for CERCLA liability and Natural Resource Damages and Empire Mine.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 26 ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

	At December 31,
	2008	2007
Unrealized gain on marketable securities, net of $55 and $161 tax expense, respectively	$218	$791
Foreign currency translation adjustments	(206)	181
Pension liability adjustments, net of $94 and $32 tax benefit, respectively	(176)	(59)
Other post-retirement benefit adjustments, net of $5 and $12 tax expense, respectively	10	23
Changes in fair value of cash flow hedge instruments, net of tax and noncontrolling interests benefit (expense) of $44 and $(9), respectively	(99)	21

	$(253)	$957

NOTE 27 RELATED PARTY TRANSACTIONS
Newmont had transactions with EGR and AGR, as follows:

	Years Ended December 31,
	2008	2007	2006
Gold and silver sales:
AGR	$10	$9	$—
EGR	$—	$135	$66
Refining fees paid:
AGR	$3	$2	$1
EGR	$—	$2	$3
During 2008, Newmont increased its investment in EGR to 60.64%, and the additional interest resulted in the consolidation of EGR. See Notes 10 and 13 for a discussion of Newmont’s investments in AGR and EGR, respectively.
NOTE 28 NET CHANGE IN OPERATING ASSETS AND LIABILITIES
Net cash provided from operations attributable to the net change in operating assets and liabilities is composed of the following:

	Years Ended December 31,
	2008	2007	2006
Decrease (increase) in operating assets:
Trade and accounts receivable	$81	$12	$(108)
Inventories, stockpiles and ore on leach pads	(343)	(77)	(364)
EGR refinery assets	38	—	—
Other assets	(208)	8	(25)
(Decrease) increase in operating liabilities:
Accounts payable and other accrued liabilities	(54)	(620)	217
EGR refinery liabilities	(38)	—	—
Reclamation liabilities (Note 25)	(103)	(52)	(59)

	$(627)	$(729)	$(339)

The decrease in accounts payable and other accrued liabilities in 2007 includes $276 from the settlement of pre-acquisition Australian income taxes of Normandy and $174 from the final settlement of copper collar contracts.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 29 SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended December 31,
	2008	2007	2006
Income taxes, net of refunds	$785	$313	$399
Interest, net of amounts capitalized	$96	$88	$96
Noncash Investing Activities and Financing Activities
Minera Yanacocha entered into mining equipment leases that resulted in non-cash increases to Property, plant and mine development, net and Long-term debt of $12 in 2008 and $28 in 2007. In 2008, Nevada entered into warehouse equipment leases that resulted in non-cash increases to Property, plant and mine development, net and Long-term debt of $2.
In March 2007, the Company completed an agreement with Oxiana Resources (“Oxiana”) and Agincourt Resources (“Agincourt”) in connection with Oxiana’s offer to acquire Agincourt. The transaction followed the Company’s sale in 2006 of the Martabe project to Agincourt in exchange for Agincourt shares, and as a result, the Company received Oxiana shares classified as marketable equity securities valued at $64 in return for its 43 million Agincourt shares classified as marketable equity securities.
In December 2007, the Company sold its royalty portfolio for total cash consideration of $1,197 less $21 in expenses of which $11 was paid in 2008. Newmont also sold its Pajingo operation for total consideration of $23 which includes $14 received in cash and $9 received in marketable equity securities.
In 2006, the Company delivered 161,111 ounces of gold in connection with the prepaid forward sales obligation, resulting in a noncash reduction in debt of $48.
NOTE 30 OPERATING LEASE COMMITMENTS
The Company leases certain assets, such as equipment and facilities, under operating leases expiring at various dates through 2020. Future minimum annual lease payments are $12 in 2009, 2010 and 2011, $10 in 2012, $9 in 2013 and $44 thereafter, totaling $99. Rent expense for 2008, 2007 and 2006 was $36, $32 and $16, respectively.
NOTE 31 SEGMENT AND RELATED INFORMATION
Newmont predominantly operates in a single industry, namely exploration for and production of gold. The Company’s reportable segments are based upon the Company’s management organization structure that is focused on the geographic region for the company’s operations and include North America, South America, Asia Pacific, Africa and Corporate and Other. Newmont’s major operations include Nevada, Yanacocha, Australia/New Zealand, Batu Hijau and Africa. The Company identifies its reportable segments as those consolidated mining operations or functional groups that represent more than 10% of the combined revenue, profit or loss or total assets of all reported operating segments. Consolidated mining operations or functional groups not meeting this threshold are aggregated at the applicable geographic region or corporate level for segment reporting purposes. Earnings from operations do not reflect general corporate expenses, interest (except project-specific interest) or income taxes (except for equity investments). Intercompany revenue and expense amounts have been eliminated within each segment in order to report on the basis that management uses internally for evaluating segment performance.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Segment results for 2008, 2007 and 2006 have been recast to reflect an organizational change, effective in the first quarter of 2009, that (i) moved the results of the La Herradura operation in Mexico to North America from Other and (ii) combined the management of exploration and advanced projects, research and development activities under one executive and assigned the legacy exploration segment to the regional reportable segments. As a result of management’s decision to dispose of the Kori Kollo operation in Bolivia, Kori Kollo has been reclassified to discontinued operations. In addition, during 2008, Newmont made certain reclassifications in its segment reporting presentation for 2007 and 2006 to conform to changes in presentation reflected in internal management reports, including the following:
•	Accretion, which was previously reported in Costs applicable to sales has been reclassified to a separate Accretion line item.
•	Regional administrative and community development, which were previously reported in Costs applicable to sales have been reclassified to Other expense, net for all periods presented.
•	Marketing, which was reported in Costs applicable to sales has been reclassified to General and administrative.

		Costs		Advanced
		Applicable to		Projects and	Pre-Tax	Total	Capital
Year Ended December 31, 2008	Sales	Sales	Amortization	Exploration	Income	Assets(1)	Expenditures(2)
Nevada	$1,929	$1,022	$246	$50	$562	$3,215	$299
Hope Bay	—	—	1	59	(59)	1,621	82
La Herradura	83	38	8	6	32	90	27
Other North America	—	—	—	29	(163)	52	—

North America	2,012	1,060	255	144	372	4,978	408

Yanacocha	1,613	637	170	28	694	1,902	236
Other South America	—	—	—	38	(8)	30	—

South America	1,613	637	170	66	686	1,932	236

Boddington	—	—	—	10	(13)	1,735	815
Other Australia/New Zealand	1,050	655	122	24	255	819	130
Batu Hijau:
Gold	261	124	25
Copper	752	399	80

Total Batu Hijau	1,013	523	105	2	301	2,371	83

Other Asia Pacific	—	—	3	16	(101)	87	2

Asia Pacific	2,063	1,178	230	52	442	5,012	1,030

Africa	435	205	63	49	114	1,181	111

Corporate and Other	1	—	20	68	(362)	2,624	20

Consolidated	$6,124	$3,080	$738	$379	$1,252	$15,727	$1,805

(1)	Corporate and Other includes $73 of Assets held for sale (Note 11).

(2)	Accrual basis includes decrease in accrued capital of $65. Consolidated capital expenditures on a cash basis are $1,870.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)

		Costs		Advanced
		Applicable to		Projects and	Pre-Tax	Total	Capital
Year Ended December 31, 2007	Sales	Sales	Amortization	Exploration	Income	Assets(1)	Expenditures(2)
Nevada	$1,616	$1,021	$220	$42	$290	$3,104	$585
Hope Bay	—	—	—	—	—	1,566	—
La Herradura	60	29	7	6	18	60	10
Other North America	8	2	—	19	(15)	208	—

North America	1,684	1,052	227	67	293	4,938	595

Yanacocha	1,093	490	160	28	343	1,908	250
Other South America	—	—	—	27	(25)	17	—

South America	1,093	490	160	55	318	1,925	250

Boddington	—	—	—	7	(4)	915	516
Other Australia/New Zealand	809	552	109	22	98	827	127
Batu Hijau:
Gold	351	114	25
Copper	1,221	450	96

Total Batu Hijau	1,572	564	121	1	828	2,471	80

Other Asia Pacific	—	—	3	11	(1,151)	149	5

Asia Pacific	2,381	1,116	233	41	(229)	4,362	728

Africa	306	168	43	36	53	1,088	127

Corporate and Other	1	—	22	40	(824)	3,161	12

Consolidated	$5,465	$2,826	$685	$239	$(389)	$15,474	$1,712

		Costs		Advanced
		Applicable to		Projects and	Pre-Tax	Total	Capital
Year Ended December 31, 2006	Sales	Sales	Amortization	Exploration	Income	Assets(1)	Expenditures(2)
Nevada	$1,441	$960	$180	$48	$232	$2,652	$724
La Herradura	48	19	9	5	18	57	10
Other North America	35	12	1	10	12	177	—

North America	1,524	991	190	63	262	2,886	734

Yanacocha	1,543	450	172	32	809	1,842	272
Other South America	—	—	2	26	(24)	15	—

South America	1,543	450	174	58	785	1,857	272

Boddington	—	—	—	4	(5)	382	122
Other Australia/New Zealand	709	438	91	14	140	803	100
Batu Hijau:
Gold	264	86	20
Copper	671	292	66

Total Batu Hijau	935	378	86	5	358	2,441	105

Other Asia Pacific	—	—	3	13	(10)	1,392	2

Asia Pacific	1,644	816	180	36	483	5,018	329

Africa	124	52	19	47	19	973	236

Corporate and Other	(30)	—	16	42	(337)	4,867	15

Consolidated	$4,805	$2,309	$579	$246	$1,212	$15,601	$1,586

(1)	Corporate and Other includes $111 and $2,075 for 2007 and 2006, respectively, of Assets held for sale (Note 11).

(2)
Accrual basis includes increase in accrued capital of $43 and $50 for 2007 and 2006, respectively. Consolidated capital expenditures on a cash basis are $1,669 and $1,536 for 2007 and 2006, respectively.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31,
	2008	2007
Goodwill:
Other Australia/New Zealand	$188	$186

Revenues from export and domestic sales were as follows:

	Years Ended December 31,
	2008	2007	2006
Europe	$4,756	$3,776	$3,976
Japan	464	562	355
Indonesia	307	512	85
Korea	231	248	154
Australia	170	165	79
India	32	101	76
Other	164	101	80

	$6,124	$5,465	$4,805

As gold can be sold through numerous gold market traders worldwide, the Company is not economically dependent on a limited number of customers for the sale of its product. In 2008, 2007 and 2006, sales to Bank of Nova Scotia were $1,618 (30%), $876 (20%) and $894 (21%), respectively, of total gold sales. Additionally in 2008, the Company had sales to BNP Paribas that totaled $1,239 (23%) of total gold sales.
Long-lived assets, excluding deferred tax assets, investments and restricted cash, in the United States and other countries are as follows:

	At December 31,
	2008	2007
United States	$3,028	$2,925
Australia	2,371	1,555
Indonesia	1,980	1,744
Canada	1,671	1,639
Peru	1,461	1,357
Ghana	1,051	974
Other	137	147

	$11,699	$10,341

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 32 CONSOLIDATING FINANCIAL STATEMENTS
The following Consolidating Financial Statements are presented to satisfy disclosure requirements of Rule 3-10(e) of Regulation S-X resulting from the inclusion of Newmont USA Limited (“Newmont USA”), a wholly-owned subsidiary of Newmont, as a co-registrant with Newmont on a shelf registration statement on Form S-3 filed under the Securities Act of 1933 under which securities of Newmont (including debt securities which may be guaranteed by Newmont USA) may be issued from time to time (the “Shelf Registration Statement”). To the extent Newmont issues debt securities under the Shelf Registration Statement, it is expected that Newmont USA will provide a guarantee of that debt. In accordance with Rule 3-10(e) of Regulation S-X, Newmont USA, as the subsidiary guarantor, is 100% owned by Newmont, the guarantee will be full and unconditional, and it is not expected that any other subsidiary of Newmont will guarantee any security issued under the Shelf Registration Statement. There are no significant restrictions on the ability of Newmont USA to obtain funds from its subsidiaries by dividend or loan.

	For the Year Ended December 31, 2008
					Newmont
	Newmont				Mining
	Mining	Newmont	Other		Corporation
Condensed Consolidating Statement of Income	Corporation	USA	Subsidiaries	Eliminations	Consolidated
Revenues
Sales — gold, net	$—	$3,886	$1,486	$—	$5,372
Sales — copper, net	—	752	—	—	752

	—	4,638	1,486	—	6,124

Costs and expenses
Costs applicable to sales (exclusive of amortization and accretion shown separately below)
Gold	—	1,823	879	(21)	2,681
Copper	—	399	—	—	399
Amortization	—	549	190	(1)	738
Accretion	—	24	7	—	31
Exploration	—	131	82	—	213
Advanced projects, research and development	—	63	107	(4)	166
General and administrative	—	113	6	25	144
Write-down of property, plant and mine development	—	15	122	—	137
Other expense, net	1	237	112	1	351

	1	3,354	1,505	—	4,860

Other (expense) income
Other income (expense), net	(40)	112	51	—	123
Interest income — intercompany	278	24	—	(302)	—
Interest expense — intercompany	(8)	—	(294)	302	—
Interest expense, net	(74)	(56)	(5)	—	(135)

	156	80	(248)	—	(12)

Income (loss) from continuing operations before income tax (expense) benefit and other items	155	1,364	(267)	—	1,252
Income tax (expense) benefit	(55)	(103)	58	—	(100)
Equity income (loss) of affiliates	718	4	102	(829)	(5)

Income (loss) from continuing operations	818	1,265	(107)	(829)	1,147
Income (loss) from discontinued operations	13	(6)	3	3	13

Net income (loss)	831	1,259	(104)	(826)	1,160
Less: Net income (loss) attributable to noncontrolling interests	—	347	(10)	(8)	329

Net income (loss) attributable to Newmont stockholders	$831	$912	$(94)	$(818)	$831

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2007
					Newmont
	Newmont				Mining
	Mining	Newmont	Other		Corporation
Condensed Consolidating Statement of Income	Corporation	USA	Subsidiaries	Eliminations	Consolidated
Revenues
Sales — gold, net	$—	$3,120	$1,124	$—	$4,244
Sales — copper, net	—	1,221	—	—	1,221

	—	4,341	1,124	—	5,465

Costs and expenses
Costs applicable to sales (exclusive of loss on settlement of price-capped forward sales contracts, Midas redevelopment, amortization and accretion shown separately below)
Gold	—	1,655	739	(18)	2,376
Copper	—	450	—	—	450
Loss on settlement of price-capped forward sales	—	531	—	—	531
Midas redevelopment	—	11	—	—	11
Amortization	—	531	155	(1)	685
Accretion	—	20	7	—	27
Exploration	—	113	64	—	177
Advanced projects, research and development	—	34	30	(2)	62
General and administrative	—	117	4	21	142
Write-down of goodwill	—	—	1,122	—	1,122
Write-down of property, plant and mine development	—	8	2	—	10
Other expense, net	—	200	43	—	243

	—	3,670	2,166	—	5,836

Other income (expense)
Other income (expense), net	35	98	(33)	—	100
Interest income — intercompany	210	52	—	(262)	—
Interest expense — intercompany	(7)	—	(255)	262	—
Interest expense, net	(63)	(43)	(12)	—	(118)

	175	107	(300)	—	(18)

Income (loss) from continuing operations before income tax (expense) benefit and other items	175	778	(1,342)	—	(389)
Income tax (expense) benefit	(51)	43	(182)	—	(190)
Equity (loss) income of affiliates	(1,114)	4	(236)	1,345	(1)

(Loss) income from continuing operations	(990)	825	(1,760)	1,345	(580)
(Loss) income from discontinued operations	(905)	(106)	(760)	866	(905)

Net (loss) income	(1,895)	719	(2,520)	2,211	(1,485)
Less: Net (loss) income attributable to noncontrolling interests	—	451	(321)	280	410

Net loss (income) attributable to Newmont stockholders	$(1,895)	$268	$(2,199)	$1,931	$(1,895)

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2006
					Newmont
	Newmont				Mining
	Mining	Newmont	Other		Corporation
Condensed Consolidating Statement of Income	Corporation	USA	Subsidiaries	Eliminations	Consolidated
Revenues
Sales — gold, net	$—	$3,265	$869	$—	$4,134
Sales — copper, net	—	671	—	—	671

	—	3,936	869	—	4,805

Costs and expenses
Costs applicable to sales (exclusive of amortization and accretion shown separately below)
Gold	—	1,516	511	(10)	2,017
Copper	—	292	—	—	292
Amortization	—	465	114	—	579
Accretion	—	17	8	—	25
Exploration	—	119	46	—	165
Advanced projects, research and development	—	44	36	1	81
General and administrative	—	125	3	8	136
Write-down of property, plant and mine development	—	3	—	—	3
Other expense	37	184	30	—	251

	37	2,765	748	(1)	3,549

Other income (expense)
Other income	13	6	34	—	53
Interest income — intercompany	121	79	—	(200)	—
Interest expense — intercompany	(7)	—	(193)	200	—
Interest expense, net	(27)	(62)	(8)	—	(97)

	100	23	(167)	—	(44)

Income (loss) from continuing operations before income tax (expense) benefit and other items	63	1,194	(46)	1	1,212
Income tax (expense) benefit	(54)	(291)	31	—	(314)
Equity income (loss) of affiliates	528	—	119	(645)	2

Income (loss) from continuing operations	537	903	104	(644)	900
Income (loss) from discontinued operations	254	(39)	208	(169)	254

Net income (loss)	791	864	312	(813)	1,154
Less: Net income (loss)attributable to noncontrolling interests	—	364	17	(18)	363

Net income (loss) attributable to Newmont stockholders	$791	$500	$295	$(795)	$791

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2008
					Newmont
	Newmont				Mining
	Mining	Newmont	Other		Corporation
Condensed Consolidating Balance Sheets	Corporation	USA	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$310	$125	$—	$435
Marketable securities and other short-term investments	—	1	11	—	12
Trade receivables	—	97	7	—	104
Accounts receivable	1,941	904	370	(3,001)	214
Inventories	—	395	112	—	507
Stockpiles and ore on leach pads	—	242	48	—	290
Deferred income tax assets	—	236	48	—	284
Other current assets	1	220	234	—	455

Current assets	1,942	2,405	955	(3,001)	2,301
Property, plant and mine development, net	—	5,325	4,822	(19)	10,128
Investments	—	11	644	—	655
Investments in subsidiaries	6,247	25	828	(7,100)	—
Long-term stockpiles and ore on leach pads	—	1,031	105	—	1,136
Deferred income tax assets	(45)	873	211	—	1,039
Other long-term assets	1,977	320	153	(2,243)	207
Goodwill	—	—	188	—	188
Assets of operations held for sale	—	73	—	—	73

Total assets	$10,121	$10,063	$7,906	$(12,363)	$15,727

Liabilities
Current portion of long-term debt	$—	$156	$9	$—	$165
Accounts payable	524	586	2,292	(2,991)	411
Employee-related benefits	—	139	31	—	170
Income and mining taxes	21	39	1	—	61
Other current liabilities	15	303	461	(9)	770

Current liabilities	560	1,223	2,794	(3,000)	1,577
Long-term debt	2,203	802	67	—	3,072
Reclamation and remediation liabilities	1	502	196	—	699
Deferred income tax liabilities	—	364	687	—	1,051
Employee-related benefits	3	341	35	—	379
Other long-term liabilities	283	182	2,049	(2,262)	252
Liabilities of operations held for sale	—	36	—	—	36

Total liabilities	3,050	3,450	5,828	(5,262)	7,066

Equity
Preferred stock	—	—	61	(61)	—
Common stock	709	—	—	—	709
Additional paid-in capital	6,611	2,647	4,334	(6,761)	6,831
Accumulated other comprehensive (loss) income	(253)	(173)	(138)	311	(253)
Retained earnings (deficit)	4	2,707	(2,381)	(326)	4

Total Newmont stockholders’ equity	7,071	5,181	1,876	(6,837)	7,291
Noncontrolling interest	—	1,432	202	(264)	1,370

Total equity	7,071	6,613	2,078	(7,101)	8,661

Total liabilities and equity	$10,121	$10,063	$7,906	$(12,363)	$15,727

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2007
					Newmont
	Newmont				Mining
	Mining	Newmont	Other		Corporation
Condensed Consolidating Balance Sheets	Corporation	USA	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$789	$441	$—	$1,230
Marketable securities and other short-term investments	—	3	58	—	61
Trade receivables	—	174	3	—	177
Accounts receivable	1,407	1,722	405	(3,374)	160
Inventories	—	368	85	—	453
Stockpiles and ore on leach pads	—	285	43	—	328
Deferred income tax assets	—	83	23	—	106
Other current assets	1	48	35	—	84

Current assets	1,408	3,472	1,093	(3,374)	2,599
Property, plant and mine development, net	—	5,181	3,971	(20)	9,132
Investments	—	11	1,520	—	1,531
Investments in subsidiaries	4,299	22	772	(5,093)	—
Long-term stockpiles and ore on leach pads	—	712	70	—	782
Deferred income tax assets	2	680	228	—	910
Other long-term assets	4,030	325	131	(4,263)	223
Goodwill	—	—	186	—	186
Assets of operations held for sale	—	89	22	—	111

Total assets	$9,739	$10,492	$7,993	$(12,750)	$15,474

Liabilities
Current portion of long-term debt	$—	$132	$120	$—	$252
Accounts payable	456	1,794	1,459	(3,371)	338
Employee-related benefits	—	106	42	—	148
Income and mining taxes	66	(50)	71	—	87
Other current liabilities	20	290	349	(6)	653

Current liabilities	542	2,272	2,041	(3,377)	1,478
Long-term debt	1,412	932	1	—	2,345
Reclamation and remediation liabilities	—	441	167	—	608
Deferred income tax liabilities	66	357	602	—	1,025
Employee-related benefits	2	193	31	—	226
Other long-term liabilities	263	113	4,058	(4,284)	150
Liabilities of operations held for sale	41	302	91	—	434

Total liabilities	2,326	4,610	6,991	(7,661)	6,266

Equity
Preferred stock	—	—	61	(61)	—
Common stock	696	—	—	—	696
Additional paid-in capital	6,570	2,647	2,434	(4,735)	6,916
Accumulated other comprehensive income (loss)	957	(28)	517	(489)	957
Retained (deficit) earnings	(810)	1,796	(2,283)	487	(810)

Total Newmont stockholders’ equity	7,413	4,415	729	(4,798)	7,759
Noncontrolling interests	—	1,467	273	(291)	1,449

Total equity	7,413	5,882	1,002	(5,089)	9,208

Total liabilities and equity	$9,739	$10,492	$7,993	$(12,750)	$15,474

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2008
					Newmont
	Newmont				Mining
	Mining	Newmont	Other		Corporation
Condensed Consolidating Statement of Cash Flows	Corporation	USA	Subsidiaries	Eliminations	Consolidated
Operating activities:
Net income (loss)	$831	$1,259	$(104)	$(826)	$1,160
Adjustments	49	419	(430)	826	864
Net change in operating assets and liabilities	17	(575)	(69)	—	(627)

Net cash provided from (used in) continuing operations	897	1,103	(603)	—	1,397
Net cash (used in) provided from discontinued operations	—	(123)	19	—	(104)

Net cash provided from (used in) operations	897	980	(584)	—	1,293

Investing activities:
Additions to property, plant and mine development	—	(707)	(1,163)	—	(1,870)
Proceeds from sale of marketable debt and equity securities	—	—	50	—	50
Investments in marketable debt and equity securities	—	—	(17)	—	(17)
Acquisitions, net	—	(7)	(318)	—	(325)
Other	—	17	(1)	—	16

Net cash used in investing activities of continuing operations	—	(697)	(1,449)	—	(2,146)
Net cash (used in) provided from investing activities of discontinued operations	—	(15)	4	—	(11)

Net cash used in investing activities	—	(712)	(1,445)	—	(2,157)

Financing activities:
Net external borrowings (repayments)	757	(116)	(46)	—	595
Net intercompany (repayments) borrowings	(1,518)	(287)	1,805	—	—
Dividends paid to noncontrolling interests in subsidiaries	—	(385)	(4)	—	(389)
Dividends paid to common stockholders	(182)	—	—	—	(182)
Proceeds from stock issuance	29	—	—	—	29
Change in restricted cash and other	17	48	9	—	74

Net cash (used in) provided from financing activities of continuing operations	(897)	(740)	1,764	—	127
Net cash used in financing activities of discontinued operations	—	(4)	—	—	(4)

Net cash (used in) provided from financing activities	(897)	(744)	1,764	—	123

Effect of exchange rate changes on cash	—	(3)	(51)	—	(54)

Net change in cash and cash equivalents	—	(479)	(316)	—	(795)
Cash and cash equivalents at beginning of period	—	789	441	—	1,230

Cash and cash equivalents at end of period	$—	$310	$125	$—	$435

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2007
					Newmont
	Newmont				Mining
	Mining	Newmont	Other		Corporation
Condensed Consolidating Statement of Cash Flows	Corporation	USA	Subsidiaries	Eliminations	Consolidated
Operating activities:
Net (loss) income	$(1,895)	$719	$(2,520)	$2,211	$(1,485)
Adjustments	880	664	3,409	(2,211)	2,742
Net change in operating assets and liabilities	66	(523)	(272)	—	(729)

Net cash (used in) provided from continuing operations	(949)	860	617	—	528
Net cash provided from discontinued operations	—	26	111	—	137

Net cash (used in) provided from operations	(949)	886	728	—	665

Investing activities:
Additions to property, plant and mine development	—	(937)	(732)	—	(1,669)
Proceeds from sale of marketable debt and equity securities	—	224	—	—	224
Investments in marketable debt and equity securities	—	(222)	(36)	—	(258)
Acquisitions, net	—	—	(953)	—	(953)
Cash received on repayment of Batu Hijau carried interest	—	161	—	—	161
Other	—	16	7	—	23

Net cash used in investing activities of continuing operations	—	(758)	(1,714)	—	(2,472)
Net cash provided from investing activities of discontinued operations	1	127	1,231	—	1,359

Net cash provided from (used in) investing activities	1	(631)	(483)	—	(1,113)

Financing activities:
Net borrowings (repayments)	1,125	(155)	(5)	—	965
Net intercompany borrowings (repayments)	71	(91)	20	—	—
Dividends paid to noncontrolling interests in subsidiaries	—	(270)	—	—	(270)
Dividends paid to common stockholders	(181)	—	—	—	(181)
Proceeds from stock issuance	51	—	—	—	51
Purchase of Company share call options	(366)	—	—	—	(366)
Issuance of Company share warrants	248	—	—	—	248
Change in restricted cash and other	—	6	5	—	11

Net cash provided from (used in) financing activities	948	(510)	20	—	458
Net cash provided from financing activities of discontinued operations	—	7	—	—	7

Net cash provided from (used in) financing activities	948	(503)	20	—	465

Effect of exchange rate changes on cash	—	—	50	—	50

Net change in cash and cash equivalents	—	(248)	315	—	67
Cash and cash equivalents at beginning of period	—	1,037	126	—	1,163

Cash and cash equivalents at end of period	$—	$789	$441	$—	$1,230

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2006
					Newmont
	Newmont				Mining
	Mining	Newmont	Other		Corporation
Condensed Consolidating Statement of Cash Flows	Corporation	USA	Subsidiaries	Eliminations	Consolidated
Operating activities:
Net income (loss)	$791	$864	$312	$(813)	$1,154
Adjustments	(826)	490	(193)	813	284
Net change in operating assets and liabilities	64	(346)	(57)	—	(339)

Net cash provided from continuing operations	29	1,008	62	—	1,099
Net cash (used in) provided from discontinued operations	—	16	108	—	124

Net cash provided from operations	29	1,024	170	—	1,223

Investing activities:
Additions to property, plant and mine development	—	(1,115)	(421)	—	(1,536)
Proceeds from sale of marketable debt and equity securities	—	2,216	—	—	2,216
Investments in marketable debt and equity securities	—	(1,442)	(51)	—	(1,493)
Acquisitions, net	—	—	(348)	—	(348)
Other	—	12	8	—	20

Net cash used in investing activities of continuing operations	—	(329)	(812)	—	(1,141)
Net cash provided from investing activities of discontinued operations	48	2	287	—	337

Net cash provided from (used in) investing activities	48	(327)	(525)	—	(804)

Financing activities:
Net borrowings (repayments)	—	89	(2)	—	87
Net intercompany borrowings (repayments)	6	(400)	394	—	—
Dividends paid to noncontrolling interests in subsidiaries	—	(264)	—	—	(264)
Dividends paid to common stockholders	(168)	—	(12)	—	(180)
Proceeds from stock issuance	78	—	—	—	78
Early extinguishment of prepaid forward sales obligation	—	(48)	—	—	(48)
Change in restricted cash and other	6	(12)	—	—	(6)

Net cash (used in) provided from financing activities of continuing operations	(78)	(635)	380	—	(333)
Net cash used in financing activities of discontinued operations	—	(7)	—	—	(7)

Net cash (used in) provided from financing activities	(78)	(642)	380	—	(340)

Effect of exchange rate changes on cash	—	4	(1)	—	3

Net change in cash and cash equivalents	(1)	59	24	—	82
Cash and cash equivalents at beginning of period	1	978	102	—	1,081

Cash and cash equivalents at end of period	$—	$1,037	$126	$—	$1,163

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 33 COMMITMENTS AND CONTINGENCIES
General
The Company follows FASB Statement No. 5, “Accounting for Contingencies,” in determining its accruals and disclosures with respect to loss contingencies other than tax contingencies provided for in accordance with FIN 48 (see Note 8). Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable (greater than a 75% probability) that a liability could be incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.
Operating Segments
The Company’s operating segments are identified in Note 31. Except as noted in this paragraph, all of the Company’s commitments and contingencies specifically described in this Note 33 relate to the Corporate and Other reportable segment. The Nevada Operations matters under Newmont USA Limited relate to the North America reportable segment. The PT Newmont Minahasa Raya matters relate to the Asia Pacific reportable segment. The Yanacocha matters relate to the South America reportable segment. The Newmont Yandal Operations Pty Limited matter relates to the Asia Pacific reportable segment. The PTNNT matters relate to the Asia Pacific reportable segment.
Environmental Matters
The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.
Estimated future reclamation costs are based principally on legal and regulatory requirements. At December 31, 2008 and 2007, $594 and $547, respectively, were accrued for reclamation costs relating to mineral properties in accordance with FASB Statement No. 143, “Accounting for Asset Retirement Obligations.” The current portions of $43 and $51 at December 31, 2008 and 2007, respectively, are included in Other current liabilities.
In addition, the Company is involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. The Company believes that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon the Company’s best estimate of its liability for these matters, $163 and $125 were accrued for such obligations at December 31, 2008 and 2007, respectively. These amounts are included in Other current liabilities and Reclamation and remediation liabilities. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 126% greater or 7% lower than the amount accrued at December 31, 2008. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are recorded in Other expense, net in the period estimates are revised.
Details about certain of the more significant matters involved are discussed below.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Dawn Mining Company LLC (“Dawn”) — 51% Newmont Owned
Midnite Mine Site. Dawn previously leased an open pit uranium mine, currently inactive, on the Spokane Indian Reservation in the State of Washington. The mine site is subject to regulation by agencies of the U.S. Department of Interior (the Bureau of Indian Affairs and the Bureau of Land Management), as well as the United States Environmental Protection Agency (“EPA”).
In 1991, Dawn’s mining lease at the mine was terminated. As a result, Dawn was required to file a formal mine closure and reclamation plan. The Department of Interior commenced an analysis of Dawn’s proposed plan and alternate closure and reclamation plans for the mine. Work on this analysis has been suspended indefinitely. In mid-2000, the mine was included on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). In March 2003, the EPA notified Dawn and Newmont that it had thus far expended $12 on the Remedial Investigation/Feasibility Study (“RI/FS”) under CERCLA. In October 2005, the EPA issued the RI/FS on this property in which it indicated a preferred remedy estimated to cost approximately $150. Newmont and Dawn filed comments on the RI/FS with the EPA in January 2006. On October 3, 2006, the EPA issued a final Record of Decision in which it formally selected the preferred remedy identified in the RI/FS.
On January 28, 2005, the EPA filed a lawsuit against Dawn and Newmont under CERCLA in the U.S. District Court for the Eastern District of Washington. The EPA has asserted that Dawn and Newmont are liable for reclamation or remediation work and costs at the mine. Dawn does not have sufficient funds to pay for the reclamation plan it proposed or for any alternate plan, or for any additional remediation work or costs at the mine.
On July 14, 2008, after a bench trial, the Court held Newmont liable under CERCLA as an “operator” of the Midnite Mine. The Court previously ruled on summary judgment that both the U.S. Government and Dawn were liable under CERCLA. On October 17, 2008 the Court issued its written decision in the bench trial. The Court found Dawn and Newmont jointly and severally liable under CERCLA for past and future response costs, and ruled that each of Dawn and Newmont are responsible to pay one-third of such costs. The Court also found the U.S. Government liable on Dawn’s and Newmont’s contribution claim, and ruled that the U.S. Government is responsible to pay one-third of all past and future response costs. In November 2008, all parties appealed the Court’s ruling. Also in November 2008, the EPA issued an Administrative Order pursuant to Section 106 of CERCLA ordering Dawn and Newmont to conduct water treatment, testing and other preliminary remedial actions. However, the issue of whether the EPA’s preferred remedy is consistent with the National Contingency Plan has not yet come before the Court.
Newmont intends to continue to vigorously defend this matter and cannot reasonably predict the outcome of this lawsuit or the likelihood of any other action against Dawn or Newmont arising from this matter.
Dawn Mill Site. Dawn also owns a uranium mill site facility, located on private land near Ford, Washington, which is subject to state and federal regulation. In late 1999, Dawn sought and later received approval from the State of Washington for a revised closure plan that expedites the reclamation process at the site. The currently approved plan for the site is guaranteed by Newmont.
Idarado Mining Company (“Idarado”) — 80.1% Newmont Owned
In July 1992, Newmont and Idarado signed a consent decree with the State of Colorado (“State”), which was approved by the U.S. District Court of Colorado, to settle a lawsuit brought by the State under CERCLA.
Idarado agreed in the consent decree to undertake specified remediation work at its former mining site in the Telluride/Ouray area of Colorado. Remediation work at this property is substantially complete. If the remediation does not achieve specific performance objectives defined in the consent decree, the State may require Idarado to implement supplemental activities at the site, also as defined in the consent decree. Idarado and Newmont obtained a $6 reclamation bond to secure their potential obligations under the consent decree. In addition, Idarado settled natural resources damages and past and future response costs, and agreed to habitat enhancement work under the consent decree. Such habitat enhancement work is substantially complete.
Newmont Capital Limited (“Newmont Capital”) — 100% Newmont Owned
In February 1999, the EPA placed the Lava Cap mine site in Nevada County, California on the National Priorities List under CERCLA. The EPA then initiated a RI/FS under CERCLA to determine environmental conditions and remediation options at the site.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Newmont Capital, formerly known as Franco-Nevada Mining Corporation, Inc., owned the property for approximately three years from 1984 to 1986 but never mined or conducted exploration at the site. The EPA asserts that Newmont Capital is responsible for clean up costs incurred at the site. Newmont Capital and the EPA entered into a consent decree to settle all aspects of this matter except future potential Natural Resource Damage claims. The consent decree will be subject to approval by the U.S. District Court for the Northern District of California.
Newmont USA Limited — 100% Newmont Owned
Pinal Creek. Newmont is a defendant in a lawsuit brought on November 5, 1991 in U.S. District Court in Arizona by the Pinal Creek Group, alleging that Newmont and others are responsible for some portion of costs incurred to address groundwater contamination emanating from copper mining operations located in the area of Globe and Miami, Arizona. Two former subsidiaries of Newmont, Pinto Valley Copper Corporation and Magma Copper Company (now known as BHP Copper Inc.) owned some of the mines in the area between 1983 and 1987. The court has dismissed plaintiffs’ claims seeking to hold Newmont liable for the acts or omissions of its former subsidiaries. Newmont believes it has strong defenses to plaintiffs’ remaining claims, including, without limitation that Newmont’s agents did not participate in any pollution causing activities; that Newmont’s liabilities, if any, were contractually transferred to one of the plaintiffs; that portions of plaintiffs’ claimed damages are not recoverable; and that Newmont’s equitable share of liability, if any, would be immaterial. While Newmont has denied liability and is vigorously defending these claims, it cannot reasonably predict the final outcome of this lawsuit.
Grass Valley. On February 3, 2004, the City of Grass Valley, California brought suit against Newmont under CERCLA in the U.S. District Court for the Northern District of California. This matter involves an abandoned mine adit on property previously owned by a predecessor of Newmont and currently owned by the City of Grass Valley. The complaint alleges that the adit is discharging metals-bearing water into a stream on the property, in concentrations in excess of current EPA drinking water standards. On February 4, 2009, this matter was fully resolved by settlement. Pursuant to the settlement, Newmont has agreed to manage the water discharge on an ongoing basis.
Gray Eagle Mine Site. By letter dated September 3, 2002, the EPA notified Newmont that the EPA had expended $3 in response costs to address environmental conditions associated with a historic tailings pile located at the Grey Eagle Mine site near Happy Camp, California, and requested that Newmont pay those costs. The EPA has identified four potentially responsible parties, including Newmont. Newmont does not believe it has any liability for environmental conditions at the Grey Eagle Mine site, and intends to vigorously defend any formal claims by the EPA. Newmont cannot reasonably predict the likelihood or outcome of any future action against it arising from this matter.
Ross Adams Mine Site. By letter dated June 5, 2007, the U.S. Forest Service notified Newmont that it had expended approximately $0.3 in response costs to address environmental conditions at the Adams Ross mine in Prince of Wales, Alaska, and requested Newmont USA Limited pay those costs and perform an Engineering Evaluation/Cost Analysis (“EE/CA”) to assess what future response activities might need to be completed at the site. Newmont does not believe it has any liability for environmental conditions at the site, and intends to vigorously defend any formal claims by the EPA. Newmont has agreed to perform the EE/CA. Newmont cannot reasonably predict the likelihood or outcome of any future action against it arising from this matter.
PT Newmont Minahasa Raya (“PTNMR”) — 80% Newmont Owned
In July 2004, a criminal complaint was filed against PTNMR, the Newmont subsidiary that operated the Minahasa mine in Indonesia, alleging environmental pollution relating to submarine tailings placement into nearby Buyat Bay. The Indonesian police detained five PTNMR employees during September and October of 2004. The police investigation and the detention of PTNMR’s employees was declared illegal by the South Jakarta District Court in December 2004, but in March 2005, the Indonesian Supreme Court upheld the legality of the police investigation, and the police turned their evidence over to the local prosecutor. In July 2005, the prosecutor filed an indictment against PTNMR and its President Director, alleging environmental pollution at Buyat Bay. After the court rejected motions to dismiss the proceeding, the trial proceeded and all evidence, including that of the defense, was presented in court by September 2006. In November 2006 the prosecution filed its charge, seeking a three-year jail sentence for PTNMR’s President Director plus a nominal fine. In addition, the prosecution recommended a nominal fine against PTNMR. The defense filed responses in January 2007, and final briefing was completed in March 2007. On April 24, 2007, the court entered its verdict acquitting PTNMR and its President Director of all charges. In May 2007, the prosecution appealed the decision of the court to the Indonesian Supreme Court, despite Indonesian laws that prohibit the appeal of a verdict of acquittal. In October 2008, a panel of Supreme Court justices was assigned to consider the appeal.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
In addition, on March 22, 2007, an Indonesian non-governmental organization named Wahana Lingkungan Hidup Indonesia (“WALHI”) filed a civil suit against PTNMR and Indonesia’s Ministry of Energy and Mineral Resources and Ministry for the Environment, alleging pollution from the disposal of mine tailings into Buyat Bay, and seeking a court order requiring PTNMR to fund a 25-year monitoring program in relation to Buyat Bay. In December 2007, the court ruled in PTNMR’s favor and found that WALHI’s allegations of pollution in Buyat Bay were without merit. In March 2008, WALHI appealed this decision to the Indonesian Supreme Court.
Independent sampling and testing of Buyat Bay water and fish, as well as area residents, conducted by the World Health Organization and the Australian Commonwealth Scientific and Industrial Research Organization, confirm that PTNMR has not polluted the Buyat Bay environment, and, therefore, has not adversely affected the fish in Buyat Bay or the health of nearby residents. The Company remains steadfast that it has not caused pollution or health problems and will continue to vigorously defend itself against these allegations.
Resurrection Mining Company (“Resurrection”) — 100% Newmont Owned
Newmont, Resurrection and other defendants were named in lawsuits filed by the State of Colorado under CERCLA in 1983, which were subsequently consolidated with a lawsuit filed by EPA in 1986. These proceedings sought to compel the defendants to remediate the impacts of pre-existing, historic mining activities near Leadville, Colorado, which date back to the mid-1800s, and which the government agencies claim were causing substantial environmental problems in the area.
In 1988 and 1989, the EPA issued administrative orders with respect to one area on the site and the defendants collectively implemented those orders by constructing a water treatment plant, which was placed in operation in early 1992. Remaining remedial work for this area consists of water treatment plant operation and continuing environmental monitoring and maintenance activities. The parties also entered into a consent decree with respect to the remaining areas at the site, which apportioned liabilities and responsibilities for these areas. The EPA approved remedial actions for selected components of Resurrection’s portion of the site, which actions were initiated in 1995, but the EPA did not select the final remedy for the site at that time.
On August 9, 2005, ASARCO LLC, another potentially responsible party at the site, filed for Chapter 11 bankruptcy in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). In June 2007, Resurrection, the EPA, the State and ASARCO reached a settlement relating to all outstanding issues at the site. In July 2007, the settlement was approved by the Bankruptcy Court and in August 2008 it was approved by the U.S. District Court for the District of Colorado. The settlement agreement as approved sets out the required remedial actions of the parties and, subject to completion of those remedial actions, resolves all outstanding matters related to the site.
Other Legal Matters
Minera Yanacocha S.R.L. (“Yanacocha”) — 51.35% Newmont Owned
Choropampa. In June 2000, a transport contractor of Yanacocha spilled approximately 151 kilograms of elemental mercury near the town of Choropampa, Peru, which is located 53 miles (85 kilometers) southwest of the Yanacocha mine. Elemental mercury is not used in Yanacocha’s operations but is a by-product of gold mining and was sold to a Lima firm for use in medical instruments and industrial applications. A comprehensive health and environmental remediation program was undertaken by Yanacocha in response to the incident. In August 2000, Yanacocha paid under protest a fine of 1,740,000 Peruvian soles (approximately $0.5) to the Peruvian government. Yanacocha has entered into settlement agreements with a number of individuals impacted by the incident. As compensation for the disruption and inconvenience caused by the incident, Yanacocha entered into agreements with and provided a variety of public works in the three communities impacted by this incident. Yanacocha cannot predict the likelihood of additional expenditures related to this matter.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Yanacocha, various wholly-owned subsidiaries of Newmont, and other defendants have been named in lawsuits filed by approximately 1,100 Peruvian citizens in Denver District Court for the State of Colorado. These actions seek compensatory damages based on claims associated with the elemental mercury spill incident. The parties in these cases agreed to submit these matters to binding arbitration. In October 2007, the parties to the arbitration entered a court-approved settlement agreement, resolving most of these cases.
Additional lawsuits relating to the Choropampa incident were filed against Yanacocha in the local courts of Cajamarca, Peru, in May 2002 by over 900 Peruvian citizens. A significant number of the plaintiffs in these lawsuits entered into settlement agreements with Yanacocha prior to filing such claims. In April 2008, the Peruvian Supreme Court upheld the validity of these settlement agreements, which should result in the dismissal of all claims brought by previously settled plaintiffs. Yanacocha has also entered into settlement agreements with approximately 350 additional plaintiffs. The claims asserted by approximately 200 plaintiffs remain. Neither Newmont nor Yanacocha can reasonably estimate the ultimate loss relating to such claims.
Conga. Yanacocha is involved in a dispute with the Provincial Municipality of Celendin regarding the authority of that governmental body to regulate the development of the Conga project. In the fourth quarter of 2004, the Municipality of Celendin enacted an ordinance declaring the area around Conga to be a mining-free reserve and naturally protected area. Yanacocha has challenged this ordinance by means of two legal actions, one filed by Yanacocha (as the lease holder of the Conga mining concessions) and one filed by Minera Chaupiloma (as the titleholder of the Conga mining concessions). In August 2007, a Peruvian Court of first instance upheld Chaupiloma’s claim, stating that the Municipality of Celendin lacks the authority to create natural protected areas. The Municipality of Celendin has not appealed the ruling. Based on legal precedent established by Peru’s Constitutional Tribunal and the foregoing resolution of the Chaupiloma claim, it is reasonable to believe that Yanacocha’s mining rights will be upheld.
Newmont Yandal Operations Pty Ltd (“NYOL”) — 100% Newmont Owned
On September 3, 2003, J. Aron & Co. commenced proceedings in the Supreme Court of New South Wales (Australia) against NYOL, its subsidiaries and the administrator in relation to the completed voluntary administration of the NYOL group. J. Aron & Co., a NYOL creditor, initially sought injunctive relief that was denied by the court on September 8, 2003. On October 30, 2003, J. Aron & Co. filed a statement of claim alleging various deficiencies in the implementation of the voluntary administration process and seeking damages and other relief against NYOL and other parties. Newmont cannot reasonably predict the final outcome of this lawsuit.
PT Newmont Nusa Tenggara (“PTNNT”) — 45% Newmont Owned
Under the Batu Hijau Contract of Work, beginning in 2006 and continuing through 2010, a portion of PTNNT’s shares must be offered for sale, first, to the Indonesian government or, second, to Indonesian nationals, equal to the difference between the following percentages and the percentage of shares already owned by the Indonesian government or Indonesian nationals (if such number is positive): 23% by March 31, 2006; 30% by March 31, 2007; 37% by March 31, 2008; 44% by March 31, 2009; and 51% by March 31, 2010. As PT Pukuafu Indah (“PTPI”), an Indonesian national, has owned and continues to own a 20% interest in PTNNT, in 2006 a 3% interest was required to be offered for sale and in each of 2007 through 2010 an additional 7% interest must be offered (for an aggregate 31% interest). The price at which such interest must be offered for sale to the Indonesian parties is the highest of the then-current replacement cost, the price at which shares would be accepted for listing on the Indonesian Stock Exchange, or the fair market value of such interest as a going concern, as agreed with the Indonesian government. Pursuant to this provision, it is possible that the ownership interest of NTP in PTNNT could be reduced to 49%.
Initial arbitration matter
PTPI has owned and continues to own a 20% interest in PTNNT, and therefore the Newmont-Sumitomo partnership was required to offer a 3% interest in PTNNT for sale in 2006 and an additional 7% interest in each of 2007 through 2010. In accordance with the Contract of Work, an offer to sell a 3% interest was made to the Indonesian government in 2006 and an offer for an additional 7% interest was made in each of 2007 and 2008. A further 7% interest in the shares of PTNNT will be offered for sale in March 2009. While the central government declined to participate in the 2006 and 2007 offers, local governments in the area in which the Batu Hijau mine is located have expressed interest in acquiring shares, as have various Indonesian nationals. In January 2008, the Newmont-Sumitomo partnership agreed to sell, under a carried interest arrangement, 2% of PTNNT’s shares to Kabupaten Sumbawa, one of the local governments, subject to satisfaction of closing conditions. The Indonesian

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
government has subsequently stated that it will not approve the transfer of shares under this agreement. On February 11, 2008, PTNNT received notification from the Department of Energy and Mineral Resources (“DEMR”) alleging that PTNNT is in breach of its divestiture requirements under the Contract of Work, and threatening to issue a notice to terminate the Contract of Work if PTNNT did not agree to divest the 2006 and 2007 shares, in accordance with the direction of the DEMR, by February 22, 2008, which date was extended to March 3, 2008. A second Notice of Default was received relating to the alleged failure to divest the 2008 shares as well. On March 3, 2008, the Indonesian government filed for international arbitration as provided under the Contract of Work, as did PTNNT. In the arbitration proceeding, PTNNT seeks a declaration that the Indonesian government is not entitled to terminate the Contract of Work and additional declarations pertaining to the procedures for divesting the shares. For its part, the Indonesian government seeks declarations that PTNNT is in default of its divestiture obligations, that the government may terminate the Contract of Work, and that PTNNT must cause shares subject to divestiture to be sold to certain local governments. The international arbitration panel has been appointed and a hearing was held in Jakarta in December 2008. A ruling is expected in the first half of 2009. Newmont and its Sumitomo partnership believe there is no basis for terminating the Contract of Work, and PTNNT is vigorously defending the matter.
Second arbitration matter
In 1997, to enable development of the Batu Hijau mine, PTNNT secured an aggregate $1,000 in financing from the United States Export-Import Bank, the Japan Bank for International Cooperation (formerly the Japan Export-Import Bank), and Kreditanstalt fur Wiederaufbau (the German Export-Import Bank) (collectively, the “Senior Lenders”). The Senior Lenders required the shareholders of PTNNT to pledge 100% of the shares of PTNNT as security for repayment of the loans. As part of that process, on October 30, 1997, the Minister of Energy and Mineral Resources approved the share pledge arrangements.
Subsequent to an additional 7% interest in PTNNT being offered by NTP for sale on March 28, 2008 (as required under the Contract of Work), the Director General of Mineral, Coal and Geothermal Resources at DEMR claimed that PTNNT breached its obligations under the Contract of Work by allowing shares to be offered for sale that are pledged to the Senior Lenders as security for the repayment of the senior debt. In the letter, the Director General claimed that NTP would be in default under the Contract of Work if the shares of PTNNT offered for sale in March 2008, together with the shares offered in 2006 and 2007, were not in the possession of “Indonesian government and/or government owned entities,” free of any such senior pledge, by July 13, 2008. Consequently, on July 10, 2008, PTNNT filed a notice to commence an additional international arbitration proceeding, as provided for under the Contract of Work, to resolve the claim that PTNNT breached its obligations under the Contract of Work by allowing shares to be offered that are subject to pledge obligations to the Senior Lenders. This pledge of shares issue has since been incorporated into and will be resolved as part of the initial arbitration proceeding.
Other Commitments and Contingencies
Tax contingencies are provided for under FIN 48 (see Note 8).
In a 1993 asset exchange, a wholly-owned subsidiary transferred a coal lease under which the subsidiary had collected advance royalty payments totaling $484. From 1994 to 2018, remaining advance payments under the lease to the transferee total $390. In the event of title failure as stated in the lease, this subsidiary has a primary obligation to refund previously collected payments and has a secondary obligation to refund any of the $390 collected by the transferee, if the transferee fails to meet its refund obligation. The subsidiary has title insurance on the leased coal deposits of $240 covering the secondary obligation. The Company and the subsidiary regard the circumstances entitling the lessee to a refund as remote.
The Company has minimum royalty obligations on one of its producing mines in Nevada for the life of the mine. Amounts paid as a minimum royalty (where production royalties are less than the minimum obligation) in any year are recoverable in future years when the minimum royalty obligation is exceeded. Although the minimum royalty requirement may not be met in a particular year, the Company expects that over the mine life, gold production will be sufficient to meet the minimum royalty requirements. Minimum royalty payments payable are $19 per year in 2009 through 2013 and $93 thereafter.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
As part of its ongoing business and operations, the Company and its affiliates are required to provide surety bonds, bank letters of credit and bank guarantees as financial support for various purposes, including environmental reclamation, exploration permitting, workers compensation programs and other general corporate purposes. At December 31, 2008 and 2007, there were $778 and $662, respectively, of outstanding letters of credit, surety bonds and bank guarantees. The surety bonds, letters of credit and bank guarantees reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its ongoing operations. As the specific requirements are met, the beneficiary of the associated instrument cancels and/or returns the instrument to the issuing entity. Certain of these instruments are associated with operating sites with long-lived assets and will remain outstanding until closure. Generally, bonding requirements associated with environmental regulation are becoming more restrictive. In addition, the surety markets for certain types of environmental bonding used by the Company have become increasingly constrained. The Company, however, believes it is in compliance with all applicable bonding obligations and will be able to satisfy future bonding requirements, through existing or alternative means, as they arise.
Newmont is from time to time involved in various legal proceedings related to its business. Except in the above-described proceedings, management does not believe that adverse decisions in any pending or threatened proceeding or that amounts that may be required to be paid by reason thereof will have a material adverse effect on the Company’s financial condition or results of operations.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 34 UNAUDITED SUPPLEMENTARY DATA
Quarterly Data
The following is a summary of selected quarterly financial information (unaudited):

	2008
	Three Months Ended
	March 31	June 30	September 30	December 31
Revenues	$1,925	$1,502	$1,372	$1,325
Gross profit(1)	$955	$564	$396	$360
Income from continuing operations(2)	$356	$270	$182	$8
Income (loss) from discontinued operations(2)	8	1	9	(3)

Net income(2)	$364	$271	$191	$5

Income from continuing operations, per common share, basic	$0.78	$0.60	$0.40	$0.02
Income from discontinued operations, per common share, basic	0.02	—	0.02	(0.01)

Net income per common share, basic	$0.80	$0.60	$0.42	$0.01

Income from continuing operations, per common share, diluted	$0.78	$0.60	$0.40	$0.02
Income from discontinued operations, per common share, diluted	0.02	—	0.02	(0.01)

Net income per common share, diluted	$0.80	$0.60	$0.42	$0.01

Basic weighted-average shares outstanding	453	454	454	454
Diluted weighted-average shares outstanding	457	456	455	455
Dividends declared per common share	$0.10	$0.10	$0.10	$0.10
Closing price of common stock	$45.30	$52.16	$38.76	$40.70

	2007
	Three Months Ended
	March 31	June 30	September 30	December 31
Revenues	$1,224	$1,276	$1,616	$1,349
Gross profit (loss)(1)	$285	$(164)	$739	$525
Income (loss) from continuing operations(2)	$40	$(401)	$327	$(954)
Income (loss) from discontinued operations(2)	28	(1,661)	66	660

Net income (loss) (2)	$68	$(2,062)	$393	$(294)

Income (loss) from continuing operations, per common share, basic	$0.09	$(0.89)	$0.72	$(2.10)
Income (loss) from discontinued operations, per common share, basic	0.06	(3.68)	0.15	1.46

Net income (loss) per common share, basic	$0.15	$(4.57)	$0.87	$(0.64)

Income (loss) from continuing operations, per common share, diluted	$0.09	$(0.89)	$0.72	$(2.10)
Income (loss) from discontinued operations, per common share, diluted	0.06	(3.68)	0.15	1.46

Net income (loss) per common share, diluted	$0.15	$(4.57)	$0.87	$(0.64)

Basic weighted-average shares outstanding	451	451	452	452
Diluted weighted-average shares outstanding	452	451	453	452
Dividends declared per common share	$0.10	$0.10	$0.10	$0.10
Closing price of common stock	$41.99	$39.06	$44.73	$48.83

(1)	Revenues less Costs applicable to sales, Loss on settlement of price-capped forward sales contracts, Midas redevelopment, Amortization and Accretion.

(2)	Attributable to Newmont stockholders.

NEWMONT MINING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in millions, except per share, per ounce and per pound amounts)
Significant after-tax adjustments were as follows:
Fourth quarter 2008: (i) a $111 ($0.24 per share, basic) loss on the impairment of marketable equity securities and other assets and (ii) a $18 ($0.04 per share, basic) loss on reclamation obligations at non-operating properties;
Third quarter 2008: (i) a $27 ($0.06 per share, basic) loss on the impairment of marketable equity securities and other assets; (ii) a $19 ($0.04 per share, basic) gain on the sale of exploration property; (iii) a $9 ($0.02 per share, basic) loss on reclamation obligations at non-operating properties;
Second quarter 2008: (i) a $41 ($0.09 per share, basic) loss on reclamation obligations at non-operating properties; (ii) a $34 ($0.08 per share, basic) loss on the impairment of marketable equity securities and (iii) a $5 ($0.01 per share, basic) loss related to the Western Australia gas interruption;
First quarter 2008: (i) a $22 ($0.04 per share, basic) loss on the impairment of marketable equity securities;
Fourth quarter 2007: (i) a $1,122 ($2.48 per share, basic) loss on the write-down of Exploration Segment goodwill; (ii) a $39 ($0.09 per share, basic) loss on the impairment of marketable securities and (iii) a $597 ($1.32 per share, basic) gain on the sale of royalty and other non-core assets;
Third quarter 2007: none;
Second quarter 2007: (i) a $1,665 ($3.69 per share, basic) loss on the write-down of Merchant Banking Goodwill; (ii) a $460 ($1.02 per share, basic) loss on the settlement of price-capped forward sales contracts; (iii) a $25 ($0.06 per share, basic) loss on a Batu Hijau noncontrolling interest loan repayment; (iv) an $11 ($0.02 per share, basic) loss on reclamation obligations at non-operating properties and (v) an $8 ($0.02 per share, basic) loss on the settlement of senior management retirement obligations;
First quarter 2007: (i) a $22 ($0.05 per share, basic) gain on exchange of securities and (ii) a $5 ($0.01 per share, basic) loss on the impairment of marketable securities;
NOTE 35 SUBSEQUENT EVENTS
On January 27, 2009, the Company entered into a definitive sale and purchase agreement with AngloGold Ashanti Australia Limited to acquire its 33.33% interest in the Boddington project in Western Australia. Upon expected completion of the acquisition, Newmont will own 100% of the project. Consideration for the acquisition consists of $750 payable in cash at closing, $240 payable in cash and/or Newmont common stock, at the Company’s option, in December 2009, and a royalty capped at $100, equal to 50% of the average realized operating margin (if any) exceeding $600 per ounce, payable on one-third of gold sales from Boddington. The valuation date for the transaction is January 1, 2009 and the transaction is expected to close in March 2009, subject to satisfaction or waiver of certain conditions and approvals.
On February 3, 2009, the Company completed a public offering of $518 convertible senior notes, including notes offered to cover over-allotments, maturing on February 15, 2012 for net proceeds of $504 after deducting the underwriters discount and estimated expenses of the offering. The notes will pay interest semi-annually at a rate of 3.00% per annum. The notes are convertible, at the holder’s option, equivalent to a conversion price of $46.25 per share of common stock.
On February 3, 2009, the Company completed a public offering of 34,500,000 shares of common stock, including shares offered to cover over-allotments, at a price of $37.00, for net proceeds of $1,233 after deducting the underwriters discount and estimated expenses of the offering. Such offerings were made pursuant to our automatic shelf registration statement on Form S-3. See Item 7, Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations - Shelf Registration Statement.